As filed with the Securities and Exchange Commission on January 15, 2016.

Registration No. 333-208342

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANKS, INC.

(Name of Registrant as specified in its charter)

Florida	6022	59-3606741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

42745 U.S. Highway 27,

Davenport,

Florida 33837

(863) 419-7750

(Address and telephone number of principal executive offices)

John C. Corbett

President and Chief Executive Officer

CenterState Banks, Inc.

42745 U.S. Highway 27,

Davenport,

Florida 33837

(863) 419-7750

(Name, address and telephone number of agent for service)

Copy to:

John P. Greeley, Esquire Smith Mackinnon, PA 255 South Orange Avenue, Suite 1200 Orlando, Florida 32801 Phone: (407) 843-7300; Facsimile (407) 843-2448	Peter G. Weinstock, Esquire Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 Phone: (214) 468-3395; Facsimile (214) 880-0011

Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, please an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Officer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2) (3)
Common Stock $.01 par value	(1) (2)	(1) (2)	$35,248,465	$3,549.53

(1)	Computed in accordance with Rule 457(f)(1) solely for the purpose of calculating the registration fee and based on the product of (i) $13.50 (the average of the high and low prices per share of the common stock of Community Bank of South Florida, Inc. (“CBKS”) as of November 19, 2015 as reported by OTC Market Group), and (ii) 5,149,521 (the maximum number of shares of CBKS common stock that may be cancelled and exchanged in the merger), less $34,270,069 (the approximate amount of cash to be paid by the Registrant for the CBKS common stock in the merger). Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares that may be issued as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum offering price, and the number of shares as may be issuable has been omitted.
(3)	Paid with the original filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION DATED JANUARY 15, 2016.

CENTERSTATE BANKS, INC.	COMMUNITY BANK OF SOUTH FLORIDA, INC.

Proxy Statement of Community Bank of South Florida, Inc./Prospectus of CenterState Banks, Inc.

Shares of CenterState Banks, Inc. Common Stock

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Community Bank of South Florida, Inc.:

Community Bank of South Florida, Inc. (“Community”) and CenterState Banks, Inc. (“CenterState”) have entered into a definitive merger agreement that provides for the combination of the two companies. Under the merger agreement, Community will merge with and into CenterState, with CenterState as the surviving company in the merger. Before the merger can be completed, Community shareholders must approve the merger agreement pursuant to Florida law. Holders of shares of Community common stock will vote to approve the merger agreement at a special meeting of shareholders to be held on February 25, 2016. No vote of CenterState shareholders is required to complete the merger. This document, which serves as Community’s proxy statement for the special meeting of its shareholders and as a prospectus for the shares of CenterState common stock to be issued in the merger to Community shareholders, gives you detailed information about the special meeting and the merger.

Under the terms of the merger agreement, Community shareholders will be entitled to receive for each share of Community common stock they hold, 0.9148 shares of CenterState common stock (the “Stock Consideration”). Holders of Community voting common stock will be provided an opportunity to elect to receive cash in lieu of receiving CenterState common stock in the merger, in accordance with the election procedures set forth in the merger agreement. Holders who elect to receive cash in lieu of exchanging their shares of Community for CenterState common stock are entitled to receive $13.31 (the “Cash Consideration”) for each Community share so converted. However, the aggregate number of Community shares that will be converted for Cash Consideration will be equal to, as nearly as practicable, but in no event will exceed 2,488,261 shares, and the aggregate per share Cash Consideration will be equal to, as nearly as practicable, but in no event will exceed $33,118,748.

Under the terms of the merger agreement, the total number of shares of Community common stock that will be converted into a right to receive cash will be equal to, as nearly as practicable, but will in no event exceed, 2,488,261 shares, and therefore the remaining shares of Community common stock outstanding will be converted into right to receive shares of CenterState common stock. Accordingly, elections by Community shareholders to receive a particular form of consideration, whether cash or shares of CenterState common stock, will be prorated as necessary to cause the aggregate mix of consideration issuable to Community shareholders in the merger to comply with the foregoing allocation.

Further, if both of the following events occur, then the board of directors of Community may terminate the merger agreement unless CenterState contributes sufficient additional stock consideration for the payment to Community shareholders to offset any reduction in the value of the stock consideration attributable to such decline:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time period prior to completion of the merger by $14.55 is less than 0.80, and

(ii)	the difference between: (a) the number obtained by dividing the NASDAQ Bank Index during the same period by $2,731.27 less (b) the number obtained in (i) above is greater than 0.15.

The following table sets forth the approximate dollar amount of the transaction and consideration being paid to acquire Community assuming no outstanding Community stock options are exercised and, conversely, assuming that all outstanding Community stock options are exercised:

	Cash consideration (1)	Stock consideration (2)	Total consideration
Assuming no options are exercised
Minimum shares - Community common stock	$33,118,748	$36,204,183	$69,322,931
Assuming all options are exercised
Maximum shares - Community common stock	$33,118,748	$38,721,333	$71,840,081

(1)	The cash consideration is fixed at $13.31 per share of Community common stock exchanged pursuant to the cash consideration election.
(2)	The stock consideration is equal to 0.9148 share of CenterState common share per share of Community common stock exchanged pursuant to the stock consideration election. The example in the table above is using the closing price of CenterState common stock on January 12, 2016 as reported by Nasdaq, which is equal to $14.55 per share. CenterState common stock trades on the Nasdaq Global Select Market under the ticker symbol CSFL. Each Community shareholder is encouraged to monitor the CenterState share price as reported by Nasdaq, as this value may potentially change on a day to day basis and, as such, the relative value of the stock consideration may be different from the cash consideration.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Because the value of CenterState’s stock is subject to fluctuation, the relative value of the stock consideration to be issued in the merger may be different than the cash consideration to be issued in the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Community common stock is traded over-the-counter (“OTC” Market Group) under the symbol “CBKS.”

The Merger cannot be completed unless all necessary regulatory approvals are obtained and the shareholders of Community approve the merger agreement. Community is asking its shareholders to consider and vote on the merger proposal at a special meeting of shareholders and on a proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement and FOR the adjournment proposal. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name” (i) the effect will be a vote against the merger agreement, and (ii) there will be no effect as to the adjournment proposal.

The Community board of directors has determined that the merger is fair to, and in the best interest of, Community and its shareholders and unanimously recommends that Community shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

You should read this entire proxy statement/prospectus, including the appendices and the documents incorporated herein by reference, carefully because it contains important information about the special meeting and the merger. In particular, you should read carefully the information set forth under “Risk Factors” beginning on page 17.

On behalf of the Community board of directors, thank you for your prompt attention to this important matter.

Sincerely,

Michael J. Marcus	Robert L. Epling
Michael J. Marcus	Robert L. Epling
Chairman of the Board	President and CEO
Community Bank of South Florida, Inc.	Community Bank of South Florida, Inc.

The shares of CenterState common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of CenterState or Community, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated January     , 2016, and is being first mailed to Community shareholders on or about January     , 2016.

COMMUNITY BANK OF SOUTH FLORIDA, INC.

28801 Southwest 157th Avenue

Homestead, Florida 33090

(305) 245-2211

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 25, 2016

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Community Bank of South Florida, Inc. (“Community”) will be held at the main office of Community at 28801 Southwest 157th Avenue, Homestead, Florida on February 25, 2016, at 5:00 p.m. local time, for the following purposes:

1.	Approve Agreement and Plan of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated October 5, 2015 (“merger agreement”) by and between Community and CenterState Banks, Inc. (“CenterState”) pursuant to which Community will merge with and into CenterState, with CenterState as the surviving company in the merger. You will find a copy of the merger agreement in Appendix A to this document.

2.	Adjourn or postpone the Special Meeting. To consider and vote upon any proposal of the Community board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

3.	Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on January 14, 2016 are entitled to notice of, and to vote at, the Special Meeting.

Holders of Community common stock who comply with the provisions of Florida law relating to appraisal rights applicable to the Merger are entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Appendix C to this document.

Your attention is directed to the attached proxy statement/prospectus.

You are cordially invited to attend the Special Meeting in person. Please vote, sign, date and return the enclosed proxy card in the self-addressed envelope as promptly as possible, even if you plan to attend the Special Meeting. No additional postage is required if mailed within the United States. If you choose to attend the Special Meeting, then you may vote your shares in person, even if you have previously signed and returned your proxy card. If you hold your Community shares through a bank, broker or other nominee (commonly referred to as held in “street name”), then you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from them. You may revoke your proxy at any time prior to the Special Meeting as specified in the accompanying proxy statement/prospectus.

The Community board of directors has determined that the merger is fair to, and in the best interest of, Community and its shareholders. The Community board of directors unanimously recommends that Community shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Community board of directors to adjourn or postpone the Special Meeting, if necessary.

By Order of the Board of Directors

Michael J. Marcus	Robert L. Epling

Michael J. Marcus	Robert L. Epling
Chairman of the Board	President and CEO

Homestead, Florida January     , 2016

YOUR VOTE IS VERY IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMUNITY COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

CenterState files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (“SEC”). You may read and copy any materials that CenterState files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, CenterState files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from CenterState by accessing CenterState’s website at www.centerstatebanks.com. Copies can also be obtained, free of charge, by directing a written request to:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attn: Corporate Secretary

CenterState has filed a Registration Statement on Form S-4 to register with the SEC the shares of CenterState common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s Public Reference Room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and CenterState or upon written request to CenterState at the address set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about CenterState that is not included in or delivered with this document, including incorporating by reference documents that CenterState has previously filed with the SEC. These documents contain important information about CenterState and its financial condition. See “Documents Incorporated by Reference.” These documents are available free of charge upon written request to CenterState at the address listed above.

To obtain timely delivery of these documents, you must request them no later than February     , 2016 in order to receive them before the Special Meeting of shareholders.

CenterState supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to CenterState, and Community supplied all information contained in this proxy statement/prospectus relating to Community.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to Community shareholders nor the issuance of CenterState common stock or the payment of cash by CenterState in the merger shall create any implication to the contrary.

i

ii

APPENDICES:

Appendix A —	Agreement and Plan of Merger dated October 5, 2015 by and between Community Bank of South Florida, Inc. and CenterState Banks, Inc.
Appendix B —	Opinion of Bank Advisory Group, LLC
Appendix C —	Provisions of Florida Business Corporation Act Relating to Appraisal Rights

No person has been authorized to give any information or make any representation about the merger or Community Bank of South Florida, Inc. or CenterState Banks, Inc. that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the Agreement and Plan of Merger dated October 5, 2015 entered into between CenterState Banks, Inc. (“CenterState”) and Community Bank of South Florida, Inc. (“Community”), which is referred to herein as the merger agreement and provides for the merger of Community with and into CenterState. Immediately thereafter, Community’s wholly owned subsidiary, Community Bank of Florida, Inc. (“Community Bank”) will be merged with and into CenterState’s wholly owned subsidiary, CenterState Bank of Florida N.A. (“CenterState Bank”), with CenterState Bank being the surviving subsidiary bank of CenterState. Under applicable law, the shareholders of Community must vote to approve merger agreement because Community will be merged out of existence, and Community shareholders receiving shares of CenterState common stock will become CenterState shareholders. In addition, Community shareholders are being asked to approve a proposal referred to as the Adjournment Proposal, providing for one or more adjournments of the Community Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient to approve the merger agreement at the time of the Special Meeting.

Q:	Why do CenterState and Community want to merge?

A:	We believe the combination of CenterState and Community will create one of the leading community banking franchises in the State of Florida. The Community board of directors has determined that the merger is fair to, and in the best interest of, Community and its shareholders, and unanimously recommends that Community shareholders vote for approval of the merger agreement. You should review the reasons for the merger described in greater detail under “The Merger — Community’s Reasons for the Merger; Recommendation of the Community Board of Directors” and “The Merger — CenterState’s Reasons for the Merger.”

Q:	What will I receive in the merger for my shares of Community common stock?

A:	Under the terms of the merger agreement, Community shareholders will be entitled to receive for each share of Community common stock they hold, 0.9148 shares of CenterState common stock. Holders of Community voting common stock will be provided an opportunity to elect to receive cash in lieu of receiving CenterState common stock in the merger, in accordance with the election procedures set forth in the merger agreement. Holders who elect to receive cash in lieu of exchanging their shares of Community for CenterState common stock are entitled to receive $13.31 for each Community share so converted. However, the aggregate number of Community shares that will be converted for cash consideration will be equal to, as nearly as practicable, but in no event will exceed 2,488,261 shares, and the aggregate cash consideration will be equal to, as nearly as practicable, but in no event will exceed $33,118,748.

If both of the following events occur, then the Board of Directors of Community may terminate the merger agreement unless CenterState contributes sufficient additional CenterState common stock for payment to Community shareholders to offset any reduction in the value of the stock consideration attributable to such decline:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time period prior to the completion of the merger by $14.55 is less than 0.80, and

(ii)

the difference between: (a) the number obtained by dividing the Final Nasdaq Bank Index Price by the Initial Nasdaq Bank Index Price less (b) the number obtained in (i) above, is greater than 0.15. The Final NASDAQ Bank Index Price means the average of the closing price of the Nasdaq Bank Index for 20 consecutive trading days ending on the trading day prior to the fifth calendar day before effectiveness of the merger. The Initial Nasdaq Index Price means the closing price of the Nasdaq Bank Index on the last trading day immediately preceding the October 5, 2015 date of the merger agreement (which was $2,731.27).

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Community common stock is traded over-the-counter (“OTC” Market Group) under the symbol “CBKS.”

Q:	How can I elect stock, cash or both?

A:	You may indicate a preference to receive CenterState common stock, cash or a combination of both in the merger by completing the stock/cash election form and letter and transmittal (“Election Form”) that you will receive under separate cover. You should carefully review the instructions that will be included with the Election Form. The deadline to make an election is 5:00 p.m. Eastern Time of the date before the Special Meeting of Community shareholders (or February 24, 2016).

Q:	How does the consideration proration work?

A:	Under the merger agreement, the number of shares of Community common stock to be converted into cash will equal, as closely as possible, but will in no event exceed, 2,488,261 shares. Therefore, the remaining shares of Community common stock outstanding will be converted into a right to receive shares of CenterState common stock. In the event that Community shareholders elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the predetermined allocation, all shareholders who elected to receive such form of a consideration will have their elections prorated according to a method selected by CenterState and Community to the extent necessary to cause the aggregate mix of consideration to equal, as nearly as practicable, the allocation set forth in the merger agreement. Accordingly, Community shareholders may receive a consideration mix that is different from the consideration that they elect to receive. See “The Merger Agreement — Proration Procedures” for further explanation.

Q:	What happens if I do not make an election?

A:	If you do not submit a properly completed and signed Form of Election by the election deadline, you will generally be deemed to have made an election to receive shares of CenterState common stock in the merger. However, shares of Community common stock for which no election has been made may instead be converted into a right to receive cash if the aggregate number of shares of Community common stock for which an election has been made to receive shares of CenterState common stock exceeds the maximum number of shares issuable in accordance with the allocation of consideration contemplated by the merger agreement.

Q:	Should I send my Certificates now?

A:	Yes. You should complete the Election Form that you will receive under separate cover to exchange your Community stock certificates for the merger consideration. Please send the Election Form and your stock certificates to Continental Stock Transfer and Trust Company, the exchange agent, in the envelope provided.

Q:	What will Community option holders receive in the merger?

A:	Community shall cause each option to purchase shares of Community Common Stock outstanding and unexercised immediately prior to the Effective Time to be terminated and to have the holders of such Community Stock Options deliver an agreement of such holders to such cancellation and termination of the Community Stock Options prior to the Effective Time.

Q.	What will happen to Community Bank following the merger?

A.	Immediately following the merger, Community Bank will be merged with and into CenterState Bank.

Q:	Does the Community board of directors support the merger?

A:	Yes. The Community board of directors has determined that the merger is fair to, and in the best interest of, its shareholders and unanimously recommends that shareholders vote for approval and adoption of the merger agreement. In that regard, Community’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 663,151 shares of Community common stock, representing approximately 13.33% of the outstanding shares of Community common stock entitled to vote at the Special Meeting, are subject to these shareholder voting agreements.

Q:	When and where is the Special Meeting of Community shareholders?

A:	The Community Special Meeting will take place on February 25, 2016, at 5:00 p.m., local time, at the main office of Community at 28801 Southwest 157th Avenue, Homestead, Florida.

Q:	Who can vote at the Special Meeting of Community shareholders?

A:	You can vote at the Special Meeting if you own shares of Community common stock at the close of business on January 14, 2016. As of the close of business on that date, approximately 4,976,521 shares of Community common stock were outstanding.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Community common stock outstanding on the record date. Shareholders will have one vote for each share of Community common stock owned by them.

Q:	What do I need to do now?

A:	Just indicate on your proxy card how you want to vote. Sign and return the proxy card in the enclosed prepaid return envelope marked “Proxy” as soon as possible, so that your shares may be represented and voted at the Special Meeting to be held on February 25, 2016.

Q:	What if I do not vote?

A:	If you do not vote, it (i) will have the same effect as voting your shares against the merger, and (ii) will have no effect on the Adjournment Proposal.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:

Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Corporate Secretary of Community, stating that you would like to revoke your proxy.

Second, you may complete and submit a new proxy card. Third, you may attend the Special Meeting and vote in person. Simply attending the Special Meeting, however, will not revoke your proxy.

Q:	When do you expect the merger to be completed?

A:	We expect the merger to be completed in the first quarter of 2016. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Community must approve the merger agreement, we must obtain the banking regulatory approvals that are necessary to complete the merger, and other conditions must be satisfied. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	Can I exercise dissenters’ rights in connection with the merger?

A:	Yes. If you want to exercise appraisal rights and receive fair value of shares of Community common stock in cash instead of the merger consideration, then you must file a written objection with Community prior to the Special Meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the Special Meeting, as described in Appendix C to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. See “The Merger — Appraisal Rights for Community Shareholders.”

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:	Community shareholders should contact Robert L. Epling, at Community Bank of South Florida, Inc., 28801 Southwest 157th Avenue, Homestead, Florida 33090; telephone (305) 245-2211.

SUMMARY

This following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Community Bank of South Florida, Inc. (“Community”) and CenterState Banks, Inc. (“CenterState”) encourage you to read the merger agreement because it is the legal document that governs the merger.

Information regarding CenterState and Community

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

(863) 419-7750

CenterState Banks, Inc. (“CenterState”) is a registered financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and owns all the outstanding shares of CenterState Bank of Florida, N.A. (“CenterState Bank”) and R4ALL, Inc. (“R4ALL”) a non-bank subsidiary formed to acquire and dispose of troubled assets from CenterState Bank. Headquartered in Davenport, Florida between Orlando and Tampa, CenterState provides a range of consumer and commercial banking services to individuals, businesses and industries through its 57 bank branch network located within 20 counties throughout central and northeast Florida. In addition to providing traditional deposit and lending products and services to commercial and retail customers through its 57 locations, CenterState also operate a correspondent banking and bond sales division. At September 30, 2015, CenterState’s primary asset was its ownership of 100% of the stock of its subsidiary bank. At September 30, 2015, CenterState had total consolidated assets of $3.9 billion, total consolidated loans of $2.6 billion, total consolidated deposits of $3.2 billion, and total consolidated shareholders’ equity of $480 million.

Community Bank of South Florida, Inc.

28801 Southwest 157th Avenue

Homestead, Florida 33090

(305) 245-2211

Community Bank of South Florida, Inc. (“Community”) was incorporated under the laws of the State of Florida in 1973 and is a registered bank holding company under the BHC Act, and owns all of the outstanding shares of its only subsidiary, Community Bank. Community operates as a one-bank holding company and its only business activity is the operation of its wholly owned subsidiary bank, Community Bank. Community Bank is a state chartered commercial bank that is engaged in general commercial banking activities and provides a variety of related financial products and services through its 11 branch banking locations in South and Central Florida. On February 2, 2012, Community Bank entered into a Consent Order (the “Order”) with the Federal Deposit Insurance Corporation (“FDIC”) and the Florida Office of Financial Regulation (“OFR”) to enhance certain aspects of Community Bank’s operations. This Order places certain limitations and established required benchmarks which Community Bank needs to attain within predetermined target dates. The Order requires among other things, that Community Bank maintain an 8% Tier 1 Capital and 12% Total Risk Based Capital ratio and submit a written plan to the FDIC and OFR to reduce classified assets. As of September 30, 2015, Community Bank was in compliance with the prescribed capital ratio requirements. At September 30, 2015, Community had total consolidated assets of $486 million, total consolidated loans, net of allowance for loan losses, of $329 million and total consolidated deposits of $438 million. Total common shareholders’ equity at September 30, 2015 was $46 million.

Pending Acquisition of Hometown of Homestead Banking Company

On October 27, 2015, CenterState and Hometown of Homestead Banking Company (“HBC”) announced the signing of a definitive agreement for CenterState to acquire HBC, the holding company of Homestead-based 1st National Bank of South Florida. The transaction was approved by the boards of directors of each of CenterState and HBC and is expected to close in the first quarter of 2016. Completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals and approval of HBC’s shareholders. Under the terms of the agreement, holders of HBC common stock will receive $1.25 in cash for each share of HBC common stock, which equates to an aggregate transaction value of approximately $19.1 million.

At September 30, 2015, HBC had total consolidated assets of approximately $347.5 million, total consolidated loans, net of allowance for loan losses, of approximately $203.9 million, and total consolidated deposits of approximately $281.0 million. HBC’s total common shareholders’ equity at September 30, 2015 was approximately $17.1 million.

The Merger (see page 33)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Community will merge with and into CenterState, with CenterState as the surviving company in the merger. It is expected that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Community Bank will merge into CenterState Bank, with CenterState Bank as the surviving bank of such merger. We refer to the merger of CenterState Bank and Community Bank as the “bank merger.”

Closing and Effective Time of the Merger (see page 57)

The closing date is expected to occur during the first quarter of 2016. Simultaneously with the closing of the merger, CenterState will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

Merger Consideration (see page 58)

Under the terms of the merger agreement, Community shareholders will be entitled to receive for each share of Community common stock they hold, 0.9148 shares of CenterState common stock. Holders of Community voting common stock will be provided an opportunity to elect to receive cash consideration in lieu of receiving CenterState common stock in the Merger, in accordance with the election procedures set forth in the merger agreement. Holders who elect to receive cash in lieu of exchanging their shares of Community for CenterState common stock are entitled to receive $13.31 for each Community share so converted. However, the aggregate number of Community shares that will be converted for cash consideration will be equal to, as nearly as practicable, but in no event will exceed 2,488,261 shares, and the aggregate cash consideration will be equal to, as nearly as practicable, but in no event will exceed $33,118,748. Accordingly, elections by Community to receive a particular form of consideration, whether cash or shares of CenterState common stock will be prorated as necessary to cause the aggregate mix of consideration issuable to Community shareholders in the merger to comply with the foregoing allocation. Any shares of Community common stock for which no valid election has been made will be converted into the right to receive shares of CenterState common stock; provided, however, that such shares of Community common stock may instead be converted into a right to receive cash at the aggregate number of shares of Community common stock for which no election have been made to receive shares of CenterState common stock exceeds the maximum number of shares issuable in accordance with the consideration allocation contemplated by the merger agreement.

If both of the following events occur, then the Board of Directors of Community may terminate the merger agreement unless CenterState contributes sufficient additional stock consideration for the payment to Community shareholders to offset any reduction in the value of the stock consideration attributable to such decline:

(i)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time period prior to the completion of the merger by $14.55 is less than 0.80, and

(ii)	the difference between: (a) the number obtained by dividing the Final Nasdaq Bank Index Price by the Initial Nasdaq Bank Index Price less (b) the number obtained in (i) above, is greater than 0.15.

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock. The CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Community common stock is traded over-the-counter (“OTC” Market Group) under the symbol “CBKS.”

No fractional shares of CenterState common stock will be issued in the merger. Instead, CenterState will make a cash payment without interest to each Community shareholder who would otherwise receive a fractional share of CenterState common stock in an amount determined by multiplying the fraction of a share of CenterState common stock otherwise issuable by the average closing sales price for the CenterState common stock during a specified period prior to completion of the merger. The amount of cash available for cash payments in lieu of fractional shares will not be affected by the cash limitation described above, nor will the amount of cash payable pursuant to cash elections be affected by cash payments in lieu of fractional shares.

Dollar Amount of the Merger and Consideration Being Paid to Acquire Community (see page 59)

The following table sets forth the approximate dollar amount of the transaction and consideration being paid to acquire Community assuming no outstanding Community stock options are exercised and, conversely, assuming that all outstanding Community stock options are exercised:

	Cash consideration (1)	Stock consideration (2)	Total consideration
Assuming no options are exercised
Minimum shares — Community common stock	$33,118,748	$36,204,183	$69,322,931

Assuming all options are exercised
Maximum shares — Community common stock	$33,118,748	$38,721,333	$71,840,081

(1)	The cash consideration is fixed at $13.31 per share of Community common stock exchanged pursuant to the cash consideration election.
(2)	The stock consideration is equal to 0.9148 share of CenterState common share per share of Community common stock exchanged pursuant to the stock consideration election. The example in the table above is using the closing price of CenterState common stock on January 12, 2016 as reported by Nasdaq, which is equal to $14.55 per share. CenterState common stock trades on the Nasdaq Global Select Market under the ticker symbol CSFL. Each Community shareholder is encouraged to monitor the CenterState share price as reported by Nasdaq, as this value may potentially change on a day to day basis and, as such, the relative value of the stock consideration may be different from the cash consideration.

Cash and Stock Elections (see page 59)

An Election Form will be provided to Community shareholders under separate cover, and Community shareholders should carefully review and follow the instructions that will be included with the Election Form. The deadline to make an election and return the Election Form along with the Community stock certificates will be 5:00 p.m. Eastern Time on the day before the Special Meeting of Community shareholders (or February 24, 2016). In the event that Community shareholders elect to receive, in the aggregate, a particular form of consideration in an amount that exceeds the predetermined allocation, all shareholders who elected to receive such form of consideration will have their elections prorated as necessary to cause the aggregate mix of consideration to equal, as nearly as practicable, the allocation set forth in the merger agreement. Accordingly, Community shareholders may receive a consideration mix that is different from the consideration that they elect to receive.

Equivalent Community Per Share Value

CenterState common stock trades on the Nasdaq Global Select Market under the symbol “CSFL.” The Community common stock is traded over-the-counter (“OTC” Market Group) under the symbol “CBKS.” The following table presents the closing price of CenterState common stock on October 5, 2015, the last trading day before the date of the public announcement of the merger agreement, and January 12, 2016, a date shortly before the date of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Community common stock on those dates, calculated by multiplying the closing sales price of CenterState common stock on those dates by 0.9148.

Date	CenterState closing sale price	Equivalent Community per share value
October 5, 2015	$15.00	$13.72
January 12, 2016	$14.55	$13.31

The value of the shares of CenterState common stock to be issued in the merger will fluctuate between now and the closing date of the merger. You should obtain current sale prices for the CenterState common stock.

Surrender of Stock Certificates (see page 63)

Promptly after the effective time of the merger, CenterState’s exchange agent, Continental Stock Transfer and Trust Company, will mail to each holder of record of Community common stock (other than a holder of dissenting shares) a letter of transmittal and instructions for the surrender of the holder’s Community stock certificate(s) for the merger consideration (including cash in lieu of any fractional CenterState shares) and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificate until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 50)

It is expected that the merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). As a tax-free reorganization, the holders of shares of Community common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares in the merger, except to the extent of the total Cash Consideration and cash in lieu of any fractional shares of CenterState common stock. The U.S. federal income tax consequences described above may not apply to all holders of Community common stock. Tax matters are very complicated and the consequences of the merger to any particular Community shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page 53 and Appendix C to this proxy statement/prospectus)

Under Florida law, Community shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Community common stock instead of receiving the merger consideration. To exercise appraisal rights, Community shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (“FBCA”), which include filing a written objection with Community prior to the Special Meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement.

Opinion of Bank Advisory Group, LLC (see page 41 and Appendix B to this proxy statement/prospectus)

On October 1, 2015, Bank Advisory Group, LLC (“Bank Advisory Group”) provided the Community board of directors with a written opinion regarding the fairness of the merger consideration to be received by Community shareholders from a financial point of view.

The Bank Advisory Group opinion was directed to the Community board of directors and relates only to the fairness of the merger consideration to be received by Community shareholders, from a financial point of view. Bank Advisory Group opinion does not address any other aspect of the merger and is not a recommendation to any Community shareholder as to how such shareholder should vote at the Special Meeting.

The full text of the Bank Advisory Group’s October 1, 2015 opinion is included as Appendix B to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Bank Advisory Group in rendering its opinion. The description of the opinion is qualified in its entirety by reference to the opinion. Community shareholders are urged to read the entire opinion carefully in connection with their consideration of the merger agreement.

Recommendation of the Community Board of Directors (see page 37)

The Community board of directors has determined that the merger is fair, and in the best interests of, Community and its shareholders and unanimously recommends that Community shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

In determining whether to approve the merger agreement, the Community board of directors consulted with certain of its senior management and with its legal and financial advisors. In arriving at its determination, the Community board of directors also considered the factors described under “The Merger — Community’s Reasons for the Merger; Recommendation of the Community Board of Directors.”

Interests of Community Directors and Executive Officers in the Merger (see page 56)

Some of the executive officers and directors of Community have interests in the merger that are in addition to, or different from, the interests of Community’s shareholders generally. These interests include the following:

Robert L. Epling (President and Chief Executive Officer of Community) has entered into a one year employment agreement with CenterState’s subsidiary bank, CenterState Bank, to be effective upon the closing of the merger. Pursuant to this employment agreement, Mr. Epling will become a Senior Vice President and Community President of CenterState Bank, with an annual base salary of $297,000. Pursuant to the agreement, he will be entitled to receive a lump sum severance payment for termination of employment without cause or termination with good reason equal to the then base salary for the remainder of the employment term.

Mr. Epling’s employment agreement includes non-solicitation and non-compete restrictions for a period of 18 months immediately after the termination of his employment with CenterState Bank regardless of the reason within a restricted territory covering Miami-Dade, Monroe and contiguous Counties in Florida.

Community’s directors and executive officers will be entitled to indemnification by CenterState with respect to claims arising from matters occurring at or prior to the effective time of the merger and to coverage under a directors’ and officers’ liability insurance policy for six years after the merger.

The Community board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Treatment of Community Stock Options (see page 64)

Community will cause each option to purchase shares of Community common stock outstanding and unexercised immediately prior to the Effective Time to be terminated and to have the holders of such Community Stock options deliver an agreement of such holders to such cancellation and termination of the Community Stock options prior to the Effective Time.

Regulatory Approvals (see page 52)

Under federal law, the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve and the OCC. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger —Conditions to Completion of the Merger.”

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. We make no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. We make no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Community or Community Bank, that would increase any of the minimum regulatory capital requirements of CenterState following the merger or of CenterState Bank following the bank merger. It is a condition to CenterState’s obligation to complete the merger that no such regulatory condition be imposed. See “The Merger Agreement — Conditions to Completion of the Merger.”

Conditions to Completion of the Merger (see page 72)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

•	the approval of the merger agreement by Community shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”);

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•	the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, without any condition that would reasonably be expected to constitute a material adverse effect on CenterState or CenterState Bank, or increase any of the minimum regulatory capital requirements of CenterState following the merger or CenterState Bank following the bank merger, and the expiration of all statutory waiting periods;

•	accuracy, generally in all material respects, of CenterState’s and Community’s respective representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement);

•	performance in all material respects by CenterState and Community of their respective obligations under the merger agreement; and

•	as a condition to CenterState’s obligation to complete the merger, (i) the dissenting shares constituting less than 5% of the outstanding shares of Community’s common stock, (ii) that the consummation of the merger will not trigger any “excess parachute payment” under the Internal Revenue Code, (iii) all change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation arrangements between Community and/or Community Bank and any officer, director or employee shall be amended or terminated as of the effective time of the merger, and (iv) there shall have been no event which would have a material adverse effect on Community.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 70)

Community has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than CenterState, and to certain related matters. The merger agreement does not, however, prohibit Community from considering prior to the Special Meeting an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 73)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Community shareholders:

•	by mutual written consent of CenterState and Community;

•	by either CenterState or Community, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either CenterState or Community, if the merger has not been completed by July 1, 2016, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•

by either CenterState or Community, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within 30 days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by CenterState, if (i) the Community board of directors fails to recommend that the Community shareholders approve the merger agreement or withdraws or modifies, in a manner adverse to CenterState, such recommendation or makes, or causes to be made, any third party or public communication proposing or announcing an intention to withdraw or modify, in any manner adverse to CenterState, such recommendation (referred to as a “change in recommendation”), or (ii) Community materially breaches any of the provisions of the merger agreement relating to third party proposals;

•	by Community, prior to obtaining the approval of the merger agreement by the Community shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals (provided that Community has not materially breached any such provisions and pays CenterState the required termination fee);

•	by either CenterState or Community, if the Community shareholders fail to approve the merger agreement at a duly held meeting of Community shareholders or any adjournment or postponement thereof; and

•	by Community, if both of the following conditions are satisfied:

(a)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time period prior to the completion of the merger by $14.55 is less than 0.80, and

(b)	the difference between: (a) the number obtained by dividing the Final Nasdaq Bank Index Price by the Initial Nasdaq Bank Index Price less (b) the number obtained in (i) above, is greater than 0.15;

and Community complies with the following. First, Community must elect to terminate the merger agreement within two days after the Determination Date. If Community elects to exercise its termination right, it must give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period). During the two-day period commencing with its receipt of such notice, CenterState has the option to increase the per share stock consideration by adjusting it (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of $14.55, 0.80 and the per share stock consideration by (B) the Average Closing Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the per share stock consideration by (B) the CenterState Ratio. If CenterState so elects within such two-day period, it must give prompt written notice to Community of such election and the amount of the increase in the per share stock consideration computed with reference to the Average Closing Price, whereupon no termination will have occurred and the merger agreement will remain in effect in accordance with its terms (except as the payment of such shares of CenterState common stock to holders of Community common stock).

For purposes of this termination provision of the merger agreement, the following terms have the meanings indicated:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Average Closing Price” means the Average VWAP of the CenterState common stock over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” means the number obtained by dividing the Average Closing Price by $14.55.

“Determination Date” means the fifth calendar day immediately prior to effectiveness of the merger, or if such calendar day is not a trading day on the Nasdaq Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” means the average of the Index Prices for the 20 consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Index Price” means the closing price of the Index Group on any applicable date.

“Index Ratio” means the number obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” shall mean the closing price of the Index Group on the last trading day immediately preceding the date of the merger agreement, which was $2,731.27.

“Trading Day” means any day on which the Nasdaq Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of CenterState common stock.

Termination Fee (see page 75)

Community must pay CenterState a termination fee of $2.5 million:

•	if the merger agreement is terminated by CenterState because the Community board of directors did not recommend that the Community shareholders approve the merger agreement or made a change in recommendation, or because Community materially breaches certain of the provisions of the merger agreement relating to third party proposals;

•	if the merger agreement is terminated by Community, prior to obtaining approval of the merger agreement by the Community shareholders, in order to enter into an agreement relating to a superior proposal; or

•	if the merger agreement is terminated by CenterState or Community because the Community shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced acquisition proposal (as defined in the merger agreement) and, within six months of such termination, Community or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal.

Nasdaq Listing (see page 68)

CenterState will use its commercially reasonable best efforts to cause the shares of CenterState common stock to be issued to the holders of Community common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 52)

CenterState will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Community Special Meeting (see page 29)

The Special Meeting of Community shareholders will be held on February 25, 2016, at 5:00 p.m., local time, at its corporate headquarters, located at 28801 Southwest 157th Avenue, Homestead, Florida. At the Special Meeting, Community shareholders will be asked to vote on:

•	the proposal to approve the merger agreement;

•	any proposal of the Community board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement; and

•	any other matters as may properly be brought before the Special Meeting or any adjournment or postponement of the Special Meeting.

You can vote at the Special Meeting if you owned Community common stock as of the close of business on January 14, 2016. On that date, there were an aggregate of 4,976,521 shares of Community common stock outstanding and entitled to vote, approximately 14.08% of which were owned and entitled to be voted by Community directors and executive officers and their affiliates. As of the record date, neither CenterState nor any of its directors or executive officers owned or had the right to vote any of the outstanding shares of Community common stock. You can cast one vote for each share of Community common stock you owned on that date.

In order to approve the merger agreement, the holders of at least a majority of the outstanding shares of Community common stock entitled to vote, and voting together as a single class, must vote in favor of doing so. Community’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 663,151 shares of Community common stock, representing approximately 13.33% of the outstanding shares of Community common stock entitled to vote at the Special Meeting, are subject to these shareholder voting agreements.

Restrictions on Resales (see page 57)

All shares of CenterState common stock received by Community shareholders in the merger will be freely tradable, except that shares of CenterState received by persons who become affiliates of CenterState for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Market Prices and Dividend Information (see page 27)

CenterState

CenterState common stock is traded on the Nasdaq Global Select Market under the symbol “CSFL.” The Community common stock is traded over-the-counter (“OTC” Market Group) under the symbol “CBKS.” The following table sets forth the reported high and low sales prices of shares of CenterState common stock and the quarterly cash dividends per share of CenterState common stock declared, in each case for the periods indicated. Community has not paid cash dividends on the Community common stock. The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	CenterState Common Stock
	High	Low	Dividends
2016
First Quarter (through January 12, 2016)	$15.72	$14.32	—

2015
First Quarter	$12.35	$10.94	$0.01
Second Quarter	$13.98	$11.70	$0.02
Third Quarter	$15.00	$12.20	$0.02
Fourth Quarter	$16.24	$14.25	$0.02

2014
First Quarter	$11.65	$9.87	$0.01
Second Quarter	$11.60	$10.28	$0.01
Third Quarter	$11.60	$10.03	$0.01
Fourth Quarter	$12.00	$10.10	$0.01

The holders of CenterState common stock receive dividends if and when declared by the CenterState board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. As of January 12, 2016, there were 45,500,488 shares of CenterState common stock outstanding and owned by approximately 1,053 registered shareholders of record. Registered shareholders are defined as those shareholders who hold a valid paper CenterState stock certificate. The stock for all other CenterState shareholders are beneficially held for them by a bank, broker or other nominee, commonly referred to as held in “street name.” Approximately 75% of CenterState’s total common shares outstanding are owned by institutional investors, as reported by SNL Financial LC. CenterState’s top ten institutional investors own approximately 44% of its outstanding stock.

Community

Community common stock is traded over-the-counter (“OTC” Market Group) under the symbol “CBKS.” The following table sets forth the reported high and low sales prices of shares of Community common stock and the quarterly cash dividends per share of Community common stock declared, in each case for the periods indicated. The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Community Common Stock
	High	Low	Dividends
2016
First Quarter (through January 12, 2016)	$13.60	$13.30	—

2015
First Quarter	$7.50	$6.50	—
Second Quarter	$9.00	$7.30	—
Third Quarter	$8.00	$7.50	—
Fourth Quarter	$15.00	$7.95	—

2014
First Quarter	$6.50	$5.28	—
Second Quarter	$7.00	$5.50	—
Third Quarter	$7.50	$5.05	—
Fourth Quarter	$7.37	$6.40	—

The holders of Community common stock receive dividends if and when declared by the Community board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws. Community has not paid cash dividends on the Community common stock. As of September 30, 2015, there were 4,976,521 shares of Community common stock outstanding and owned by approximately 554 registered shareholders of record. Registered shareholders are defined as those shareholders who hold a valid paper Community stock certificate. The stock for all other Community shareholders are beneficially held for them by a bank, broker or other nominee, commonly referred to as held in “street name.”

Comparative Rights of CenterState Shareholders and Community Shareholders (Page 83)

Community shareholders, whose rights are currently governed by the Community’s articles of incorporation, the Community’s bylaws and Florida law, will, upon completion of the merger, become shareholders of CenterState and their rights will be governed by the CenterState’s articles of incorporation, the CenterState’s bylaws, and Florida law. The material differences between the rights of shareholders of CenterState and Community are (i) CenterState has 5,000,000 shares of preferred stock that it can issue from time to time, as compared to no shares of preferred stock that Community can issue, (ii) CenterState has a director nomination policy providing a process form CenterState shareholders to nominate directors to the CenterState board and Community’s articles of incorporation and bylaws do not provide for any such process, and (iii) holders of at least one-third of CenterState’s shares may call a Special Meeting of CenterState shareholders as compared Community’s requirement of holders of a majority of the Community shares.

RISK FACTORS

In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and the matters addressed under “Forward-Looking Statements,” Community shareholders should consider the matters described below carefully in determining whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in CenterState’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are incorporated by reference. Community shareholders should read and consider those Risk Factors in addition to the Risk Factors listed below.

Because the sale price of the CenterState common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.

Under the terms of the merger agreement, each share of Community common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive either 0.9148 shares of CenterState common stock or $13.31 in cash, subject to certain limitations. The value of the shares of CenterState common stock to be issued to Community shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of CenterState and Community. We make no assurances as to whether or when the merger will be completed. Community shareholders should obtain current sale prices for shares of CenterState common stock before voting their shares of Community common stock at the Special Meeting and before submitting the Election Form indicating the type of merger consideration they wish to receive.

CenterState may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, CenterState’s ability to realize anticipated cost savings and to combine the businesses of CenterState and Community in a manner that does not materially disrupt the existing customer relationships of either CenterState or Community or result in decreased revenues from customers of either of them. If CenterState is not able to successfully achieve these objectives, then the anticipated benefits of the merger may not be realized fully, if at all, or may take longer to realize than expected.

CenterState and Community have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of either CenterState’s or Community’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of CenterState or Community to maintain relationships with their respective clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts by CenterState and Community will also divert management attention and resources. These integration matters could have an adverse effect on each of CenterState and Community during the transition period and on the combined company following completion of the merger.

The termination fees and the restrictions on third party proposals set forth in the merger agreement may discourage others from trying to acquire Community.

Until the completion of the merger, with some exceptions, Community is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a proposal to acquire Community, such as a merger or other business combination transaction, with any person other than CenterState. In addition, Community has agreed to pay to CenterState in certain circumstances a termination fee equal to $2.5 million. These provisions could discourage other companies from trying to acquire Community even though those other companies might be willing to offer greater value to Community shareholders than CenterState has offered in the merger. The payment of any termination fee could also have a material adverse effect on Community’s financial condition. See “The Merger Agreement — Third Party Proposal,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee.”

If (a) the average closing price of CenterState common stock divided by $14.55 is less than 0.80 and (b) the Index Ratio minus the CenterState Ratio is greater than 0.15, Community has the right to terminate the merger agreement and the merger would not occur.

If (a) the average closing price of CenterState common stock divided by $14.55 is less than 0.80 and (b) the Index Ratio minus the CenterState Ratio is greater than 0.15, CenterState has the discretion, but not the obligation, to increase the merger consideration by increasing the Per Share Stock Consideration. If CenterState elects not to increase the merger consideration, Community may terminate the merger agreement.

As a result, even if Community shareholders approve the merger agreement, the merger may ultimately not be completed. Although the CenterState board of directors has the ability to increase the merger consideration and Community’s board of directors has the power to choose not to terminate the merger agreement and proceed with the merger if CenterState does not increase the merger consideration, there is no obligation of either board to exercise such power.

The opinion that Community has obtained from Bank Advisory Group has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

The opinion issued to the Community board of directors by Bank Advisory Group, financial advisor to Community, with respect to the fairness of the merger consideration to be received by Community shareholders, from a financial point of view, speaks only as of October 1, 2015. Changes in the operations and prospects of CenterState or Community, general market and economic conditions and other factors which may be beyond the control of CenterState and Community, and on which the opinion was based, may have altered the value of CenterState or Community or the sale prices of shares of CenterState common stock as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Bank Advisory Group does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. Because Community does not currently anticipate asking Bank Advisory Group to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The Community board of directors’ recommendation that Community shareholders vote for approval of the merger agreement, however, is made as of the date of this proxy statement/prospectus. See “Agreement and Plan of Merger — Opinion” and Appendix B to this proxy statement/prospectus.

The merger and the bank merger are subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on CenterState.

Before the merger and the bank merger can be completed, various approvals or consents must be obtained from bank regulatory authorities. These authorities may impose conditions on the completion of the merger or the bank merger or require changes to their terms. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or the bank merger, or imposing additional costs on or limiting the revenues of CenterState following the merger, any of which might have a material adverse effect on CenterState following the merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected. See “The Merger Agreement — Conditions to Completion of the Merger.”

The merger is expected to qualify as a tax-free “reorganization” within the meaning of the Code.

It is currently expected the merger will qualify as a tax-free “reorganization” within the meaning of the Code. If the merger does not qualify as a tax-free reorganization, then the holders of shares of Community common stock would recognize any gain with respect to the entire consideration received in the merger, including the per share stock consideration received. Tax matters are very complicated and the consequences of the merger to any particular Community shareholder will depend on that shareholder’s particular facts and circumstances. You should consult your own tax advisor to determine the particular tax consequences of the merger to you.

CenterState and Community may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of CenterState and Community to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of CenterState and Community, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of CenterState and Community may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies are necessary. CenterState and Community, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with completing the merger and combining the businesses, operations, networks, systems, technologies, policies and procedures of CenterState and Community. Although CenterState and Community have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger. In addition, prior to completion of the merger, each of Community and CenterState will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, CenterState and Community would have to recognize these expenses without realizing the anticipated benefits of the merger.

CenterState and Community shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

CenterState shareholders currently have the right to vote in the election of the board of directors of CenterState and on other matters affecting CenterState. Community shareholders currently have the right to vote in the election of the board of directors of Community and on other matters affecting Community. Upon the completion of the merger, each party’s shareholders will be a shareholder of CenterState with a percentage ownership of CenterState that is smaller than such shareholder’s current percentage ownership of CenterState or Community, as applicable. It is currently expected that the former shareholders of Community as a group will receive shares in the merger constituting approximately 4.9% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, Community and CenterState shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of CenterState or Community, as applicable.

Shares of CenterState common stock to be received by Community shareholders as a result of the merger will have rights different from the shares of Community common stock.

Upon completion of the merger, the rights of former Community shareholders will be governed by the article of incorporation and bylaws of CenterState. The rights associated with Community common stock are different from the rights associated with CenterState common stock, although both companies are organized under Florida law. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with CenterState common stock.

CenterState and Community will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Community and CenterState. These uncertainties may impair CenterState’s or Community’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

CenterState and Community have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on the party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” for a description of the restrictive covenants applicable to Community and CenterState.

Failure of the merger to be consummated, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact CenterState and Community.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of the each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Community’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Community shareholders.

Executive officers of Community negotiated the terms of the merger agreement with CenterState, and the Community board of directors unanimously approved and recommended that Community shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Community executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Community shareholders generally. See “The Merger Agreement — Interests of Community Executive Officers and Directors in the Merger” for information about these financial interests.

Future capital needs could result in dilution of shareholder investment.

CenterState’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of CenterState’s common stock. New investors may also have rights, preferences and privileges senior to CenterState’s shareholders which may adversely impact its shareholders.

The trading volume in CenterState’s common stock and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock.

CenterState cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. CenterState therefore can give no assurance that sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.

CenterState’s ability to pay dividends is limited and it may be unable to pay future dividends.

During the last two fiscal quarters, CenterState has paid cash dividends of $0.02 per common share, and during the preceding ten fiscal quarters has paid cash dividends of $0.01 per common share. CenterState’s ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of CenterState’s subsidiary bank to pay dividends to it is limited by its obligations to maintain sufficient capital and by other general restrictions on its dividends that are applicable to national banks that are regulated by the OCC. If CenterState does not satisfy these regulatory requirements, it will be unable to pay dividends on its common stock.

Holders of CenterState’s junior subordinated debentures have rights that are senior to those of its common shareholders.

CenterState has helped support its continued growth through the issuance of, and the acquisition of, through prior mergers, trust preferred securities from special purpose trusts and accompanying junior subordinated debentures. At September 30, 2015, CenterState had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $27.5 million. Payments of the principal and interest on these debt instruments are conditionally guaranteed by it. Further, the accompanying junior subordinated debentures CenterState issued to the special purpose trusts are senior to CenterState’s shares of common stock. As a result, CenterState must make payments on the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of CenterState’s bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on CenterState’s common stock. CenterState has the right to defer distributions on its junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on its common stock.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included in, or incorporated by reference into, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of CenterState’s and Community’s managements, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond CenterState’s and Community’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of CenterState with the SEC that are incorporated by reference into this proxy statement/prospectus, as well as the following:

•	the merger may not be completed when expected because the requisite regulatory approvals for the merger, and/or the approval of the merger agreement by Community shareholders, might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the sale price for the CenterState common stock could decline, before the completion of the merger, including as a result of the financial performance of Community, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which CenterState and Community operate;

•	Community’s business may not be integrated into CenterState’s business successfully, or such integration may take longer to accomplish than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

•	management time and effort may be diverted to the resolution of merger-related issues.

Because these forward-looking statements are subject to assumptions and uncertainties, CenterState’s and Community’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to CenterState or Community or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Forward-Looking Statements.” CenterState and Community undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CENTERSTATE

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2014, 2013, 2012, 2011 and 2010 is derived from the audited consolidated financial statements of CenterState. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2015 and 2014, is derived from the unaudited consolidated financial statements of CenterState and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of CenterState’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2015, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2015 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s audited consolidated financial statements and accompanying notes included in CenterState’s Annual Report on Form 10-K for the twelve months ended December 31, 2014; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and CenterState’s unaudited consolidated financial statements and accompanying notes included in CenterState’s Quarterly Report on Form 10-Q for the nine months and three months ended September 30, 2015, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by Reference.”

(amounts are in thousands, except ratios, per share data, banking locations and FTEs)

	(unaudited)
	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
SUMMARY OF OPERATIONS:
Total interest income	$121,222	$100,208	$138,227	$100,378	$94,950	$82,243	$74,580
Total interest expense	(5,467)	(5,508)	(7,356)	(5,885)	(8,481)	(12,207)	(16,742)
Net interest income	115,755	94,700	130,871	94,493	86,469	70,036	57,838
Provision for loan losses	(3,950)	(808)	(826)	76	(9,220)	(45,991)	(29,624)
Net interest income after provision for loan losses	111,805	93,892	130,045	94,569	77,249	24,045	28,214
Non-interest income	22,952	22,265	30,523	29,639	26,333	17,102	13,229
Income from correspondent banking and bond sales division	17,971	11,524	16,400	17,023	32,806	24,889	32,696
Net gain on sale of securities available for sale	4	46	46	1,060	2,423	3,464	7,034
FDIC indemnification asset amortization	(13,143)	(15,144)	(20,743)	(13,807)	(3,096)	(503)	597
Bargain purchase gain, acquisition of institution	—	—	—	—	453	57,020	1,377
Gain on sale of bank branch office real estate	—	—	—	31	342	—	—
Credit related expenses	(989)	(4,614)	(5,282)	(12,730)	(11,206)	(12,696)	(6,278)
Non-interest expense	(93,007)	(99,476)	(130,899)	(98,032)	(110,774)	(101,993)	(87,047)
Income (loss) before income taxes	45,593	8,493	20,090	17,753	14,530	11,328	(10,178)
Income tax (expense) benefit	(16,651)	(2,810)	(7,126)	(5,510)	(4,625)	(3,419)	4,240
Net income (loss)	$28,942	$5,683	$12,964	$12,243	$9,905	$7,909	$(5,938)

PER COMMON SHARE DATA:
Basic earnings (loss) per share	$0.64	$0.14	$0.32	$0.41	$0.33	$0.26	$(0.22)
Diluted earnings (loss) per share	$0.63	$0.14	$0.31	$0.41	$0.33	$0.26	$(0.22)
Common equity per common share outstanding	$10.55	$9.78	$9.98	$9.08	$9.09	$8.74	$8.41
Tangible common equity per common share outstanding (6)	$8.57	$7.73	$7.95	$7.38	$7.36	$7.30	$7.01
Dividends per common share	$0.05	$0.03	$0.04	$0.04	$0.04	$0.04	$0.04
Actual shares outstanding	45,469	45,209	45,324	30,112	30,080	30,055	30,005
Weighted average common shares outstanding	45,164	39,436	40,852	30,103	30,074	30,035	27,608
Diluted weighted average common shares outstanding	45,733	39,802	41,236	30,220	30,142	30,039	27,608

	(unaudited)
	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010

BALANCE SHEET DATA:
Assets	$3,933,072	$3,639,143	$3,776,869	$2,415,567	$2,363,240	$2,284,459	$2,062,924
Total loans	2,563,631	2,436,127	2,429,525	1,474,179	1,435,863	1,283,766	1,128,955
Allowance for loan losses	22,948	19,842	19,898	20,454	26,682	27,944	26,267
Total deposits	3,185,189	3,066,230	3,092,040	2,056,231	1,997,232	1,919,789	1,685,594
Short-term borrowings	189,815	72,526	179,014	50,366	57,724	69,276	97,284
Corporate debentures	24,049	23,873	23,917	16,996	16,970	16,945	12,500
Common shareholders’ equity	479,812	442,362	452,477	273,379	273,531	262,633	252,249
Total shareholders’ equity	479,812	442,362	452,477	273,379	273,531	262,633	252,249
Tangible capital	389,456	349,528	360,337	222,339	221,300	219,395	210,293
Goodwill	76,739	76,739	76,739	44,924	44,924	38,035	38,035
Core deposit intangible (CDI)	12,744	15,068	14,417	4,958	5,944	5,203	3,921
Trust intangible	873	1,027	984	1,158	1,363	—	—
Average total assets	3,885,815	3,320,668	3,419,541	2,381,620	2,445,902	2,176,571	1,935,495
Average loans	2,495,935	2,068,838	2,160,155	1,439,069	1,451,492	1,216,086	1,023,597
Average interest earning assets	3,439,412	2,916,194	2,995,845	2,034,542	2,070,990	1,914,812	1,734,746
Average deposits	3,148,567	2,818,580	2,891,459	2,087,004	2,062,682	1,800,998	1,517,302
Average interest bearing deposits	2,027,538	1,911,588	1,942,299	1,425,858	1,555,755	1,407,942	1,214,435
Average interest bearing liabilities	2,261,929	2,008,771	2,046,061	1,502,481	1,652,460	1,512,898	1,369,417
Average total shareholders’ equity	466,746	372,927	391,574	273,852	269,282	253,398	243,063

SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	1.00%	0.23%	0.38%	0.51%	0.40%	0.36%	(0.31%)
Return on average equity	8.29%	2.04%	3.31%	4.47%	3.68%	3.12%	(2.44%)
Dividend payout	8%	21%	13%	10%	12%	15%	na
Efficiency ratio (1)	63%	75%	74%	78%	77%	84%	82%
Efficiency ratio, excluding correspondent (2)	62%	71%	71%	74%	77%	84%	86%
Net interest margin, tax equivalent basis (3)	4.56%	4.40%	4.41%	4.71%	4.24%	3.72%	3.38%
Net interest spread, tax equivalent basis (4)	4.45%	4.28%	4.30%	4.61%	4.14%	3.55%	3.12%

CAPITAL RATIOS:
Tier 1 leverage ratio	10.57%	9.39%	10.11%	10.38%	9.91%	10.49%	10.33%
Risk-based capital
Tier 1	14.93%	13.96%	14.36%	16.64%	16.63%	17.79%	18.01%
Total	15.76%	14.76%	15.14%	17.89%	17.89%	19.05%	19.28%
Tangible common equity ratio	10.13%	9.85%	9.78%	9.40%	9.58%	9.79%	10.41%

ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net charge-offs to average loans (5)	0.06%	0.11%	0.07%	0.42%	0.93%	4.28%	2.83%
Allowance to period end loans (5)	0.97%	0.90%	0.90%	1.58%	2.11%	2.46%	2.82%
Allowance for loan losses to non-performing loans	101%	61%	76%	73%	93%	71%	40%
Non-performing assets to total assets	0.65%	1.16%	0.92%	1.39%	1.41%	2.16%	3.81%

OTHER DATA:
Banking locations	57	58	58	55	55	58	53
Full-time equivalent employees	780	798	785	693	689	655	602

(1)	Efficiency ratio is non-interest expense (less non-recurring items, credit related expenses and intangible amortization) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less non-recurring items and FDIC indemnification income).
(2)	Efficiency ratio is same as (1) above excluding correspondent banking non-interest expense (including indirect expense allocations) from the numerator and excluding correspondent banking net interest income and non-interest income from the denominator.
(3)	Net interest margin is net interest income divided by total average earning assets.
(4)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.
(5)	Excludes loans covered by FDIC loss share agreements.
(6)	Tangible common equity per common share outstanding is defined as tangible common equity divided by total common shares outstanding.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMMUNITY

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2014, 2013, 2012, 2011 and 2010 is derived from the audited consolidated financial statements of Community. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2015 and 2014, is derived from the unaudited consolidated financial statements of Community and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Community’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2015, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2015 or any future period.

	(unaudited)
	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(amounts are in thousands, except ratios, outstanding shares, per share data, banking locations and FTEs)
SUMMARY OF OPERATIONS:
Total interest income	$14,784	$14,638	$19,742	$19,810	$21,990	$23,902	$26,622
Total interest expense	1,110	1,444	1,831	2,792	3,610	4,807	6,848
Net interest income	13,675	13,194	17,911	17,018	18,380	19,095	19,774
Provision for loan losses	1,473	609	625	552	4,211	2,884	9,408
Net interest income after provision for loan losses	12,201	12,585	17,286	16,466	14,169	16,211	10,366
Non-interest income	3,050	3,436	4,394	4,632	3,745	3,656	3,899
Net gain(loss) on sale of securities available for sale	—	—	—	—	—	529	(8)
Gain on sale of bank branch office real estate	—	—	—	431	—	—	—
Credit related expenses	1,015	1,209	2,070	1,528	4,082	4,855	2,206
Non-interest expense	12,383	13,121	17,199	17,455	18,384	19,348	19,886
Income (loss) before income taxes	1,854	1,691	2,411	2,546	(4,552)	(3,807)	(7,835)
Income tax (expense) benefit	—	—	—	(850)	—	1,431	3,198
Net income (loss)	1,854	1,691	2,411	1,696	(4,552)	(2,376)	(4,637)

PER COMMON SHARE DATA:
Basic earnings (loss) per share	$0.37	$0.34	$0.48	$0.34	$(0.93)	$(0.57)	$(1.10)
Diluted earnings (loss) per share	0.37	0.34	0.48	0.34	(0.93)	(0.57)	(1.10)
Common equity per common share outstanding	0.50	0.50	0.50	0.50	0.50	0.50	0.50
Tangible common equity per common share outstanding (6)	9.29	8.75	8.91	8.38	8.24	9.80	10.47
Dividends per common share	—	—	—	—	—	—	—
Actual shares outstanding	4,976,521	4,976,521	4,976,521	4,976,521	4,976,521	4,359,228	4,207,973
Weighted average common shares outstanding	4,976,521	4,976,521	4,976,521	4,976,521	4,878,300	4,208,802	4,207,973
Diluted weighted average common shares outstanding	4,976,521	4,976,521	4,976,521	4,976,521	4,878,300	4,208,802	4,207,973

BALANCE SHEET DATA:
Assets	$486,392	$474,732	$461,902	$465,562	$507,908	$524,985	$544,653
Total loans	335,258	334,636	345,456	330,753	339,742	356,352	401,465
Allowance for loan losses	5,110	5,496	5,118	5,199	6,077	6,143	11,699
Total deposits	437,526	428,677	415,515	421,506	444,724	459,082	467,960
Borrowings	—		—	—	20,000	20,000	30,000
Promissory Notes Payable	650	650	650	650	650	650	—
Common shareholders’ equity	2,488	2,488	2,488	2,488	2,488	2,180	2,103
Total shareholders’ equity	46,250	43,552	44,333	41,724	41,005	42,714	44,038
Tangible capital	46,250	43,552	44,333	41,724	41,005	42,714	44,038
Average total assets	482,669	482,495	479,606	495,075	523,723	554,486	582,565
Average loans	340,526	333,628	334,778	330,362	347,119	373,417	409,756
Average interest earning assets	454,251	445,536	443,299	453,469	467,595	494,472	532,874
Average deposits	434,531	437,633	434,385	432,957	446,330	453,995	452,918
Average interest bearing deposits	299,019	312,495	308,209	311,168	326,236	347,294	357,111
Average interest bearing liabilities	650	656	654	17,591	20,651	21,837	43,438
Average total shareholders’ equity	45,633	43,590	43,903	41,952	45,148	45,176	49,923

	(unaudited)
	Nine months ended
	September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(amounts are in thousands, except ratios, outstanding shares, per share data, banking locations and FTEs)

SELECTED FINANCIAL RATIOS:
(ratios are annualized where applicable)
Return on average assets	0.51%	0.47%	0.50%	0.34%	(-0.87%)	(-0.43%)	(-0.80%)
Return on average equity	5.42%	5.17%	5.49%	4.04%	(-10.08%)	(-5.26%)	(-9.29%)
Efficiency ratio (1)	74%	82%	79%	82%	82%	84%	83%
Net interest margin, tax equivalent basis (2)	4.03%	3.97%	4.06%	3.79%	3.98%	3.91%	3.77%
Net interest spread, tax equivalent basis (3)	3.86%	3.79%	3.88%	3.56%	3.71%	3.58%	3.34%

CAPITAL RATIOS (Bank Only)
Tier 1 leverage ratio	8.75%	7.92%	8.26%	7.59%	6.51%	7.03%	6.83%
Risk-based capital
Tier 1	12.05%	10.62%	10.64%	10.16%	8.78%	8.95%	8.82%
Total	13.31%	11.87%	11.90%	11.41%	10.04%	10.21%	10.08%
Tangible common equity ratio	12.05%	10.62%	10.64%	10.16%	8.78%	8.95%	8.82%

ASSET QUALITY RATIOS:
(ratios are annualized where applicable)
Net charge-offs to average loans	0.58%	0.12%	0.21%	0.43%	1.23%	2.26%	2.64%
Allowance to period end loans	1.52%	1.64%	1.48%	1.57%	1.79%	1.72%	2.83%
Allowance for loan losses to non-performing loans	99.44%	61.12%	64.61%	56.27%	32.46%	44.11%	32.16%
Non-performing assets to total assets	3.18%	5.43%	3.77%	4.99%	6.76%	8.20%	9.13%

OTHER DATA:
Banking locations	11	11	11	11	12	12	13
Full-time equivalent employees	151	142	143	144	146	161	164

(1)	Efficiency ratio is non-interest expense (less non-recurring items, credit related expenses and intangible amortization) divided by the sum of the tax equivalent net interest income before the provision for loan losses plus non-interest income (less non-recurring items and FDIC indemnification income).
(2)	Net interest margin is net interest income divided by total average earning assets.
(3)	Net interest spread is the difference between the average yield on earning assets and the average yield on average interest bearing liabilities.

MARKET PRICES AND DIVIDEND INFORMATION

CenterState common stock is listed and trades on The Nasdaq Global Select Market under the symbol “CSFL.” As of September 30, 2015, there were 45,468,894 shares of CenterState common stock outstanding. Approximately 75% of these shares are owned by institutional investors, as reported by SNL Financial LC. CenterState’s top ten institutional investors own approximately 44% of its outstanding stock. CenterState has approximately 1,053 registered shareholders of record, as reported by its stock transfer agent, Continental Stock Transfer and Trust Company. Registered shareholders are defined as those shareholders who hold a valid paper CenterState stock certificate. The stock for all other CenterState shareholders are beneficially held for them by a bank, broker or other nominee, commonly referred to as held in “street name.” To CenterState’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of CenterState common stock on September 30, 2015 were: Basswood Capital Management, LLC (5.5%), 645 Madison Avenue, New York, NY 10022; Wellington Management Co., LLP (5.4%), 75 State Street, Boston, MA 02109; Forest Hill Capital, LLC and Mark Lee (6.8%); and BlackRock Fund Advisors (5.4%), 40 East 52nd Street, New York, NY 10022.

As of September 30, 2015, there were 4,976,521 shares of Community common stock outstanding, which were held by approximately 550 holders of record. In addition, there were outstanding options that were exercisable on that date for 173,000 additional shares of Community common stock.

The following tables show, for the indicated periods, the high and low sales prices per share for CenterState common stock, as reported by Nasdaq, and for Community common stock, as reported by OTC Market Group. Community common shares do not trade frequently. Cash dividends declared and paid per share on CenterState common stock are also shown for the periods indicated below. Community did not declare any cash dividends on their common stock for the indicated periods.

	CenterState			Community Common Stock
	High	Low	Dividend	High	Low	Dividend
2014
First Quarter	$11.65	$9.87	$0.01	$6.50	$5.28	—
Second Quarter	$11.60	$10.28	$0.01	$7.00	$5.50	—
Third Quarter	$11.60	$10.03	$0.01	$7.50	$5.05	—
Fourth Quarter	$12.00	$10.10	$0.01	$7.37	$6.40	—

2015
First Quarter	$12.35	$10.94	$0.01	$7.50	$6.50	—
Second Quarter	$13.98	$11.70	$0.02	$9.00	$7.30	—
Third Quarter	$15.00	$12.20	$0.02	$8.00	$7.50	—
Fourth Quarter	$16.24	$14.25	$0.02	$15.00	$7.95	—

2016
First Quarter (through January 12, 2016)	$15.72	$14.32	—	$13.60	$13.30	—

On October 5, 2015, the last full trading day before the announcement of the merger agreement which occurred after the market closed on October 5, 2015, the high and low sales prices of shares of CenterState common stock as reported on Nasdaq were $15.08 and $14.81, respectively. On January 12, 2016, a date shortly before the date of this proxy statement/prospectus, the high and low sales prices of shares of CenterState common stock as reported on Nasdaq were $14.67 and $14.32, respectively.

On October 2, 2015, the last trade prior to the day of the announcement of the merger agreement, Community reported a sale per share of $7.95 (300 shares). On January 11, 2016, a date shortly before the date of this proxy statement/prospectus (and on which the Community shares were traded), the high and low sales prices of shares of Community common stock as reported on the OTCBB were $13.30 and $13.30, respectively.

Community shareholders are advised to obtain current market quotations for CenterState common stock. The market price of CenterState common stock will fluctuate between the date of this proxy statement/prospectus and the effective date of the merger. No assurance can be given concerning the market price of CenterState common stock before or after the effective date of the merger.

INFORMATION ABOUT THE SPECIAL MEETING

This section contains information about the Special Meeting that Community has called to allow Community shareholders to vote on the approval of the merger agreement. The Community board of directors is mailing this proxy statement/prospectus to you, as a Community shareholder, on or about January     , 2016. Together with this proxy statement/prospectus, the Community board of directors is also sending to you a notice of the Special Meeting of Community shareholders and a form of proxy that the Community board of directors is soliciting for use at the Special Meeting and at any adjournments or postponements of the Special Meeting.

Time, Date, and Place

The Special Meeting is scheduled to be held on February 25, 2016 at 5:00 p.m., local time, at its corporate headquarters, located at 28801 Southwest 157th Avenue, Homestead, Florida 33090.

Matters to be Considered at the Meeting

At the Special Meeting, Community shareholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement;

•	any proposal of the Community board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement; and

•	any other matters as may properly be brought before the Special Meeting or any adjournment or postponement of the Special Meeting.

At this time, the Community board of directors is unaware of any other matters that may be presented for action at the Special Meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the Community Board of Directors

The Community board of directors unanimously recommends that Community shareholders vote “FOR” approval of the merger agreement and “FOR” approval of any proposal of the Community board of directors to adjourn or postpone the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the merger agreement. See “The Merger — Community’s Reasons for the Merger; Recommendation of the Community Board of Directors.”

Record Date and Quorum

January 14, 2016 has been fixed as the record date for the determination of Community shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 4,976,521 shares of Community common stock outstanding and entitled to vote at the Special Meeting, held by approximately 550 holders of record.

A quorum is necessary to transact business at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Community common stock entitled to vote at the Special Meeting is necessary to constitute a quorum. Shares of Community common stock represented at the Special Meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Community common stock is represented at the Special Meeting, it will be counted for the purpose of determining a quorum not only at the Special Meeting but also at any adjournment or postponement of the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned or postponed.

Required Vote

The affirmative vote of the holders of at least a majority of the outstanding shares of Community common stock entitled to vote at the Special Meeting is necessary to approve the merger agreement.

In that regard, Community’s directors have entered into shareholder voting agreements with CenterState under which they have agreed, among other things, to vote all of the shares they beneficially own for approval of the merger agreement. A total of 663,151 shares of Community common stock, representing approximately 13.33% of the outstanding shares of Community common stock entitled to vote at the Special Meeting, are subject to these shareholder voting agreements.

With respect to the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote to abstain or if you fail to vote, this will have the same effect as voting against approval of the merger agreement.

A proposal of the Community board of directors to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Community common stock represented in person or by proxy at the Special Meeting. Abstentions on this proposal will have the same effect as voting against the proposal. A failure to vote on this proposal will have no effect on the outcome of the vote on this proposal.

Each share of Community common stock you own as of the record date for the Special Meeting entitles you to one vote at the Special Meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the Special Meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Special Meeting. This will ensure that your vote is received. If you attend the Special Meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” approval of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the Special Meeting, if necessary. Please do not send in your Community stock certificates with your proxy card.

How to Vote — Shares Held in “Street Name”

If your shares of Community common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of such shares held in “street name.” In such case, this proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to such shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote the shares by following the voting instructions that they have sent, or will send, to you. Without specific instructions from you, your bank, broker or other nominee is not empowered to vote your shares on the proposal to approve the merger agreement or any proposal of the Community board of directors to adjourn or postpone the Special Meeting, if necessary. Not voting these shares will have the effect of voting against these proposals. Alternatively, if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a proxy executed in your favor by your bank, broker or other nominee.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date;

•	attending the Special Meeting and voting your shares in person; or

•	delivering prior to the Special Meeting a written notice of revocation to Community’s Corporate Secretary.

Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers

A total of 663,151 shares of Community common stock, representing approximately 13.33% of the outstanding shares of Community common stock entitled to vote at the Special Meeting, are subject to shareholder voting agreements between CenterState and each of Community’s directors. Pursuant to his respective shareholder voting agreement, each director has agreed to, at any meeting of Community shareholders, however called, or any adjournment thereof:

•	appear at such meeting or otherwise cause the shares of Community common stock held by such director to be counted as present for purposes of calculating a quorum; and

•	vote all shares of Community common stock beneficially owned by such director (i) in favor of the approval of the merger agreement, (ii) against action or agreement that would result in a breach of any covenant, representation or warranty or other obligation of Community in the merger agreement and (iii) against any acquisition proposal (as defined in “The merger agreement — Third Party Proposals”) or any other action, agreement or transaction that is intended or could reasonably be expected to impede, delay, discourage or materially and adversely affect the consummation of the transactions contemplated by the merger agreement.

Pursuant to the shareholder voting agreement, each director has further agreed not to sell or otherwise dispose of any shares of Community common stock; provided, however, that transfers by will or operation of law, transfers subject to a pledge agreement and transfers in connection with estate and tax planning purposes are permitted, subject to the transferee being bound by the terms of the shareholder voting agreement.

As of the record date, Community’s directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 700,493 shares of Community common stock (excluding shares issuable upon the exercise of outstanding options), representing approximately 14.08% of the outstanding shares of Community common stock entitled to vote at the Special Meeting. For more information about the beneficial ownership of the Community common stock by each greater than 5% beneficial owner of Community common stock, each director and executive officer of Community and all Community directors and executive officers as a group, see “The Companies — Security Ownership of Certain Beneficial Owners and Management of Community.”

Solicitation of Proxies

The proxy for the Special Meeting is being solicited on behalf of the Community board of directors. Community will bear the entire cost of soliciting proxies from you. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. See “The merger agreement — Expenses.” Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Community in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

Attending the Meeting

All holders of Community common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the Special Meeting. Shareholders of record can vote in person at the Special Meeting. If you are not a shareholder of record and would like to vote in person at the Special Meeting, you must produce a proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the Special Meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Special Meeting is prohibited without Community’s express written consent.

Adjournments and Postponements

Although it is not currently expected, the Special Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the Special Meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the Special Meeting. Other than an announcement to be made at the Special Meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Community at:

Community Bank of South Florida, Inc.

28801 Southwest 157th Avenue

Homestead, Florida 33090

Telephone: (305) 245-2211

Attn: Robert L. Epling

THE MERGER

Background of the Merger

From time to time, the board of directors of Community has engaged in reviews and discussions of Community’s long-term strategies and objectives, considering ways in which the company might enhance shareholder value and performance in light of competitive and other relevant factors, including continuing as an independent institution, establishing branch offices, acquiring branch offices, and other expansion and acquisition opportunities. Generally, these reviews have centered on strategies to improve Community’s existing operations or to pursue opportunities in new markets or lines of business. Often these assessments included discussions and analyses of potential merger transactions as one of Community’s potential strategies to enhance or improve shareholder value. Community received no unsolicited offers during this period.

In that regard, SunTrust Robinson Humphrey met with the boards of directors of Community and Community Bank in February 2015 to provide a general update on the banking market in Florida, including current merger and acquisition activity, trends and pricing. As part of that discussion SunTrust provided analysis of potential acquirors and transaction affordability. Subsequent to that meeting, from February to May 2015, SunTrust remained in contact with management of Community to gauge its interest in pursuing a transaction in the current environment.

In May 2015, SunTrust again met with the boards of directors of Community and Community Bank to consider the strategic plan, including the prospect of a sale, this time with an updated presentation. That presentation resulted in an agreement by Community’s board of directors to begin confidential inquiries to a select group of potential merger partners that might pay a market premium for Community’s franchise, with the preference being a cash transaction with cultural compatibility. In mid-May 2015, Community verbally requested SunTrust to continue exploring the market.

Following its engagement, in early summer 2015 SunTrust discussed a number of prospects, and in conjunction with the board of directors and Community management, contacted four select companies to solicit interest in Community. One passed, one provided a verbal offer in the $10 — $11 per share range and two showed keen interest and arranged management visits to Community. After management meetings, CenterState showed the highest level of interest, while the other parties submitted lower bids than CenterState. Based on an initial letter of intent from CenterState dated August 6, 2015, the Board entered into exclusive negotiations with CenterState in early August 2015. No other letters of intent were received.

The Board met on August 20, 2015 to discuss CenterState’s initial letter of intent. CenterState’s initial letter of intent was to acquire 100% of Community’s common stock for $63.850 million in cash, resulting in a per share purchase price of $12.82. The purchase price would be paid in either 100% cash or in 60% cash, 40% common stock of CenterState, at the option of CenterState. The initial Letter of Intent also provided that CenterState would, upon completion of due diligence and prior to entering into any definitive agreement, provide to Community in writing a list of Community’s assets that have CenterState’s 10 largest purchase accounting marks (the “Identified Assets”). Thereafter, if Community sells any of the Identified Assets prior to two days before the closing of the proposed transaction, then CenterState would adjust the merger consideration up or down by the after tax (e.g., at an assumed income tax rate of 38.575%) difference between (i) the net amount realized by Community (after all selling expenses) for such sale and (ii) CenterState’s accounting mark for such Identified Asset. Other terms of the initial letter of intent were (a) CenterState anticipated no regulatory or other issues that threatened deal certainty, (b) CenterState expected the transaction to close within four months, and the transaction had a drop dead date of 12 months, (c) Community directors would be subject to non-compete agreements for 2 years, (d) the Community directors would be required to execute a voting agreement pursuant to which the directors would vote their shares of Community stock in favor of the transaction, (e) CenterState would provide indemnification of 6 years to former directors and officers of Community and Community Bank and (g) there would be a break-up fee of 3.5% of the merger consideration if the transaction were terminated for certain reasons, including if Community terminated the transaction to pursue a superior proposal post-signing.

During negotiations with CenterState, on August 27, 2015, a competing unsolicited bid was submitted by another bank holding company (“BHC1”). This competing offer was for BHC1 to acquire 100% of Community for a cash purchase price of $14.00 per share. BHC1’s expression of interest included very few other details of BHC1’s proposed acquisition of Community.

In the meantime, counsel for CenterState prepared and submitted to Community and its counsel an initial draft of a definitive agreement, dated September 4, 2015. Community and its counsel reviewed that definitive agreement and sent comments back to CenterState and its counsel on or about September 9, 2015.

As a result of receipt of the BHC1 expression of interest and based upon other issues discussed amongst the Community board of directors and its advisors, SunTrust and Community re-approached CenterState and informed them of the competing offer and asked CenterState to provide an updated letter of intent. CenterState did so on September 14, 2015. CenterState’s September 14th letter of intent was substantially similar to its initial letter of intent, but varied in the following manner. The September 14th letter of intent was to acquire 100% of Community common stock for $65.0 million in cash, resulting in a per share purchase price of $13.06 with the purchase price to be paid 100% in cash. The September 14th letter of intent also deleted the provision concerning the treatment of Identified Assets. The other terms of the September 14th letter of intent were identical to the initial letter of intent, except that it included the following new or updated terms (a) officer retention payments in connection with the transaction, and (b) there would be a break-up fee of $2.5 million if the transaction were terminated for certain reasons, including if Community received a superior proposal post-signing. Counsel for CenterState also submitted a revised definitive agreement, dated September 14, 2015, that corresponded to the September 14th letter of intent.

On the morning of September 15, 2015, at a special meeting of the boards of directors of Community and Community Bank, the boards of directors reviewed the terms of CenterState’s September 14th letter of intent in detail with SunTrust and Bank Advisory Group, as set out in the preceding paragraph. In addition, Bank Advisory Group discussed its fairness opinion with respect to the currently proposed CenterState transaction. Bank Advisory Group advised that at a per share purchase price of $13.06, CenterState’s initial offer was a lower price than BHC1’s offer, but was nonetheless supportable as fair, from a financial point of view, to Community’s shareholders.

SunTrust, Bank Advisory Group and legal counsel and the boards of directors then discussed the merits of the BHC1 expression of interest vis-à-vis CenterState’s September 14th letter of intent. It was noted that, while BHC1’s initial offer was for $14.00 per share, there was some concern on whether that price would remain constant. There were instances in the past where BHC1 made offers to other institutions that were later reduced following BHC1’s due diligence of the institution. Thus, there was concern as to whether BHC1’s offer was “real” and “viable.” There were other concerns about a transaction with BHC1 that gave the directors pause, including deal certainty, competitive effects issues given the locations of BHC1 branches and Community branches, and treatment of Community Bank’s staff post-closing. It was also noted that the CenterState offer was a “bird in hand,” although currently at a per share price less than BHC1’s offer.

Community’ legal counsel noted that in light of the unsolicited offer from BHC1 of $14.00 per share, legal counsel advised that the directors had four alternatives. First, Community could stand firm, refuse all offers and continue to grow and improve Community Bank over the next several months. This should be considered in light of the Consent Order currently in place with respect to Community Bank. Second, the board of directors could accept CenterState’s September 14th letter of intent and then negotiate hard to protect the deal terms, such as reducing the hurdles with respect to superior proposals. Third, the Community board of directors could approach BHC1 about its expression of interest and pursue that further with more details on the proposed transaction. Or fourth, the board of directors negotiate with CenterState based upon its September 14th letter of intent, but at the same time, work under a limited “go shop” provision to have further discussions with BHC1. If the deal with CenterState were to be accepted, the “lock up” provision would have to be modified such that the “lock up” did not apply to BHC1, or the break-up fee would need to be reduced from 3.5%. There was consensus among the directors that CenterState would not agree to this course of action.

In light of this discussion and other issues, legal counsel discussed certain other terms that it could negotiate with CenterState concerning the definitive agreement, including (a) the regulatory walk-right of CenterState that is triggered to a required capital ratio of 8.0%, (b) the timing of closing after satisfaction of all conditions on the obligation of the parties to close the transaction and (c) certain compensation and personnel matters.

After further deliberations, Community’s board of directors resolved to request SunTrust to counter CenterState’s September 14th letter of intent offer with a requested per share purchase price of not less than $13.31. In response, on September 17, 2015, CenterState submitted a revised letter of intent to Community.

The September 17th letter of intent was substantially similar to the September 14th letter of intent, but varied in the following manner. The September 17th letter of intent was to acquire 100% of Community common stock for $66.237 million, resulting in a per share purchase price of $13.31. The purchase price to be paid 50% in cash and 50% in shares of CenterState common stock. The exchange ratio would be 0.9148. The other terms of the September 17th letter of intent were identical to the September 14th letter of intent.

On the morning of September 18, 2015, at a special meeting of the boards of directors of Community and Community Bank, the boards of directors reviewed the terms of CenterState’s September 17th letter of intent in detail with SunTrust and Bank Advisory Group, as set out in the preceding paragraphs. In addition, Bank Advisory Group discussed its fairness opinion with respect to the now currently proposed CenterState transaction, and advised that, based upon the CenterState common stock price of $14.55 as of the close of business September 15, 2015, CenterState’s proposal in its September 17th letter of intent reflected a fixed exchange ratio of 0.9148. Based upon calculations at the $13.31 per share price proposal, the total consideration to Community shareholders would be $66.237 million, representing 1.43 times Community’ aggregate tangible common equity as of June 30, 2015. Bank Advisory Group further discussed its financial analysis of CenterState’s September 17th letter of intent proposal, and, as a result of that analysis, Bank Advisory Group stated that the proposal in CenterState’s September 17th letter of intent was fair, from a financial point of view, to Community’ shareholders.

Community’s legal counsel advised there were some additional considerations with regard to the proposal, since stock had now been included. Legal counsel discussed various price protections designed to ensure Community received full value, such as single trigger walk rights, double trigger walk rights and price collars, versus fixed price transactions. Legal counsel also discussed the “cram down provision” designed to ensure that the cash versus stock mix would remain as close as possible to 50%/50%. Legal counsel again discussed certain other issues, such as CenterState’s regulatory walk-right provision.

The directors then approved Community’ acceptance of CenterState’s September 17th letter of intent and authorized legal counsel to negotiate the following points and conditions: (a) propose 10% symmetrical collars for price protection, which is a walk away right to protect against CenterState’s stock price falling significantly, (b) revise CenterState’s regulatory walk-right instead of tying the walk-right to a “materially burdensome condition” on CenterState.

Community’s legal counsel then contacted CenterState’s legal counsel to negotiate the remaining open issues. On September 23, 2015, CenterState’s legal counsel submitted a revised definitive agreement based upon those discussions. From that date through September 29, 2015, counsel for Community and CenterState negotiated the remaining open issues, eventually narrowing the issues down to the following: (a) the regulatory walk-right of CenterState that is triggered to a required capital ratio of 8.0%, (b) the ability of Community to terminate the transaction based upon a “dual trigger” decrease in the price of CenterState common stock, (c) the timing of closing after satisfaction of all conditions on the obligation of the parties to close the transaction and (d) certain compensation and personnel matters. Those items remained open and pending as of the evening of September 29, 2015, when CenterState’s last version of the definitive agreement was received by Community.

On the morning of September 30, 2015, the boards of directors of Community and Community Bank held a conference call attended by legal counsel to Community, as well as SunTrust and Bank Advisory Group, as financial advisors to Community. During that conference call, Bank Advisory Group gave a presentation on the financial terms of the proposed merger, including its opinion that the merger consideration in the merger is fair, from a financial point of view, to the shareholders of Community. Also on that call, legal counsel to Community reviewed the current terms of the merger agreement and discussed several open issues, most notable of which were (a) the regulatory walk-right of CenterState that is triggered to a required capital ratio of 8.0%, (b) the ability of Community to terminate the transaction based upon a “dual trigger” decrease in the price of CenterState common stock, (c) the timing of closing after satisfaction of all conditions on the obligation of the parties to close the transaction and (d) certain compensation and personnel matters. Based upon that discussion the boards of directors authorized legal counsel to negotiate with CenterState’s legal counsel with respect to the remaining open issues, and specifically authorized counsel to acquiesce to certain issues in return for CenterState’s agreement to accept Community’ terms on another.

Later that same day, representatives of CenterState and Community held a joint conference call along with legal counsel of each of Community and CenterState, and Community’ financial advisor, at which the remaining open issues were discussed. Legal counsel to Community and CenterState then discussed these items separately with representatives of their respective clients.

On October 5, 2015, the boards of directors of Community and Community Bank held a special meeting. At the special meeting, Community’s legal counsel reported the results of additional negotiations and discussions concerning outstanding issues, and that CenterState had agreed to certain personnel related matters, but did not agree to the issues concerning (a) the regulatory walk-right of CenterState that is triggered to a required capital ratio of 8.0%, (b) the ability of Community to terminate the transaction based upon a “dual trigger” decrease in the price of CenterState common stock or (c) the timing of closing after satisfaction of all conditions on the obligation of the parties to close the transaction. Despite this result, the boards of directors of Community and Community Bank nevertheless continued to believe that the CenterState transaction was the better transaction from the standpoint of Community Bank, Community and its shareholders.

At that same special meeting, Community’ legal counsel then summarized the material terms and conditions of the proposed merger agreement to the boards of directors and reviewed the boards of directors fiduciary duties under Florida law. Following a discussion of the proposed final terms of the merger agreement and related documents with legal counsel and SunTrust and Bank Advisory Group, including a review of representations and warranties, covenants and conditions to each party’s obligation to close the merger, the boards of directors of Community and Community Bank approved the merger agreement and authorized management to finalize the draft merger agreement with the assistance of legal counsel and to execute and deliver the definitive merger agreement and related documents on behalf of Community and Community Bank to CenterState.

On October 5, 2015, the CenterState board and the board of directors of CenterState Bank held a joint meeting, at which representatives from their legal counsel and financial advisors were present, to consider approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger and the bank merger. At the meeting, the boards received an update from CenterState’s management team on the status of the negotiations with Community and information regarding the proposed merger and the combined business. Counsel also reviewed for the directors a presentation overviewing their fiduciary duties and responsibilities, and also reviewed the terms and conditions of the merger agreement and related agreements. Following the discussion among the members of the boards, the CenterState board determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and voted to unanimously approve the merger agreement and the transactions contemplated by the merger agreement, and the other transaction agreements.

Following the approvals by the their respective boards of directors, Community and CenterState signed the merger agreement on October 5, 2015.

Recommendation of Community’s Board of Directors and Reasons for the Merger

Community’s board of directors, with the assistance of its financial advisors, Bank Advisory Group and SunTrust Robinson Humphrey, evaluated the financial, market and other considerations bearing on the decision to recommend the merger. The terms of the merger, including the consideration to be received in the merger, are a result of arm’s-length negotiations between the representatives of Community and CenterState. In reaching its conclusion that the transaction is in the best interest of Community and its shareholders, Community’s board of directors carefully considered a number of factors, including the following:

•	the board’s determination, after consultation with Community’s outside legal and financial advisors, that, despite the putatively greater per share purchase price of the FCB Offer, certain aspects of the FCB Offer were problematic because of (a) deal certainty and price certainty of the FCB Offer, (b) potential anti-competitive concerns and related regulatory scrutiny associated with a combined institution of Community and FCB, (c) the concern that an FCB deal would have on Community’s ability to retain employees, and (d) the CenterState transaction offered greater deal certainty than the FCB Offer;

•	the fact that, as a result of negotiations with CenterState following the receipt of the FCB Offer, CenterState increased the merger consideration from its initial offer for Community;

•	financial information and analyses and the opinion of The Bank Advisory Group to the Community board of directors as to the fairness, from a financial point of view of the merger consideration to be received by holders of Community common stock, as more fully described below under “Opinion of Financial Advisor to Community;”

•	Community’s prospects if it continued to operate on a standalone basis as compared with the value of the merger consideration offered by CenterState;

•	the Community board of directors’ knowledge of the current and prospective environment in which Community operates, including national and local economic conditions, the competitive environment, the increased regulatory burden and expense imposed on financial institutions as a result of recent legislation, the trend toward consolidation in the financial services industry and the likely effect of these factors on Community’s potential growth, development, profitability and strategic options;

•	the Community board of directors’ view that the size of Community and related economies of scale was becoming increasingly important to its continued success in the current financial services environment;

•	the Community board of directors’ belief that the number of potential acquirers interested in smaller institutions like Community, with total assets less than $1 billion and limited geographic markets, has diminished and may diminish even further over time;

•	the results of Community’s due diligence investigation of CenterState and its reputation, business, operations, management, financial condition, asset quality, earnings and prospects compared to the risks and challenges associated with the continued operation of Community on a standalone basis, including Community’s ability to continue reducing classified loans and OREO on a standalone basis;

•	the Community board of director’ understanding of each of Community’s and CenterState’s business, operations, management, financial condition, asset quality, credit culture, earnings and prospects;

•	the likelihood that the merger will be completed, including that the merger is not subject to any financing condition or require the approval of CenterState’s stockholders and the likelihood that the regulatory approvals needed to complete the merger will be obtained in a timely fashion;

•	the fact that the combined company is expected to have a more diversified market, which should decrease risk to shareholders relating to asset quality issues, particularly in connection with real estate lending, as well as have greater financial resources, a higher legal lending limit and reduced concentration in loans, deposits and customers than Community would have on a standalone basis;

•	the view that the merger will allow for enhanced opportunities for Community’s clients, customers and other constituencies within the communities in which Community operates,

•	the synergies potentially available in the proposed transaction which create the opportunity for CenterState to have superior future earnings and prospects compared to Community’s earnings and prospects on a standalone basis;

•	the board of directors considered that Community and CenterState share a common strategic vision for the future of the combined institution as a focused regional financial service provider serving all key segments of our communities;

•	approximately 50% of the total merger consideration will be cash, which would provide Community shareholders with liquidity with respect to a portion of their Community common stock and not be at risk from a decline in the value of CenterState common stock prior to closing;

•	approximately 50% of the merger consideration will be shares of CenterState common stock, which would allow Community shareholders who receive CenterState common stock to participate in the future performance of the combined institution;

•	the existence of certain deal and price protection provisions regarding CenterState common stock provided by CenterState to Community under the terms of the merger agreement, specifically that Community may terminate the transaction if both of the following conditions are satisfied: (a) the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time period prior to the completion of the merger by $14.55 is less than 0.80, and (b) the difference between: (a) the number obtained by dividing the Final Nasdaq Bank Index Price by the Initial Nasdaq Bank Index Price less (b) the number obtained in (i) above, is greater than 0.15;

•	the availability of statutory appraisal rights to Community shareholders who otherwise comply with all required procedures under the FBCA, which allows such shareholders to seek appraisal of the fair value of their shares in accordance with the FBCA;

•	the fact that simultaneously with the execution of the merger agreement, Community’s directors executed a voting agreement pledging to vote the directors’ shares in favor of the merger, and that the voting agreement terminates if Community terminates the merger agreement;

•	the fact that CenterState historically has paid dividends to its shareholders while Community has not;

•	Community’s ability to respond to certain unsolicited proposals and terminate the merger agreement in order to accept a superior proposal, subject to the restrictions set forth in the merger agreement and the payment of a termination fee in the amount of $2.5 million to CenterState, as further discussed in “— Third Party Proposals,” “Termination,” and “Termination Fee.”

•	the expected treatment of the merger as a “reorganization” for federal income tax purposes; and

•	the greater liquidity in the trading market for CenterState common stock relative to the market for Community common stock due to the listing of CenterState’s shares on the Nasdaq Stock Market.

Community’s board of directors believes that by becoming part of a larger organization with greater resources, the combined institution will be able to expand more rapidly, serve its customers and communities more effectively and provide a broader array of services that will be competitive in the South Florida area.

Community’s board of directors also considered various risks relating to the merger, including the following:

•	the challenges associated with seeking the regulatory approvals required to complete the merger in a timely manner and without the imposition of burdensome conditions;

•	the fact that the closing date will occur on the first day of the calendar month after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VII of the merger agreement, which could result in a period of up to 30 days from the date that the conditions of Article VII are satisfied or waived to the date of the closing date;

•	the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the effect of the pendency of the merger on Community’s business and relations with customers, service providers and other stakeholders,;

•	the requirement in the merger agreement that Community conduct its business in the ordinary course and the other restrictions on the conduct of Community’s business prior to completion of the merger, which may delay or prevent Community from undertaking business opportunities that may arise pending completion of the merger;

•	the substantial transaction costs that Community will incur regardless of whether the merger is consummated;

•	the risk that potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the employees, strategies, cultures and organizations of the two companies;

•	the loss of autonomy that Community currently has as an independent financial institution;

•	the risk that the value of the CenterState common stock portion of the merger consideration to be received by Community shareholders would be reduced if there is a decrease in the trading price of CenterState common stock during the pendency of the merger due to the fixed exchange ratio, subject to;

•	that the cash portion of the merger consideration will be taxable to Community’s shareholders upon completion of the merger;

•	the provisions of the merger agreement that prohibit Community from soliciting alternative transactions and limit its ability to respond to unsolicited proposals; and

•	the right of CenterState to terminate the merger agreement if, among other things, Community commences negotiations regarding an alternative acquisition proposal as well as Community’s obligation to pay CenterState a termination fee of $2.5 million if Community recommends or accepts an alternative acquisition proposal, which may deter others from proposing an alternative transaction that may be more advantageous to Community shareholders.

The foregoing discussion of the factors considered by Community’s board of directors is not intended to be exhaustive, but is believed to include the principal factors considered by Community’s board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Community’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. Additionally, in considering the factors described above, the individual members of Community’s board of directors may have given different weights to different factors. Community’s board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of Community’s management, financial advisors and legal advisors. Community’s board of directors considered all of the foregoing factors as a whole and, on balance, they supported a favorable determination to approve the mergers and recommend that Community’s shareholders approve the merger agreement.

During its consideration of the merger described above, Community’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described in the section of this proxy statement/prospectus titled “Interests of Community Executive Officers and Directors in the Merger” beginning on page 56.

The Community board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of, Community and its shareholders. Accordingly, the Community board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

THE COMMUNITY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COMMUNITY SHAREHOLDERS VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

CenterState’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the CenterState board of directors consulted with CenterState’s management, as well as its financial and legal advisors, and considered a number of factors, including:

•	its knowledge of CenterState’s business, operations, financial condition, earnings and prospects and of Community’s business, operations, financial condition, earnings and prospects, taking into account the results of CenterState’s due diligence review of Community;

•	its belief that Community and CenterState share a compatible community banking model;

•	that Community would enable CenterState to expand its existing presence in southeast Florida and to enter the markets in Monroe and South Miami-Dade counties;

•	that, on a pro forma basis giving effect to the merger, the combined entity would be one of the largest community banks (based on deposits) in the State of Florida;

•	that Community shareholders would own less than 7% of the outstanding shares of common stock of the combined company immediately following the merger (assuming the exercise of Community’s stock options prior to the closing of the merger);

•	the financial and other terms and conditions of the merger agreement, including provisions for the payment by Community to CenterState of a termination fee if the merger agreement is terminated under certain circumstances; and

•	the regulatory and other approvals required in connection with the transaction and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

CenterState’s board of directors also considered potential risks relating to the merger including the following:

•	CenterState may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the Community operations with CenterState;

•	approvals from regulatory authorities could impose conditions that could have the effect of delaying completion of the merger or imposing additional costs;

•	the substantial costs that CenterState will incur in connection with the merger even if it is not consummated; and

•	pursuing a merger transaction with Community could preclude other expansion opportunities during the pendency of the merger transaction.

The foregoing discussion of the factors considered by the CenterState board of directors is not intended to be exhaustive, but rather includes the material factors considered by the CenterState board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the CenterState board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CenterState board of directors considered all these factors as a whole, including discussions with, and questioning of, CenterState management and CenterState’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of Financial Advisor of Community

The Bank Advisory Group, L.L.C. (“Bank Advisory Group”) has delivered a written opinion to the board of directors of Community that, as of the date of the merger agreement, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of Community common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Bank Advisory Group is not a recommendation to any Community shareholder as to how to vote on the proposal to approve the merger agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Bank Advisory Group in providing its opinion.

The fairness opinion of Community’s financial advisor, Bank Advisory Group, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of Community. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by Community or CenterState. You should review the copy of the fairness opinion, which is attached as Appendix B.

BAG has acted as Community’s financial advisor in connection with the proposed merger. BAG is a nationally recognized bank advisory firm with substantial experience in transactions similar to the merger and is familiar with Community and its operations. As part of its bank advisory business, BAG is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions.

BAG reviewed the financial aspects of the proposed merger with Community’s board of directors and, on October 5, 2015, rendered a written opinion to Community’s board of directors that the merger consideration to be paid in connection with the merger was fair to the shareholders of Community from a financial point of view. The full text of BAG’s written opinion is included in this proxy statement/prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by BAG.

The summary of the opinion of BAG set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. BAG’s opinion is directed to Community’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to Community’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote at the Special Meeting on the merger or any related matter.

Bank Advisory Group is regularly engaged to provide valuations of financial institutions and their securities in connection with mergers and acquisitions and other purposes. Based on Bank Advisory Group’s reputation and qualifications in evaluating financial institutions, on September 17, 2015, the board of directors of Community engaged Bank Advisory Group to provide financial advisory and investment banking services in connection with the merger and to provide an opinion with regard to the fairness, from a financial point of view, of the financial terms of the mergers from the perspective of the holders of Community common stock.

For the purpose of its analysis and the discussion that follows, Bank Advisory Group assumed total merger consideration equaling $66,237,495 (4,976,521 shares of Community common stock x $13.31 per share).

However, since a portion of the merger consideration will consist of CenterState common stock, the actual value of the total merger consideration at closing will vary depending upon the market value of CenterState common stock.

On October 1, 2015, Bank Advisory Group rendered its written opinion to Community’s board of directors that, as of the date of the merger agreement and based upon and subject to the assumptions, procedures, considerations, qualifications and limitations set forth therein, the terms of the merger, including, without limitation, the merger consideration, are fair, from a financial point of view, to the holders of Community common stock.

For purposes of rendering the written opinion, Bank Advisory Group held discussions with members of senior management of Community regarding past and current business operations, financial condition, future prospects and other matters Bank Advisory Group deemed relevant. In addition, Bank Advisory Group reviewed and, without independent verification, relied upon the accuracy and completeness of financial data and regulatory filings of Community, CenterState and their respective subsidiary banks. Bank Advisory Group also compared certain financial and stock information for Community and CenterState with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combination transactions in the banking industry, and performed other studies and analyses that Bank Advisory Group considered appropriate.

No limitations were imposed by the board of directors of Community upon Bank Advisory Group with respect to the investigations made or procedures followed in rendering its written opinion, and the board and management of Community cooperated fully with Bank Advisory Group in connection with its due diligence investigations. Neither Bank Advisory Group, nor the individuals involved in rendering the written opinion, has any present or contemplated future ownership interest in Community or CenterState. Bank Advisory Group is acting as financial advisor to Community in connection with the merger and will receive fees for its services.

Underlying Analyses for the Written Fairness Opinion

In arriving at its conclusion for the written opinion, Bank Advisory Group relied primarily on two broad methods of evaluation: (i) investment/earnings value; and, (ii) market value.

Investment value, sometimes referred to as the income value or earnings value, represents an estimate of the present value of future earnings or cash flow. In addition, another popular method in determining an investment or earnings value is to determine current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize them using either an appropriate yield or price-earnings multiple.

Market value represents an estimate of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock in comparison with the market prices at which “control” of similar banking organizations are sold.

Investment/Earnings Value

The investment or earnings value of any banking organization’s stock is, simply stated, an estimate of the present value of the future benefits, usually earnings or cash flow, that will accrue to the stock. The earnings value is comprised of two major components: the present value of annual future earnings as projected for a certain number of periods; and, the residual value as determined at the end of the projected number of periods. In this circumstance, Bank Advisory Group relied upon “earnings in perpetuity” as a substitute for determining residual value. Bank Advisory Group believes the utilization of net earnings, rather than cash flows, for the calculation of the present value and the residual value is appropriate given the minimal level of long-term, non-earning assets typically held by a community banking organization.

Bank Advisory Group developed and then utilized 12-year financial projections (FY2016 — FY2027) for Community as the fundamental basis for the initial earnings stream employed in Bank Advisory Group’s present value calculation. Bank Advisory Group’s financial projections for Community were based on Bank Advisory Group’s analysis of the banking industry, market area, and current financial condition and historical levels of growth and earnings for Community, as well as information provided to Bank Advisory Group by the management of Community and conversations with Community’s management.

For FY2016 and FY2017, Bank Advisory Group’s earnings forecast for Community is identical to the internal earnings forecast developed by Community’s management and Board of Directors. However, Bank Advisory Group went one step further and developed financial projections for Community. For the periods FY2018 through FY2027, Bank Advisory Group assumed that Community’s earnings grow at a modest but sustainable compound annual rate of 2.6%. Bank Advisory Group shared the projections it developed for Community with the management and Board of Directors of Community, neither of which raised objections to the forecast or the underlying assumptions driving the forecast.

The following summarizes the above discussion:

	Bank Advisory Group’s Forecast Bank (000s)	Community’s Internal Forecast (000s)
FY2016
Net Interest Spread	$20,621	$20,621
Net Noninterest Expense	$14,094	$14,094
Provision Expense	$624	$624
Net Income for Community Bank	$3,665	$3,665
Net Income for Community	$3,634	n/a

FY2017
Net Interest Spread	$21,561	$21,561
Net Noninterest Expense	$13,665	$13,665
Provision Expense	$424	$424
Net Income for Community Bank	$4,644	$4,644
Net Income for Community	$4,611	n/a

As mentioned above, Bank Advisory Group relied in part on projections and associated assumptions prepared by and furnished to Bank Advisory Group by Community’s management. Community does not publicly disclose internal management projections of the type provided to Bank Advisory Group in connection with its review of the merger due to, among other reasons, the uncertainty of the underlying assumptions and estimates. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Any estimates or projections contained in the analyses performed by Bank Advisory Group are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

Notwithstanding the preceding, Community is including in this document certain unaudited prospective financial information that was made available to Bank Advisory Group and to CenterState in connection with the merger. The inclusion of this information should not be regarded as an indication that any of Community, CenterState, Bank Advisory Group, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Community’s business, all of which are difficult to predict and many of which are beyond Community’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

As noted above, Community can give no assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Community’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Forward-Looking Statements” beginning on page 17 and page 22, respectively, of this document.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with the generally accepted accounting principles, referred to as GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Community’s historical GAAP financial statements. Neither Community’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Community can give no assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this document, similar estimates and assumptions would be used. Community does not intend to, and disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account the possible financial and other effects on either Community or CenterState, as applicable, of the merger and does not attempt to predict or suggest future results of the surviving company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, the potential synergies that may be achieved by the surviving company as a result of the merger, the effect on either Community or CenterState, as applicable, of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.

Further, the unaudited prospective financial information does not take into account the effect on either Community or CenterState, as applicable, of any possible failure of the merger to occur. None of Community,

CenterState, Bank Advisory Group or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Community, shareholder of CenterState or other person regarding Community’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this document should not be deemed an admission or representation by Community or CenterState that it is viewed as material information of Community, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but is being provided solely because it was made available to Community’s financial advisor, and to CenterState in connection with CenterState’s due diligence of Community, as well as to CenterState’s financial advisor, in connection with the merger.

In light of the foregoing, and considering that the Community special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Community shareholders are cautioned not to place unwarranted reliance on such information.

The following table presents selected Community unaudited prospective financial data for the years ending December 31, 2016 through 2020.

	(000s)				Per Share
	Total Assets	Net Earnings	Dividends	Tangible Core Common Equity	Earnings	Tangible Core Common Equity
2016	$500,924	$3,631	$0	$51,458	$0.73	$10.34
2017	$514,543	$4,611	$0	$56,069	$0.93	$11.27
2018	$532,552	$4,568	$0	$60,637	$0.92	$12.18
2019	$551,191	$4,628	$0	$65,265	$0.93	$13.11
2020	$570,483	$4,721	$0	$69,986	$0.95	$14.06

In addition, the present value analysis goes one step further and considers the present value of Community’s future earnings stream on an “as if acquired basis” assuming a range of estimated merger savings.

In this instance, Bank Advisory Group assumed merger savings equaling 25%, 31.5% and 38% of Community’s projected total noninterest expense. Based on Bank Advisory Group’s experience analyzing bank acquisitions for community bank acquirers and given that Community will merge with and into CenterState, we view potentially realizable merger savings in the 25%-31.5% range as entirely plausible, and those at the 38% level as ambitious but potentially achievable.

Assuming merger savings equaling 38% (the high end of the range of the projected merger savings) of Community’s projected total noninterest expense, the present value of Community’s net earnings stream equals $75.9 million assuming the use of a 14.5% discount rate (or required rate of return), and $67.2 million assuming a 16.0% discount rate. Assuming merger savings equaling 31.50% (the mid-point of the range of the projected merger savings) of Community’s projected total noninterest expense, the present value of Community’s net earnings stream equals $69.7 million assuming the use of a 14.5% discount rate (or required rate of return), and $61.7 million assuming a 16.0% discount rate.

There is no specific “rule of thumb” regarding the most appropriate discount rate: each investor has different expectations for the expected return on capital and thus each might employ a different discount rate.

In this instance — considering the “stand-alone” financial projections for Community, which include a material increase in Community’s projected earnings from 2016 through 2019, together with projected merger savings — Bank Advisory Group is inclined to use a discount rate toward the higher end of the range to derive an appropriate present value for Community, and believes the use of a discount rate between 15.5% and 16.0% is appropriate.

In summary, relative to the present value of Community’s forecast net earnings stream, on an “as if acquired basis,” the merger consideration of $66,237,495 appears financially adequate from a present value analysis standpoint.

Market Value

Bank Advisory Group maintains a sizable database of information pertaining to the prices paid for U.S. banking organizations. The database includes transactions involving banking organizations throughout the United States, and provides comparable pricing and financial performance data for banking organizations acquired in the United States since 1989. Bank Advisory Group has the capability of sorting the records to yield transactions involving similar banking organizations. Similarities might include banking organizations within a specific asset size range, banking organizations that generate a return on average assets (“ROA”) or a return on average equity capital (“ROE”) within a specified range, banking organizations that have an equity to assets ratio within a certain range, banking organizations that sold for a specific form of consideration (cash or stock), or banking organizations headquartered in various types of markets (rural, community, urban/suburban). The ability to produce specific groups of comparable banking organizations facilitates the making of a valid comparative purchase price analysis.

Bank Advisory Group considered the transaction values for banking organizations acquired in the Southeastern United States between January 2014 and September 2015 with the following criteria:

•	Banks located in the states of AL, FL, GA, NC and SC;

•	Total assets ranging between $350 million and $700 million; and,

•	Reporting a trailing twelve-month (“LTM”) return on average assets between 0.25% and 1.00%.

These transactions are referred to in this section as the Southeast Deals and included nine banking organizations.

Additionally, Bank Advisory Group considered the transaction values for banking organizations acquired in the United States as a whole between January 2014 and September 2015 with the following criteria:

•	Total assets ranging between $350 million and $700 million; and,

•	Reporting a trailing twelve-month (“LTM”) return on average assets between 0.25% and 1.00%.

These transactions are referred to in this section as the U.S. Deals and included 33 banking organizations.

Bank Advisory Group compared those transaction values and the corresponding financial characteristics for the Southeast and U.S. Deals in relation to the merger consideration to be received from CenterState, giving consideration to Community’s related financial characteristics.

The table set forth below summarizes this comparative analysis:

	# of Deals	Assets(000)	LTM ROA	LTM ROTE [1]	Tangible Core Common Equity Ratio	Total Price (000)	Price/ Tang Equity	Price/ LTM Earnings	Price / Assets	Price / Core Deposits
Southeast Deals	9	$496,426	0.72%	7.26%	10.89%	$73,094	1.38x	20.58x	14.72%	20.52%
U.S. Deals	33	$502,414	0.67%	7.31%	9.48%	$72,560	1.54x	21.99x	14.44%	19.34%
Community [2]	1	$495,089	0.44%	4.87%	9.22%	$66,237	1.45x	31.69x	13.38%	19.24%

1	Represents return on tangible core common equity (common equity capital, less accumulated other comprehensive income, less intangible assets). For Community, tangible core common equity as of June 30, 2015, equaled $45.67 million.
2	Balance sheet data for Community is as of June 30, 2015, and net income data (ROA & ROTE) presented on trailing 12-month earnings (“LTM”) basis ending June 30, 2015. For Community, LTM Net Income as of June 30, 2015, equaled $2.09 million.

As illustrated on the preceding table, the merger consideration of $66,237,495 represents 1.45x Community’s tangible core common equity (“TCCE”) which was 9.22% of Community’s total assets as of June 30, 2015. This compares with an average price-to-tangible core common equity multiple of 1.38x (based on a 10.89% average tangible core common equity ratio) for the nine Southeast Deals, and an average price-to-tangible core common equity multiple of 1.54x (based on a 9.48% average tangible core common equity ratio) for the 33 U.S. Deal.

As further illustrated, the merger consideration represents 31.69x Community’s last 12-months net income (“LTM NI”) (using Community’s net earnings of $2.09 million recorded for the 12-month period ending June 30, 2015). This compares with an average price-to-net earnings multiple of 20.58x for the Southeast Deals, and a 21.99x multiple for the U.S. Deals.

A superior method of “benchmarking” transaction values, in contrast to the more traditional purchase price multiples, involves the use of purchase price in comparison to assets and deposits. Using these benchmarks, the merger consideration translates to 13.38% of Community’s total assets, and 19.24% of core deposits (total deposits less $100,000+ jumbo CDs). This is in contrast to the average comparable benchmarks of 14.72% (total assets), and 20.52% (core deposits) for the Southeast Deals; and, 14.44% (total assets), and 19.34% (core deposits) for the U.S. Deals.

Given that Community’s LTM ROA is 39% and 34% below the average ROA for the Comparable Southeastern and U.S. Deals, respectively, and Community’s Tangible Core Common Equity Ratio (“TCCE”) of 9.22% is 15% and 3% below the average TCCE for the Comparable Southeastern and U.S. Deals, respectively, the price benchmarks that result from the merger consideration appear to be comparably reasonable and defensible.

In summary, relative to the average prices paid for comparable banks in both the Southeast and the U.S. as a whole, the merger consideration of $66,237,495 appears financially adequate from a comparative price level standpoint.

Market Value of CenterState Common Stock

At least 50% of the merger consideration of $66,237,495 will consist of CenterState common stock.

Accordingly, Bank Advisory Group prepared an analysis of CenterState common stock in relation to exchanged-traded banking organizations headquartered in Florida and Georgia with market capitalization between $250 million and $1.5 billion. As compared to CenterState, the publicly-traded banks used for the comparative analysis possessed the following financial traits, on average:

	CenterState	Comparable Banks
Average Asset Size (Million)	$3,873	$4,113

Return on Assets (LTM)	0.92%	0.94%
Return on Equity (LTM)	9.54%	9.15%
Tangible Core Common Equity Ratio	9.94%	10.25%
Nonperforming Assets/Assets	1.04%	1.58%
Loan Loss Reserve/NPLs	65%	143%
Efficiency Ratio	70.16%	67.70%

# of Banks		9

Set forth below is a comparison of the September 23, 2015 closing price of CenterState common stock along relative to the weighted average and median pricing metrics for the publicly-traded banks used for the comparative analysis:

	Closing Price 9/23/15	Price/ Tangible Core Common Equity	Price/ LTM Earnings	Price / Assets	Price / Deposits
Comparable Exchange-Traded Banks:
• Arithmetic Mean		1.66x	21.32x	16.54%	20.52%
• Group Median		1.56x	18.92x	17.22%	19.87%
CenterState	$14.79	1.79x	19.86x	17.34%	21.42%

This comparative financial analysis suggests that CenterState common stock was, at the time, trading at pricing metrics comparable to the averages and medians for the publicly-traded banks located in Florida and Georgia.

Multifaceted Analysis and Items Considered

The summary set forth above does not purport to be a complete description of all the analyses performed by Bank Advisory Group. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Bank Advisory Group did not attribute any particular weight to any analysis or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Bank Advisory Group believes, and has advised the board of directors of Community, that Bank Advisory Group’s analyses must be considered as a whole, notwithstanding the separate factors summarized above. Selecting portions of Bank Advisory Group’s analyses and factors that were considered, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.

In performing its analyses, Bank Advisory Group made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by Bank Advisory Group are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty as they were based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Community, Community’s management, Bank Advisory Group or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Bank Advisory Group and its opinions were among several factors taken into consideration by Community’s board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

When the investment/earnings value and the market value approaches were appropriately considered, together with Bank Advisory Group’s experience in valuing the stocks of community financial institutions, Bank Advisory Group believes it has sufficient justification for its assertion that the terms of the proposed merger, including, without limitation, the merger consideration, are fair, from a financial point of view, to the holders of Community common stock.

In conducting its review and arriving at both the oral opinion and the written fairness opinion, Bank Advisory Group, with the consent of Community’s management, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Community and CenterState, or which was publicly available for both Community and CenterState. Bank Advisory Group did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, Bank Advisory Group did not conduct any physical inspection of the properties or facilities of Community or CenterState. Bank Advisory Group further relied upon the assurance of Community’s management that they were unaware of any facts that would make the information provided to Bank Advisory Group on behalf of Community incomplete or misleading in any respect. Likewise, Bank Advisory Group relied upon the acknowledgment and understanding of Community’s management that any information furnished to Bank Advisory Group by or on behalf of CenterState was relied upon by Bank Advisory Group to be true and accurate in all material respects and to not contain any untrue statement of a material fact or omit a material fact necessary to make the information not misleading. Bank Advisory Group, with the consent of Community’s management, assumed that any projections provided to Bank Advisory Group were reasonably prepared by Community’s management, reflected the best available estimates and good faith judgments of Community’s management as to Community’s future performance, and that such projections and analyses provide a reasonable basis for both the oral opinion and the written fairness opinion.

Bank Advisory Group did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Community or CenterState. Bank Advisory Group’s services to Community in connection with the merger have included serving as financial advisor to the board of directors of Community, and rendering its written opinion, from a financial point of view, of the fairness of the merger consideration to the holders of Community common stock. Bank Advisory Group’s opinion was based upon economic and market conditions and other circumstances as they existed and could be evaluated by Bank Advisory Group on the date of its opinion. It should be understood that although subsequent developments may affect its written fairness opinion, Bank Advisory Group does not have any obligation to update, revise or reaffirm its written fairness opinion and Bank Advisory Group expressly disclaims any responsibility to do so.

In rendering its written opinion, Bank Advisory Group assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger agreement will be satisfied without waiver thereof. Bank Advisory Group also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

Pursuant to the terms of the engagement letter with Community, Bank Advisory Group will receive a professional fee totaling $115,000 for rendering the written opinion. The terms of the fee arrangement with Bank Advisory Group, which Community’s management believes are customary in transactions of this nature, were negotiated at arm’s length between Community’s management and Bank Advisory Group, and Community’s board of directors was aware of the arrangement. Finally, Community has agreed to indemnify Bank Advisory

Group against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws. Prior to its retention for this assignment, Bank Advisory Group had provided stock valuation and consultation services to Community for professional fees totaling $31,050 over the prior six years, an amount immaterial to the total revenues of Bank Advisory Group over that period of time. Bank Advisory Group has not provided any services to nor has it received any professional fees from CenterState.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Bank Advisory Group determined that the merger Consideration to be paid in connection with the merger is fair from a financial point of view to Community’s shareholders. Each shareholder is encouraged to read Bank Advisory Group’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger

The following sets forth the opinion of Hacker, Johnson & Smith, P.A., tax advisor to CenterState, as to the material U.S. federal income tax consequences of the merger to holders who hold shares of Community common stock as capital assets. This section does not address state, local or foreign tax consequences of the merger.

The opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”) currently in effect, and the applicable provisions of appropriate Treasury Regulations, existing judicial authority and current administrative rulings, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein and thus affect the continuing validity of the opinion and this discussion. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is neither tax or legal advice nor a complete analysis or listing of all potential tax effects.

The opinion does not address all aspects of federal income taxation that may be relevant to Community shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

•	persons who are not for United States federal income tax purposes a citizen or resident of the United States;

•	financial institutions, mutual funds or insurance companies;

•	dealers in securities or foreign currencies or traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations;

•	Domestic corporations, S corporations, partnerships or other pass-through entities;

•	persons whose Community shares are qualified small business stock for purposes of Section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

•	persons who received their Community common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who hold Community common stock as part of a hedge, straddle, or conversion transaction;

•	an estate whose income is subject to United States federal income tax regardless of its source.

The Hacker, Johnson & Smith, P.A. opinion states that:

•	The merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	each of Community and CenterState will be a party to the reorganization within the meaning of Section 368(b) of the Code.

The Opinion also provides that Community shareholders who exchange their shares of Community common stock for CenterState common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

•	On the receipt of a combination of shares of CenterState common stock and cash in exchange for their shares of Community common stock, the shareholders of Community will recognize gain, but not loss, in an amount equal to the lesser of (a) the gain realized on the exchange (computed by reference to the fair value of the CenterState common stock received, plus any cash received, over the basis of their Community common stock), or (b) the amount of cash received;

•	The tax basis of the CenterState common stock received will be equal to the tax basis of the exchanged Community common stock, decreased by the amount of cash received and increased by the amount of any gain recognized;

•	The holding period of the CenterState common stock received by each Community shareholder will include the holding period of the Community common stock exchanged in the merger, provided the shares of Community common stock were held as a capital assets at the effective date;

•	On the receipt of cash for fractional shares, the shareholders of Community will recognize gain or loss in an amount equal to the difference between the cash received and the tax basis of the fractional shares of Community exchanged.

Any gain that holders of Community common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Community common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Community common stock is generally taxed at preferential rates (such gain may also be subject to an additional 3.8% Medicare Tax, as discussed below). In some cases, particularly if a holder actually or constructively owns CenterState stock other than CenterState stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain could be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstance, including the application of the constructive ownership rules, holders of Community common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances. The deductibility of capital losses is subject to limitations under the Code.

U.S. shareholders that are individuals, estates, and certain trusts are now subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized or amounts received with respect to their shares of Community common stock, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. Community shareholders should consult their own tax advisors with respect to the applicability of this additional 3.8% tax on any payments received by such shareholder.

The discussion above does not apply to Community shareholders who dissent to the merger by properly perfecting statutory appraisal rights with respect to such shareholder’s shares of Community Common Stock. Holders of shares of Community common stock who dissent with respect to the merger and who receive cash in respect of their shares of Community common stock will be treated as if the CenterState common stock had been received and then redeemed for cash by CenterState. A holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s aggregate tax basis in the Community shares unless the payment under the holder’s particular facts and circumstances is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the

Code. Any Community shareholder that plans to exercise appraisal rights in connection with the merger is urged to consult its own tax advisor to determine the relevant tax consequences.

The opinion will not be binding on the Internal Revenue Service (the “IRS”). Neither CenterState nor Community intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain a position contrary to any of the tax consequences set forth below.

TAX MATTERS CAN BE QUITE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES DOES NOT CONSTITUTE TAX OR LEGAL ADVICE AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH COMMUNITY SHAREHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH COMMUNITY SHAREHOLDER.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with CenterState treated as the acquiror. Under this method of accounting, Community’s assets and liabilities will be recorded by CenterState at their respective fair values as of the date of completion of the merger. Financial statements of CenterState issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of CenterState.

Regulatory Approvals

Under federal law, the merger must be approved by the Federal Reserve and the bank merger must be approved by the OCC. The U.S. Department of Justice may review the impact of the merger and the bank merger on competition.

Once the Federal Reserve approves the merger, we must wait for up to 30 days before we can complete the merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the Federal Reserve to do so, the merger may be completed on or after the fifteenth (15th) day after approval from the Federal Reserve. Similarly, after we receive approval of the bank merger from the OCC, we must wait for up to 30 days before we can complete the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and we receive permission from the OCC to do so, the bank merger may be completed on or after the fifteenth (15th) day after approval from the OCC.

As of the date of this proxy statement/prospectus, all of the required regulatory applications have been filed. There is no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain any condition, or carryover of any condition applicable to Community or Community Bank, that would increase any of the minimum regulatory capital requirements of CenterState following the bank merger. See “The Merger Agreement — Conditions to Completion of the Merger.”

Appraisal Rights for Community Shareholders

Holders of Community common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Community shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Community common stock immediately prior to the date of the Special Meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. You should note that if 5% or more of the outstanding shares of Community common stock validly exercise, or remain entitled to exercise, their appraisal rights, then CenterState will have the right to terminate the merger agreement.

In order to exercise appraisal rights, a dissenting Community shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix C to this proxy statement/prospectus. Community shareholders are urged to read Appendix C in its entirety and to consult with their legal advisors. Each Community shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal. The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which are included as Appendix C to this proxy statement/prospectus.

A dissenting shareholder, who desires to exercise his or her appraisal rights, must file with Community, prior to the taking of the vote on the merger, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Community common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Community Bank of South Florida, Inc.

28801 Southwest 157th Avenue

Homestead, Florida 33090

Attn: Robert L. Epling

All such notices must be signed in the same manner as the shares are registered on the books of Community. If a Community shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the Special Meeting, then the Community shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the completion of the merger, CenterState must provide to each Community shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an appraisal election form that specifies, among other things:

•	the date of the completion of the merger;

•	CenterState’s estimate of the fair value of the shares of Community common stock;

•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which they must be received by CenterState or its agent, which date may not be fewer than forty (40), nor more than 60, days after the date CenterState sent the appraisal notice and appraisal election form to the shareholder; and

•	the date by which a notice from the Community shareholder of his or her desire to withdraw his or her appraisal election must be received by CenterState, which date must be within twenty (20) days after the date set for receipt by CenterState of the appraisal election form from the Community shareholder.

The form must also contain CenterState’s offer to pay to the Community shareholder the amount that it has estimated as the fair value of the shares of Community common stock, and request certain information from the Community shareholder, including:

•	the shareholder’s name and address;

•	the number of shares as to which the shareholder is asserting appraisal rights;

•	whether the shareholder voted for the merger;

•	whether the shareholder accepts the offer of CenterState to pay its estimate of the fair value of the shares of Community common stock to the shareholder; and

•	if the shareholder does not accept the offer of CenterState, the shareholder’s estimated fair value of the shares of Community common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must submit the certificate(s) representing his or her shares with the appraisal election form. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement.

Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her Community common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to CenterState within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of CenterState. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of CenterState in the appraisal election form to pay CenterState’s estimate of the fair value of the shares of Community common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by CenterState or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Community in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to Community the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of CenterState to pay the value of the shares as estimated by CenterState, and CenterState fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within 60 days after receipt of a written demand from any dissenting shareholder given within 60 days after the date on which the merger was effected, CenterState shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of CenterState, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If CenterState fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of CenterState. A copy of the initial pleading will be served on each dissenting shareholder. CenterState is required to pay each dissenting shareholder the amount found to be due within 10 days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA, provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against CenterState, except that the court may assess costs against all or some of the dissenting shareholders, in amounts determined by the court, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts determined by the court, against: (i) CenterState and in favor of any or all dissenting shareholders if the court finds CenterState did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either CenterState or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against CenterState, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that CenterState fails to make a required payment when a dissenting shareholder accepts CenterState’s offer to pay the value of the shares as estimated by CenterState, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from CenterState all costs and expenses of the suit, including counsel fees.

For a discussion of tax consequences with respect to dissenting shares, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of CenterState Following the Merger

The directors and officers of CenterState immediately prior to the effective time of the merger will be the directors and officers of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Information regarding the executive officers and directors of CenterState is contained in documents filed by CenterState with the SEC and incorporated by reference into this proxy statement/prospectus, including CenterState’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Definitive Proxy Statement on Schedule 14A for its 2015 annual meeting, filed with the SEC on March 4, 2015. See “Documents Incorporated By Reference.”

Interests of Community Executive Officers and Directors in the Merger

In the merger, the directors and executive officers of Community will receive the same merger consideration for their Community shares as the other Community shareholders. In considering the recommendation of the Community board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Community may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Community shareholders generally. The Community board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. See “— Community’s Reasons for the Merger; Recommendation of the Community Board of Directors.”

Robert L. Epling (President and Chief Executive Officer of Community) has entered into a one year employment agreement with CenterState’s subsidiary bank, CenterState Bank, to be effective upon the closing of the merger. Pursuant to this employment agreement, Mr. Epling will become a Senior Vice President and Community President of CenterState Bank, with an annual base salary of $297,000. Pursuant to the agreement, he will be entitled to receive a lump sum severance payment for termination of employment without cause or termination with good reason equal to the then base salary for the remainder of the Employment Term.

Mr. Epling’s employment agreement includes non-solicitation and non-compete restrictions for a period of 18 months immediately after the termination of his employment with CenterState Bank regardless of the reason within a restricted territory covering Miami-Dade, Monroe and contiguous Counties in Florida.

Community has options outstanding for 173,000 shares of Community common stock. Community has reported that all of these options are currently exercisable and each has an exercise price equal to the common stock book value per share of Community, which was reported to be $9.29 at September 30, 2015. The options are owned by six of Community’s officers.

The value of the options depends on whether they are exercised and if the resulting Community common stock is converted to CenterState common stock, cash or a combination.

1.	Assuming cash ($13.31), the implied aggregate value of the options is $695,460. (($13.31 minus $9.29) times 173,000 shares.)

2.	Assuming CenterState common stock (and using CenterState’s closing stock price on 12/29/15), the implied aggregate value of the options is $1,145,260. (($15.91 minus $9.29) times 173,000 shares)

All Community employees employed at the merger closing will become CenterState Bank employees and be brought onto CenterState Bank’s payroll. All Community employees will remain employed for a period of time in order to successfully convert the Community core system data onto CenterState Bank’s system. Once a successful conversion has occurred, certain employee’s employment will be terminated and a severance will be paid. The approximate amount of severance to be paid is $1,317,155.

In addition, retention payments will be made to certain key Community employees once a successful conversion has occurred. The amount of these retention payments is $1,172,938, of which $255,990 is payable to Robert L. Epling.

Community’s directors and executive officers will be entitled to indemnification by CenterState with respect to claims arising from matters occurring at or prior to the effective time of the merger and to coverage under a directors’ and officers’ liability insurance policy for six years after the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The boards of directors of Community and CenterState have each unanimously approved the merger agreement, which provides for the merger of Community with and into CenterState, with CenterState as the surviving company in the merger. Each share of CenterState common stock outstanding immediately prior to the effective time of the merger will remain outstanding as one share of CenterState common stock. Each share of Community common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be entitled to converted into the right to receive 0.9148 share of CenterState common stock (the “Stock Consideration”). Holders of Community voting common stock will be provided an opportunity to elect to receive Cash Consideration in lieu of receiving CenterState common stock in the Merger, in accordance with the election procedures set forth in the merger agreement. Holders who elect to receive cash in lieu of exchanging their shares of Community for CenterState common stock are entitled to receive $13.31 (the “Cash Consideration”) for each Community share so converted. Notwithstanding the proceeding or anything in the merger agreement to the contrary, the aggregate number of Community shares that will be converted for Cash Consideration will be equal to, as nearly as practicable, but in no event will exceed 2,574,761 shares, and the aggregate per share Cash Consideration will be equal to, as nearly as practicable, but in no event will exceed $34,270,069.

If both of the following events occur, then the Board of Directors of Community may terminate the merger agreement unless CenterState increases the per share Stock Consideration to offset any reduction in the value of the Stock Consideration attributable to such decline:

(a)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time period prior to the completion of the merger by $14.55 is less than 0.80, and

(b)	the difference between: (a) the number obtained by dividing the Final Nasdaq Bank Index Price by the Initial Nasdaq Bank Index Price less (b) the number obtained in (i) above, is greater than 0.15.

All shares of CenterState common stock received by Community shareholders in the merger will be freely tradable, except that shares of CenterState received by persons who become affiliates of CenterState for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

The merger agreement also provides that, after the effective time of the merger and at or after the close of business on the closing date of the merger, Community Bank, a Florida state-chartered bank and wholly owned subsidiary of Community, will merge with and into CenterState Bank, a national banking association and wholly owned subsidiary of CenterState, with CenterState Bank as the surviving bank of such merger. The terms and conditions of the merger of CenterState Bank and Community Bank will be set forth in a separate merger agreement (referred to as the “Bank merger agreement”), the form of which is attached as an exhibit to the merger agreement. As provided in the Bank merger agreement, the merger of CenterState Bank and Community Bank may be abandoned at the election of CenterState Bank at any time, whether before or after filings are made for regulatory approval of such merger. We refer to the merger of CenterState Bank and Community Bank as the “Bank Merger.”

Closing and Effective Time of the Merger

Unless both CenterState and Community agree to a later date, the closing of the merger will take place on the first day of the calendar month after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions for closing of the merger. Simultaneously with the closing of the merger, CenterState will file articles of merger with the Department of State of the State of Florida. The merger will become effective at such time as the last articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the first quarter of 2016, subject to the approval of the merger agreement by Community shareholders, the receipt of all necessary regulatory approvals, the expiration of all regulatory waiting periods, and other conditions. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. No assurance is made as to whether, or when, CenterState and Community will obtain the required approvals or complete the merger. See “— Conditions to Completion of the Merger.”

Merger Consideration

Under the terms of the merger agreement, each share of Community common stock outstanding immediately prior to the effective time of the merger (excluding dissenting shares) will be converted into the right to receive:

•	0.9148 shares of CenterState common stock (unless adjusted in the manner described below); or

•	$13.31 in cash.

However, the aggregate number of Community shares that will be converted for cash consideration will be equal to, as nearly as practicable, but in no event will exceed 2,488,261 shares, and the aggregate cash consideration will be equal to, as nearly as practicable, but in no event will exceed $33,118,748. Accordingly, elections by Community shareholders to receive a particular form of consideration, whether cash or shares of CenterState common stock, will be prorated as necessary to cause the total amount of cash payable by CenterState in the merger to equal, as nearly as practicable, the total of cash and stock consideration discussed above.

No fractional shares of CenterState common stock will be issued in connection with the merger. Instead, CenterState will make to each Community shareholder who would otherwise receive a fractional share of CenterState common stock a cash payment (rounded to the nearest whole cent) equal to: (i) the fractional share amount multiplied by (ii) the Average Closing Stock Price (which is the average volume weighted closing sale price of CenterState common stock on the Nasdaq Global Select Market for the 20 consecutive trading days prior to and ending on the fifth (5th) business day immediately preceding the closing date of the merger, rounded to the nearest whole cent). We refer to the per share stock consideration, the per share cash consideration and cash in lieu of any fractional shares, collectively, as the “Merger Consideration.”

A Community shareholder also has the right to obtain the fair value of his or her shares of Community common stock in lieu of receiving the Merger Consideration by strictly following the appraisal procedures under the FBCA. Shares of Community common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for Community Shareholders.”

Based upon the closing sale price of the CenterState common stock on the Nasdaq Global Select Market of $14.55 on January 12, 2016, a date shortly before the date of this proxy statement/prospectus, each common share of Community will be entitled to be exchanged for total stock consideration equal to $13.31 per share.

If CenterState changes the number of shares of CenterState common stock outstanding prior to the effective time of the merger as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to the CenterState common stock and the record date for such corporate action is prior to the effective time of the merger, then the per share stock consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to CenterState and Community.

Dollar Amount of the Merger and Consideration Being Paid to Acquire Community

Community had 4,976,521 shares of common stock outstanding at September 30, 2015, and also options exercisable for 173,000 of its common shares as of the same date. The exercise price of each option is equal to Community’s common stock book value per share, which was $9.29 at September 30, 2015.

The merger agreement requires Community to cause each option to purchase shares of Community common stock outstanding and exercisable immediately prior to the effectiveness of the merger to be terminated and to have the holders of such stock options deliver an agreement to such termination of the stock options.

As such, the minimum Community shares to be exchanged, assuming no stock options are exercised, is equal to 4,976,521 and the maximum, assuming all the options are exercised, is equal to 5,149,521. Community shareholders can elect to exchange each Community common share for either $13.31 cash (“Per Share Cash Consideration”) or 0.9148 share of CenterState common share (“Per Share Stock Consideration”), provided that the aggregate number of shares electing to receive cash (the “Cash Election Shares”) shall be equal, as nearly as practicable, but in no event exceed 2,488,261 (the “Cash Share Limitation”), and the aggregate Per Share Cash Consideration shall be equal to, as nearly as practicable, but in no event shall exceed $33,118,748 (the “Total Cash Amount”). The table below summarizes the minimum and maximum shares of Community common stock to be exchanged based on the number of Community options exercised prior to the effectiveness of the merger.

	Total Community common shares	Shares eligible for cash consideration	Shares eligible for stock consideration
Assuming no options are exercised Minimum shares — Community common stock	4,976,521	2,488,261	2,488,260
Assuming all options are exercised Maximum shares — Community common stock	5,149,521	2,488,261	2,661,260

The table below quantifies the approximate dollar amount of the transaction and consideration being paid to acquire Community assuming no Community stock options are exercised and assuming all Community stock options are exercised.

	Cash consideration (1)	Stock consideration (2)	Total consideration
Assuming no options are exercised Minimum shares — Community common stock	$33,118,748	$36,204,183	$69,322,931
Assuming all options are exercised Maximum shares — Community common stock	$33,118,748	$38,721,333	$71,840,080

(1)	The cash consideration is fixed at $13.31 per share of Community common stock exchanged pursuant to the cash consideration election.
(2)	The stock consideration is equal to 0.9148 share of CenterState common share per share of Community common stock exchanged pursuant to the stock consideration election. The example in the table above is using the closing price of CenterState common stock on January 12, 2016 as reported by Nasdaq, which is equal to $14.55 per share. CenterState common stock trades on the Nasdaq Global Select Market under the ticker symbol CSFL. Each Community shareholder is encouraged to monitor the CenterState share price as reported by Nasdaq, as this value may potentially change on a day to day basis and, as such, the relative value of the stock consideration may be different from the cash consideration.

Election and Proration Process

Election Process:

At or after this proxy statement is mailed to each Community common shareholder of record, a second mailing will be sent that includes an Election Form and Transmittal Letter with instructions. Community shareholders can elect either cash consideration or stock consideration for each Community share submitted for exchange. In order to make the election, the shareholder must properly complete the Election Form and Transmittal Letter and submit a valid stock certificate for Community common stock. CenterState’s Exchange Agent must receive these properly executed documents prior to the Election Deadline.

Example: A Community shareholder who submits a properly completed Election Form and Transmittal Letter along with a valid Community stock certificate for 100 shares of Community common stock, may designate on the Election Form how many of those shares the shareholder would like to exchange for cash consideration and how many of those shares the shareholder would like to exchange for stock consideration.

Election Deadline: The Election Deadline is 5:00 pm EST on February 24, 2016, the day immediately prior to the Community Special Shareholders Meeting.

Proration Process:

After the Election Deadline, CenterState’s Exchange Agent will determine the amount of proper and valid elections that have been made. Select examples of possible outcomes are as follows:

1.	Assume the cash elections total less than the 2,488,261 Cash Share Limitation. Under this scenario, the following occurs:

a.	All of those shareholders who submitted properly completed Election Forms and have elected cash consideration will receive the cash consideration they elected as soon as practical after the closing of the merger.

b.	The Exchange Agent will then allocate all remaining Cash Election Shares, on a pro rata basis, to the group comprised of (i) those shareholders that did not submit an effective, properly completed Election Form by the Election Deadline; plus (ii) those shareholders that did not submit an Election Form.

c.	If necessary, the Exchange Agent will then select from among the remaining shares electing to receive stock (the “Stock Election Shares”), on a pro rata basis, a sufficient number of Stock Election Shares to instead receive the Per Share Cash Consideration such that the aggregate cash amount that will be paid in the merger equals as closely as practicable but does not exceed the Total Cash Amount.

d.	As soon as practical after the closing of the merger, a second Transmittal Letter along with instructions will be sent to those Community shareholders who did not submit a timely Election Form, which will indicate the amount of cash consideration and the amount of stock consideration they are entitled to receive upon the exchange of their Community common stock.

Example: Assume Community shareholders submitted timely and valid Election Forms that aggregated 2,000,000 Cash Election Shares and 500,000 shares electing stock consideration. In addition, Election Forms for 100,000 shares were submitted whereby the Election Forms were incomplete, incorrect or past the Election Deadline. As indicated in “a” above, all of the shareholders properly selecting the Cash Election, in this scenario, would receive their cash consideration as they elected. The Exchange Agent would allocate the remaining Cash Election Shares (488,261 shares) as follows.

•	Assuming no options are exercised and therefore total Community shares to be exchanged are equal to 4,976,521, then the non-election shares, the 100,000 shares referred to above that submitted a non-valid Election Form plus the 2,376,521 shares that did not submit an Election Form at all, will be notified by the second Transmittal Letter that upon proper exchange they will be entitled to exchange their Community common stock at a rate of 19.7% as Cash Election Shares and 80.3% as Stock Election Shares.

•	Assuming all options are exercised and therefore total Community shares to be exchanged are equal to 5,149,521 and all the same assumptions as above, then the non-election shares will be entitled to exchange their Community shares at a rate of 18.4% as Cash Election Shares and 81.6% as Stock Election Shares.

•	If the non-election shares were not sufficient to absorb the deficit in the cash election shares, then the remaining short-fall will be allocated on a pro rata basis to those stock election shares that did submit a proper, timely and valid Election Form.

The table below illustrates this example.

	Assuming no options are exercised			Assuming all options are exercised
(in number of Community shares)	Cash consideration	Stock consideration	Total	Cash consideration	Stock consideration	Total
Submitted a timely and valid Election Form	2,000,000	500,000	2,500,000	2,000,000	500,000	2,500,000
Did not submit a timely and valid Election Form	488,261	1,988,260	2,476,521	488,261	2,161,260	2,649,521
Total	2,488,261	2,488,260	4,976,521	2,488,261	2,661,260	5,149,521

2.	Assume the cash elections shares total more than the 2,488,261 Cash Share Limitation. Under this scenario, the following occurs:

a.	The number of Cash Election Shares designated by each holder of Community common stock who properly submitted a timely Election Form will be automatically reduced to that number of shares equal to the product of (i) the number of such holder’s Cash Election Shares designated in the Election Form and (ii) a fraction, the numerator of which is the Cash Share Limitation (2,488,261 shares), and the denominator of which is the aggregate number of Cash Election Shares designated in all proper Election Forms.

b.	Each share of Community common stock that would have been a Cash Election Share but for the adjustment in “a” above will automatically be deemed to be a Stock Election Share.

c.	All other shares of Community common stock, other than those described in “a” above will be deemed a Stock Election Share.

Example: Assume Community shareholders submitted timely and valid Election Forms that aggregated 3,000,000 Cash Election Shares. Those shares would automatically be reduced, pursuant to the formula described in “a” above to 2,488,261 Cash Election Shares. The reduced shares (511,739) along with all other Community shares will be automatically converted to Stock Election Shares. Cash consideration payments and stock consideration that was properly selected by the submission of a proper Election Form will be sent to the appropriate shareholder as soon as practical after the closing of the Merger. A second Transmittal Letter with instruction will be sent to all those shareholders that did not submit a proper and timely Election Form as soon as practical after the closing of the Merger.

The table below illustrates this example.

	Assuming no options are exercised			Assuming all options are exercised
(in number of Community shares)	Cash consideration	Stock consideration	Total	Cash consideration	Stock consideration	Total
Submitted a timely and valid Election Form	3,000,000	500,000	3,500,000	3,000,000	500,000	3,500,000
Allocate on pro rata basis to Cash Share Limitation	(511,739)	511,739	0	(511,739)	511,739	0
Did not submit a timely and valid Election Form		1,476,521	1,476,521		1,649,521	1,649,521
Total	2,488,261	2,488,260	4,976,521	2,488,261	2,661,260	5,149,521

Merger Consideration Mix and Limitation- Effects on Individual Shareholder:

Example (1): Total Cash Election Shares total less than the 2,488,261 Cash Share Limitation.

Assume a Community shareholder has 1,000 shares of Community common stock and properly submits a timely and valid Election Form whereby the shareholder elects all shares to be Cash Election Shares.

Result:	In this example, the Community shareholder will receive a cash payment equal to $13.31 per share for each of the 1,000 Community shares.

Assume a Community shareholder has 1,000 shares of Community common stock and properly submits a timely and valid Election Form whereby the shareholder elects all shares to be Stock Election Shares.

Result:	In this example, the Community shareholder may not receive the Stock Election Shares for all 1,000 Community shares. The Exchange Agent will allocate the Cash Consideration deficit first to the non-election shares deemed to be Stock Election Shares (i.e. those shareholders that submitted an Election Form that was incomplete, incorrect or past the Election Deadline, plus those shareholders that did not submit an Election Form). If the amount is sufficient to absorb the deficit, the Community shareholder in this example will receive the Stock Consideration for all 1,000 Community shares. If not, a portion of the shareholder’s Community shares will be allocated to Cash Election Shares by the Exchange Agent on a pro rata basis.

Assume a Community shareholder has 1,000 shares of Community common stock and properly submits a timely and valid Election Form whereby the shareholder elects 500 shares to be Stock Election Shares and 500 shares to be Cash Election Shares.

Result:	In this example, the Community shareholder will receive the cash consideration for 500 Cash Election Shares. The shareholder may not receive the Stock Election Shares for the remaining 500 Community shares. The Exchange Agent will allocate the Cash Consideration deficit first to the non-election shares deemed to be Stock Election Shares (i.e. those shareholders that submitted an Election Form that was incomplete, incorrect or past the Election Deadline, plus those shareholders that did not submit an Election Form). If the amount is sufficient to absorb the deficit, the Community shareholder will receive the Stock Consideration for all 500 Community shares that the shareholder elected as Stock Election Shares. If not, a portion of these shares will be allocated to Cash Election Shares by the Exchange Agent on a pro rata basis.

Assume individual Community shareholder has 1,000 shares of Community common stock and does not properly submit a timely and valid Election Form.

Result:	In this example, the Community shareholder will receive an allocation of both Cash Election Shares and Stock Election Shares, allocated on a pro rata basis by the Exchange Agent such that the maximum Cash Election Shares does not exceed 2,488,261 Community common shares.

Example	(2): Total Cash Election Shares exceeds the 2,488,261 Cash Share Limitation.

Assume a Community shareholder has 1,000 shares of Community common stock and properly submits a timely and valid Election Form whereby the shareholder elects all shares to be Cash Election Shares.

Result:

In this example, the shareholder’s 1,000 Cash Election Shares will be reduced to that number of shares equal to the product of (i) the number of such holder’s Cash Election Shares designated in the Election Form and (ii) a fraction, the numerator of which is the Cash Share Limitation (2,488,261 shares), and the denominator of which is the aggregate number of Cash Election Shares designated in all proper

Election Forms. The reduction of the shareholder’s Cash Election Shares will automatically be deemed Stock Election Shares.

Assume a Community shareholder has 1,000 shares of Community common stock and properly submits a timely and valid Election Form whereby the shareholder elects all shares to be Stock Election Shares.

Result:	In this example, the shareholder will receive the Stock Election Shares for all 1,000 of the shareholders Community shares.

Assume a Community shareholder has 1,000 shares of Community common stock and properly submits a timely and valid Election Form whereby the shareholder elects 500 shares to be Stock Election Shares and 500 shares to be Cash Election Shares.

Result:	In this example, the shareholder will receive the stock consideration for 500 Stock Election Shares. The shareholder’s 500 Cash Election Shares will be reduced to that number of shares equal to the product of (i) the number of such holder’s Cash Election Shares designated in the Election Form and (ii) a fraction, the numerator of which is the Cash Share Limitation (2,488,261 shares), and the denominator of which is the aggregate number of Cash Election Shares designated in all proper Election Forms. The reduction of the shareholder’s Cash Election Shares will automatically be deemed Stock Election Shares.

Assume a Community shareholder has 1,000 shares of Community common stock and does not properly submit a timely and valid Election Form.

Result:	In this example, the shareholder will receive Stock Election Shares for all 1,000 shares of the shareholder’s Community common shares.

The value of the shares of CenterState common stock to be issued to Community shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the CenterState common stock. See “Risk Factors — Because the sale price of the CenterState common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.”

Election Procedures; Surrender of Community Stock Certificates

An Election Form will be provided to Community shareholders under separate cover, and Community shareholders should carefully review and follow the instructions that will be included with the Election Form. Each holder of Community common stock must complete and return the Election Form to the exchange agent by 5:00 p.m. Eastern Time on the day before the Special Meeting of Community shareholders (or February 24, 2016). The Election Form must be accompanied by the stock certificates representing the Community common stock held by the Community shareholder. In the event that the number of shares of Community common stock as to which holders have elected to receive cash would result in a cash payout that is either greater or less than the total cash amount, certain shareholders will have their elections prorated, as described in further detail below, to ensure that the amount of cash to be paid in the merger is equal to, as nearly as practicable, but in no event exceeds, the total cash amount.

Any shares of Community common stock as to which a Community shareholder does not submit a properly completed Election Form prior to the election deadline, and any shares of Community common stock as to which a Community shareholder has elected to receive CenterState common stock, will be converted into shares of CenterState common stock at the effective time of the merger. However, some of these shares may instead be converted into a right to receive cash if the amount of cash otherwise payable as a result of cash elections by Community shareholders is less than the total cash amount. Election Forms may be revoked or amended at any time prior to the election deadline.

CenterState has appointed as the exchange agent under the merger agreement its transfer agent, Continental Stock Transfer and Trust Company. The exchange agent will mail to each holder of record of Community common stock the Election Form along with instructions for completing the Election Form and delivering back to the exchange agent the completed Election Form along with the stock certificates representing the shares of Community common stock held by the shareholder.

Upon surrender to the exchange agent of the certificate(s) representing his or her shares of Community common stock, accompanied by a properly completed Election Form, a Community shareholder will be entitled to promptly receive after the effective time of the merger the Merger Consideration (including any cash in lieu of fractional shares). Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the Merger Consideration (including any cash in lieu of fractional shares) and any dividends or distributions to which such holder is entitled pursuant to the merger agreement.

No dividends or other distributions with respect to CenterState common stock after completion of the merger will be paid to the holder of any unsurrendered Community stock certificates with respect to the shares of CenterState common stock represented by those certificates until those certificates have been properly surrendered. Subject to applicable abandoned property, escheat or similar laws, following the proper surrender of any such previously unsurrendered Community stock certificate, the holder of the certificate will be entitled to receive, without interest: (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of CenterState common stock represented by that certificate; and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState common stock represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the shares of CenterState common stock issuable in exchange for that certificate.

Shares of CenterState common stock and cash in lieu of any fractional shares may be issued or paid in a name other than the name in which the surrendered Community stock certificate is registered if: (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer; and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of CenterState that such taxes have been paid or are not applicable.

None of CenterState, the exchange agent or any other person will be liable to any former Community shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any Community stock certificate is lost, stolen or destroyed, in order to receive the Merger Consideration (including cash in lieu of any fractional shares), the holder of that certificate must provide an affidavit of that fact and, if reasonably required by CenterState or the exchange agent, post a bond in such amount as CenterState determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Stock Options

Community has agreed to cause each option to purchase shares of Community common stock, outstanding and unexercised immediately prior to the Effective Time to be terminated and to have the holders of such Community stock options deliver an agreement of such holders to such cancellation and termination of the Community stock options prior to the Effective Time.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Community and CenterState have agreed to certain restrictions on their activities until the effective time of the merger. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity, or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;

•	not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of either party or its subsidiaries to obtain any necessary regulatory approvals or to complete the merger;

•	not take any action that is likely to materially impair the party’s ability to perform any of its obligations under the merger agreement or its subsidiary bank to perform any of its obligations under the Bank merger agreement.

Community also has agreed that it will conduct its business in the ordinary course consistent with past practice.

CenterState has also agreed that it will not, and will not permit any of its subsidiaries to without the prior written consent of Community:

•	amend its Articles of Incorporation or bylaws in a manner that would adversely affect Community;

•	take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under the merger agreement or to satisfy any of the conditions to closing or of CenterState Bank to perform any of its obligations under the bank merger agreement or enter into any other agreement with another depository institution with respect to an acquisition transaction that might materially delay the issuance of or materially adversely affect the conditions of any regulatory approval or materially hinder the ability of CenterState to consummate its transactions;

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization under the Code;

•	sell, transfer, mortgage or encumber any of its material assets or properties except in the ordinary course of business consistent with past practice;

•	implement or adopt any material change in its accounting principles, practices or method, other than as may be required by GAAP or any governmental agency;

•	except as required by law or at the direction of a governmental agency in any material respect, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow its existing policies and practices with respect to managing its exposure to interest rate and other risks, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risks; and

•	take any action that is likely to materially impair CenterState’s ability to perform any of its obligations under the merger agreement or CenterState Bank’s ability to perform any of its obligations under the bank merger agreement.

Community has also agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice. Community has further agreed that it will not, and will not permit any of its subsidiaries, to do any of the following without the prior written consent of CenterState:

•	issue or sell, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any rights to acquire stock or voting debt securities, except pursuant to Community stock options issued under the Community stock plans and outstanding on the date of the merger agreement;

•	issue or repurchase any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities, debentures or subordinated notes;

•	make, declare, pay or set aside for payment any dividend or other distribution on its capital stock or other ownership interests (other than dividends from wholly owned subsidiaries to Community or to another wholly owned subsidiary of Community), and will not, directly or indirectly, adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than ownership interests or stock options;

•	(i) enter into, amend, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (a) at will agreements, (b) normal increases in salary to rank and file employees, (c) payment of bonuses consistent with past practice, (d) payment of prorated bonuses for the year in which the effective time occurs, (e) prorated contributions to Community’s 401k plan, and (f) severance in accordance with past practice, (ii) hire any new officers, or (iii) promote any employee to a rank of vice president or a more senior position;

•	except with respect to the acceleration of vesting under Community benefit plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, establish, amend, renew or terminate any employee benefit plan or accelerate the vesting of benefits under any employee benefit plan;

•	sell, transfer or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any of its deposit liabilities;

•	enter into, amend or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property, other than any annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or to permit to lapse its rights in any material intellectual property;

•	acquire the assets, business or properties of any person (other than pursuant to foreclosures or acquisitions of control, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement, in each case in the ordinary course of business consistent with past practice);

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but, in the case of a sale, after giving CenterState or CenterState Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights;

•	amend its organizational documents or similar governing documents;

•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;

•	enter into or terminate any material contract, or amend or modify in any material respect or renew any existing material contract;

•	settle any claim, action or proceeding outside the ordinary course of business consistent with past practice and involving an amount in excess of $100,000, excluding amounts paid or reimbursed under any insurance policy;

•	in the case of Community Bank (i) voluntarily make a material change in its deposit mix, (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit, except in a manner consistent with past practice and competitive factors in the marketplace, (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice, (iv) open any new branch or deposit taking facility, or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;

•	purchase any fixed assets where the amount paid or committed is in excess of $50,000 individually or $100,000 in the aggregate, except for emergency repairs or replacements;

•	materially change its loan underwriting policies or which classes of persons may approve loans or fail to comply with such policies as previously disclosed to CenterState as provided in the merger agreement, or make loans on extensions of credit except in the ordinary course of business consistent with past practice and otherwise within the limits specified in the merger agreement;

•	materially change its interest rate and other risk management policies, procedures and practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material incurrence in its aggregate exposure to interest rate risk;

•	incur any debt for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year, or incur, assume or become subject to any obligations or liabilities of any other person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions specified in the merger agreement;

•	develop market or implement any new lines of business; or

•	make, change or revoke any material tax election (other than in a manner consistent with prior elections), materially amend any tax return, enter into any material tax closing agreement, or settle or compromise any material liability with respect to disputed taxes;

•	take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement or Community Bank’s ability to perform any of its obligations under the Bank merger agreement; or

•	take any action or knowingly fail to take any action that could reasonably be expected to prevent the merger from qualifying as a reorganization under the Code.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which CenterState has filed with the SEC. Each of CenterState and Community have agreed to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement for as long as necessary to complete the merger and the other transactions contemplated by the merger agreement.

CenterState has agreed to use its commercially reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and Community has agreed to furnish all information concerning Community and the holders of Community common stock as may be reasonably requested in connection with any such action.

CenterState and Community have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and regulatory and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Community and CenterState have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Community or CenterState, as the case may be, and any of their respective subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In addition, CenterState and Community will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of matters relating to the completion of the merger. CenterState and Community shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all governmental entities in connection with the transactions contemplated by the merger agreement.

Additionally, each of CenterState and Community has agreed to furnish to the other, upon request, all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Registration Statement on Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, Community or any of their respective subsidiaries to any regulatory or governmental entity in connection with the merger, the bank merger of any or the other transactions contemplated by the merger agreement.

Each of CenterState and Community will promptly advise the other upon receiving any communication from any regulatory or governmental entity the consent or approval of which is required for completion of the merger that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval may be materially delayed.

Nasdaq Listing

CenterState has agreed to use its commercially reasonable best efforts to cause the shares of CenterState common stock to be issued to the holders of Community common stock in the merger to be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, CenterState must maintain employee benefit plans and compensation opportunities for those persons (as a group) who are full-time, active employees of Community and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of CenterState or its subsidiaries (except that no covered employee may participate in any closed or frozen plan of CenterState or its subsidiaries). CenterState shall give the covered employees full credit for their prior service with Community and its subsidiaries for purposes of eligibility and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

With respect to any CenterState health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the first plan year in which the covered employee is eligible to participate, CenterState or its applicable subsidiary must use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Community benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within six months after the effective time of the merger, any covered employee is terminated by CenterState or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then

CenterState will pay severance to the covered employee in an amount equal to two weeks of base salary for each 12 months of such covered employee’s prior employment with Community or Community Bank; provided, however, that in no event will the total amount of severance for any current employee be less than four weeks of such base salary, nor greater than 26 weeks of such base salary. Any severance to which a covered employee may be entitled in connection with a termination occurring more than six months after the effective time of the merger will be as set forth in the severance policies of CenterState and its subsidiaries as then in effect.

Prior to the effective time in the merger, all accrued and unused sick time for all employees of Community and its subsidiaries will terminate (without any payment by Community or its subsidiaries) and not carried over to or assumed by CenterState or its subsidiaries, in exchange for the payment by Community to its employees of certain amounts as set forth in the merger agreement. Also, at the effective time of the merger, CenterState will set aside an amount of funds no less than $1,173,000 to be paid to Community employees in accordance with and subject to the terms of the merger agreement.

Indemnification and Directors’ and Officers’ Insurance

After the effective time of the merger, CenterState must indemnify and defend the present and former directors, officers and employees of Community and its subsidiaries and all such directors, officers and employees of Community and its subsidiaries serving as fiduciaries under any of the respective benefits plans of Community and its subsidiaries against all costs or expenses, damages or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of actions or omissions of such persons in the course of performing their duties for Community occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement), to the fullest extent permitted by applicable law. CenterState also has agreed to provide advancement of expenses to an indemnified party, provided that the indemnified party to whom expenses are advanced provides an undertaking to repay advances if it is determined that such party is not entitled to be indemnified pursuant to the merger agreement.

For a period of six years after the effective time of the merger, CenterState will provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Community or its subsidiaries with respect to claims against them arising from facts or events occurring before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the indemnified person as the coverage currently provided by Community; provided, however, that: (i) if CenterState is unable to maintain or obtain the directors’ and officers’ liability insurance, then CenterState will provide as much comparable insurance as is reasonably available; (ii) officers and directors of Community or its subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the insurance; and (iii) in satisfaction of its obligations to provide the liability insurance, CenterState may require Community to purchase, prior to but effective as of the effective time of the merger, tail insurance providing such coverage prior to the closing of the merger. In no event shall Community expend, or CenterState be required to expend, for the tail insurance a premium amount in excess of 150% of the annual premiums paid by Community for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement. If the cost of the tail insurance exceeds such maximum premium for the tail insurance, then Community or CenterState, as applicable, will obtain tail insurance or a separate tail insurance policy with the greatest coverage available for a cost not exceeding such maximum premium.

CenterState has agreed that it will not consolidate with or merge with any other corporation or entity where it is not the continuing or surviving corporation, or transfer all or substantially all of its property or assets, unless proper provision is made so that the successors and assigns of CenterState and its subsidiaries assume the obligations of indemnification under the merger agreement.

Third Party Proposals

Community has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, and will cause its subsidiaries and their officers, directors, and employees, and will use its commercially reasonable best efforts to cause its agents, advisors, accountants, legal counsel, and financial advisors, not to: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its and its subsidiaries’ business, properties or assets (referred to as “Community confidential information”); or (ii) have any discussions with any person relating to any tender or exchange offer, proposal for a merger or consolidation or other business combination involving Community or any of its significant subsidiaries, or any proposal to acquire more than 50% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Community or any of its significant subsidiaries (referred to as an “acquisition proposal”).

Notwithstanding this agreement, at any time prior to the approval of the merger agreement by the Community shareholders, if Community receives an unsolicited acquisition proposal that the Community board of directors determines in good faith is reasonably likely to constitute or result in a superior proposal (as defined below), then Community may: (i) negotiate and enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Community than the confidentiality agreement entered into by Community and CenterState prior to the execution of the merger agreement; (ii) furnish Community confidential information to the third party making the acquisition proposal pursuant to such confidentiality agreement; and (iii) negotiate with the third party making the acquisition proposal regarding such proposal, if the Community board of directors determines in good faith (following consultation with counsel) that failure to take such actions would, or would be reasonably likely to result in, a violation of its fiduciary duties under applicable law. Community must advise CenterState in writing within twenty-four (24) hours following receipt of any acquisition proposal and the substance thereof and must keep CenterState apprised of any related developments, discussions and negotiations on a current basis.

A “superior proposal” means a written acquisition proposal that the Community board of directors concludes in good faith is more favorable from a financial point of view to the Community shareholders than the merger (after receiving the advice of its financial advisors, taking into account the likelihood of consummation of such transaction on the terms set forth in such proposal and taking into account all legal, financial, regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law). Furthermore, in order to constitute a “superior proposal”, an acquisition proposal must be for a tender or exchange offer, proposal for a merger or consolidation or other business combination involving Community or any of its significant subsidiaries or any proposal to acquire more than 50% of the voting power in, or more than 50% of the fair market value of the business, assets or deposits of, Community or any of its significant subsidiaries.

The merger agreement generally prohibits the Community board of directors making a change in recommendation (i.e., from withdrawing or modifying in a manner adverse to CenterState the recommendation of the Community board of directors’ set forth in this proxy statement/prospectus that the Community shareholders vote to approve the merger agreement, or from making or causing to be made any third party or public communication proposing or announcing an intention to withdraw or modify in a manner adverse to CenterState such recommendation). At any time prior to the approval of the merger agreement by the Community shareholders, however, the Community board of directors may effect a change in recommendation or terminate the merger agreement to enter into an agreement with respect to a superior proposal, in response to a bona fide written unsolicited acquisition proposal that the Community board of directors determines in good faith constitutes a superior proposal if the Community board of directors determines (after consultation with counsel) that the failure to do so could be inconsistent with its fiduciary obligations to Community shareholders under applicable law. The Community board of directors may not make a change in recommendation, or terminate the merger agreement to pursue a superior proposal, unless: (i) Community has not breached any of the provisions of the merger agreement relating to third party proposals; and (ii) the Community board of directors determines in good faith (after consultation with counsel) that such superior proposal continues to be a superior proposal (after taking into account all adjustments to the terms of the merger agreement offered by CenterState), Community has given CenterState at least five (5) business days’ prior written notice of its intention to take such action and before making such change in recommendation, Community has negotiated in good faith with CenterState during the notice period (to the extent CenterState wishes to negotiate) to enable CenterState to adjust the terms of the merger agreement so that such superior proposal no longer constitutes a superior proposal.

If the Community board of directors makes a change in recommendation, or if Community pursues a superior proposal, Community could be required to pay CenterState a termination fee of $2.5 million in cash. See “— Termination,” and “— Termination Fee.”

Representations and Warranties

The merger agreement contains generally customary representations and warranties of CenterState and Community relating to their respective businesses that are made as of the date of the merger agreement and as of the closing date of the merger. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;

•	will not survive consummation of the merger;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

•	were made only as of the date of the merger agreement or such other date as is specified in the merger.

The representations and warranties made by CenterState and Community to each other primarily relate to:

•	corporate organization, existence, power and authority;

•	capitalization;

•	ownership of subsidiaries;

•	corporate authorization to enter into the merger agreement and to consummate the merger;

•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;

•	regulatory approvals required in connection with the merger;

•	reports filed with governmental entities, including, in the case of CenterState, the SEC;

•	financial statements;

•	absence of material adverse effect on each party since June 30, 2015;

•	compliance with laws and the absence of regulatory agreements;

•	litigation;

•	tax matters;

•	accuracy of the information supplied by each party for inclusion or incorporation by reference in this proxy statement/prospectus; and

•	fees paid to financial advisors.

Community has also made representations and warranties to CenterState with respect to:

•	material contracts;

•	the inapplicability to the merger of state takeover laws;

•	employee benefit plans and labor matters;

•	the opinion from Bank Advisory Group;

•	environmental matters;

•	loan matters;

•	intellectual property;

•	transactions with affiliates;

•	derivative instruments and transactions;

•	administration of fiduciary accounts;

•	Community Reinvestment Act compliance;

•	maintenance of insurance policies;

•	ownership and other property rights;

•	liquidity of investment portfolio;

•	accuracy of books and records; and

•	absence of actions or omissions by present or former directors, advisory directors, officers, employees or agents that would give rise to a material claim for indemnification.

CenterState also has represented to Community that it has, and at the closing of the merger will have, access to sufficient funds available to make all cash payments required to consummate the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

Mutual Closing Conditions. The obligations of CenterState and Community to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by Community shareholders;

•	the authorization for listing on the Nasdaq Global Select Market of the shares of CenterState common stock to be issued in the merger;

•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act, and the absence of a stop order suspending the effectiveness of the Registration Statement on Form S-4 or any proceeding initiated or threatened by the SEC for that purpose;

•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;

•

the receipt of all regulatory approvals required to consummate the transactions contemplated by the merger agreement, without any condition, that would (i) reasonably be expected to constitute a material adverse effect on CenterState and CenterState Bank, taken as a whole, after giving effect to the transactions contemplated by the merger agreement, (ii) require CenterState to maintain any increase capital or reduce any levels of classified assets, or (iii) require CenterState or CenterState Bank to originate any loans or make any payments to any one or more parties other than pursuant to contracts or commitments in effect as of the date of the merger agreement in order procure such regulatory approvals;

•	the accuracy of such party’s representations and warranties, as of the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement), other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such parties; and

•	the performance in all material respects by the other party of its respective obligations under the merger agreement.

Additional Closing Conditions for the Benefit of CenterState. In addition to the mutual closing conditions, CenterState’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the dissenting shares constituting less than 5% of the outstanding shares of Community common stock;

•	the absence of any event which is expected to have or result in a material adverse effect on Community;

•	CenterState’s satisfaction as to the absence of any “excess parachute payments” in connection with the closing of the merger, and the termination of all Community compensation agreements with its officers, directors, and employees, and the termination of its benefit plans; and

•	each party shall have obtained any and all consents, approvals, authorizations, clearances, exemptions, waivers, or similar affirmation required for consummation of the merger or for the preventing of any default under any contract, agreement or permit of such party which, if not obtained or made, is reasonably likely to have a material adverse effect on CenterState after giving effect to the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Community shareholders, as follows:

•	by mutual written consent of CenterState and Community;

•	by either CenterState or Community, if (i) a regulatory or other governmental authority that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable (provided that the denial is not attributable to the failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement required to be performed prior to the effective time of the merger) or (ii) a regulatory or other governmental authority has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the completion of the merger or the bank merger;

•	by either CenterState or Community, if the merger has not been completed by July 1, 2016, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•

by either CenterState or Community, if there is a breach by the other party of any representation, warranty, covenant or other agreement set forth in the merger agreement, that would, individually or in the aggregate, result in the failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within thirty (30) days following written notice to the breaching party or by its nature or timing cannot be cured within that time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by CenterState, if the Community board of directors fails to recommend that the Community shareholders approve the merger agreement or makes a change in recommendation, or if Community materially breaches any of the provisions of the merger agreement relating to third party proposals, as described under “— Third Party Proposals”;

•	by Community, prior to obtaining the approval of the merger agreement by the Community shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party proposals, as described under “— Third Party Proposal” (provided that Community has not materially breached any such provisions and pays CenterState the termination fee described under “— Termination Fee”);

•	by either CenterState or Community, if the Community shareholders fail to approve the merger agreement at a duly held meeting of Community shareholders or any adjournment or postponement thereof (provided that the Community board of directors has recommended that the Community shareholders approve the merger agreement and has not made a change in recommendation); and

•	by Community, if both of the following conditions are satisfied:

(a)	the number obtained by dividing the average closing sales price of the CenterState common stock during a specified time period prior to the completion of the merger by $14.55 is less than 0.80, and

(b)	the difference between: (a) the number obtained by dividing the Final Nasdaq Bank Index Price by the Initial Nasdaq Bank Index Price less (b) the number obtained in (i) above, is greater than 0.15.

If Community elects to exercise its termination right, it must elect to do so within two days after the Determination Date. During the two-day period commencing with its receipt of such notice, CenterState shall have the option to increase the Per Share Stock Consideration by adjusting the Per Share Stock Consideration (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of $14.55, 0.80 and the Per Share Stock Consideration by (B) the Average Closing Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Per Share Stock Consideration by (B) the CenterState Ratio. If CenterState so elects within such two-day period, it must give prompt written notice to Community of such election and the amount of the increase in the Per Share Stock Consideration computed with reference to the Average Closing Price, whereupon no termination will be deemed to have occurred and the merger agreement will remain in effect in accordance with its terms (except as the payment of such shares of CenterState common stock to holders of Community common stock).

For purposes of this termination provision of the merger agreement, the following terms shall have the meanings indicated:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Average Closing Price” means the Average VWAP of the CenterState Common Stock over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” means the number obtained by dividing the Average Closing Price by $14.55.

“Determination Date” means the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” means the average of the Index Prices for the twenty (20) consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” means the NASDAQ Bank Index.

“Index Price” means the closing price of the Index Group on any applicable date.

“Index Ratio” means the number obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the Index Group on the last trading day immediately preceding the date of the merger agreement, which was $2,731.27.

“Per Share Stock Consideration” means the right of Community shareholders to receive 0.9148 shares of CenterState common stock.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of CenterState Common Stock.

Termination Fee

Community must pay CenterState a termination fee of $2.5 million:

•	if the merger agreement is terminated by CenterState because the Community board of directors did not recommend that the Community shareholders approve the merger agreement or made a change in recommendation, or because Community materially breached any of the provisions of the merger agreement relating to third party acquisition proposals, as describe under “— Third Party Proposals”;

•	if the merger agreement is terminated by Community, prior to obtaining approval of the merger agreement by the Community shareholders, in order to enter into an agreement relating to a superior proposal in accordance with the provisions of the merger agreement relating to third party acquisition proposals, as described under “— Third Party Proposals”; and

•	if the merger agreement is terminated by CenterState or Community because the Community shareholders fail to approve the merger agreement and, if prior to such termination, there is a publicly announced acquisition proposal and, within six months of such termination, Community or any of its significant subsidiaries enters into a definitive agreement with respect to such acquisition proposal or completes such acquisition proposal. For purposes of this termination right, the references to 20% in the definition of “acquisition proposal” are deemed to be references to 50%.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of Community, CenterState, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that:

•	the provisions of the merger agreement relating to confidentiality obligations of the parties, the payment of expenses, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement; and

•	termination will not relieve a breaching party from liability for any willful and material breach of any provision of the merger agreement.

Other than in a case of willful and material breach of the merger agreement, the payment of the termination fee fully discharges Community from, and is the sole and exclusive remedy of CenterState with respect to, any and all losses that may be suffered by CenterState based upon, resulting from or arising out of the circumstances giving rise to such termination of the merger agreement.

Waiver; Amendment

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the Community shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Community shareholders, there may not be, without further approval of the Community shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement; or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses.

Non-Competition and Non-Disclosure Agreements

At the time of the execution of the merger agreement, each non-employee director of Community executed a non-competition and non-disclosure agreement with CenterState, in which each such director has agreed, among other things:

•	not to disclose confidential information or trade secrets relating to the business of Community and of which the director became aware as a consequence of his relationship with Community; and

•	for a period of two years after the effective time of the merger, directly on his own behalf or on behalf any other person:

•	not to solicit any customer of CenterState, CenterState Bank or Community, including actively sought prospective customers of Community at the effective time of the merger, for the purpose of providing competitive products or services;

•	act as a director, manager, officer, or employee of any business that is the same or essentially the same as the business conducted by CenterState, CenterState Bank or Community and that has an office located within Miami-Dade, Monroe and each contiguous county; or

•	solicit or recruit or attempt to solicit or recruit any employee of CenterState, CenterState Bank or Community.

Claims Letters with Directors

At the time of the execution of the merger agreement, each director of Community executed a letter agreement with CenterState, pursuant to which each such director released and discharged, effective upon the consummation of the merger, Community, its directors and officers (in their capacities as such), and their respective successors and assigns (including CenterState and CenterState Bank), of and from any and all liabilities or claims that the director has or claims to have, or previously had or claimed to have, solely in his capacity as an officer, director or employee of Community, as of the effective time of the merger. The release does not apply to (i) compensation for services that has accrued but not yet been paid in the ordinary course of business consistent with past practice; (ii) other contract rights relating to severance, employment, stock options and restricted stock grants that have been disclosed in writing to CenterState on or prior to the date of the merger agreement; (iii) claims that the director may have in any capacity other than as an officer, director or employee of Community, such as claims as a borrower under loan commitments and loan agreements, claims as a depositor under any deposit account or as the holder of any certificate of deposit, claims on account of any services rendered by the director, claims in his or her capacity of a stockholder of Community and claims as a holder of any check issued by any other depositor of Community; or (iv) any claims that the director may have under the merger agreement, including with respect to the indemnification provisions of the merger agreement.

THE COMPANIES

CenterState

CenterState was incorporated under the laws of the State of Florida on September 20, 1999. CenterState is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and owns all the outstanding shares of CenterState Bank of Florida, N.A. (“CenterState Bank”), and R4ALL, Inc. (“R4ALL”) a non-bank subsidiary formed to acquire and dispose of troubled assets from CenterState Bank.

CenterState was formed and commenced operations by acquiring CenterState Bank Central Florida, N.A. (“Central”), CenterState Bank, N.A. (“CSNA”) and First National Bank of Polk County (“FNB/Polk”) in June of 2000. Central and CSNA commenced operations in 1989. FNB/Polk commenced operations in 1992.

CenterState Bank commenced operations in April of 2000 and was acquired by CenterState on December 31, 2002. In January 2006, FNB/Polk was merged with CenterState Bank.

CenterState purchased CenterState Bank Mid Florida in March of 2006 and merged it with CSNA in November of 2007. In April of 2007 CenterState purchased Valrico State Bank (“VSB”). In December 2010 Central and CSNA were merged into CenterState Bank. In June 2012 VSB was merged into CenterState Bank.

Through its subsidiary bank, CenterState Bank, CenterState acquired assets and deposits from four failed financial institutions from the Federal Deposit Insurance Corporation (“FDIC”) in 2009 and 2010, and a fifth and sixth in January 2012.

In January 2011, CenterState’s subsidiary, CenterState Bank, acquired four branch banking offices with approximately $113 million of deposits and approximately $121 million of performing loans from TD Bank, N.A.

In November 2011, CenterState and its subsidiary CenterState Bank acquired Federal Trust Corporation in Sanford, Florida, with approximately $157 million of selected performing loans, $198 million of deposits and five branch banking offices from The Hartford Insurance Group, Inc., the sole owner of Federal Trust Corporation.

In January 2014, CenterState acquired Gulfstream Bancshares, Inc. (“Gulfstream”) which added four additional branches (approximately $479 million of deposits) and two additional counties, Palm Beach and Martin to the Company’s market area.

In June 2014, CenterState acquired First Southern Bancorp, Inc. (“FSB”) which included approximately $600 million of loans, $853 million of deposits and 17 branches, of which 10 were either sold or closed in September 2014, and added Broward County to the Company’s market area.

Headquartered in Davenport, Florida between Orlando and Tampa, CenterState provides a range of consumer and commercial banking services to individuals, businesses and industries through its 57 bank branch network located within twenty counties throughout Florida. As of September 30, 2015 its 57 bank branch offices were located in the following Florida counties:

Broward	Indian River	Orange	Putnam
Duval	Lake	Osceola	Seminole
Hendry	Marion	Palm Beach	Sumter
Hernando	Okeechobee	Pasco	St. Lucie
Hillsborough	Martin	Polk	Volusia

The basic services CenterState offers include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail and by internet. In addition, CenterState makes residential and commercial real estate loans, secured and unsecured commercial loans and consumer loans. It provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. CenterState also offers internet banking services to its customers. Effective with the acquisition of a trust department pursuant to its January 2012 acquisition of a failed financial institution in Duval county, CenterState now offers trust services to customers throughout its existing markets in Florida. CenterState also has a wealth management division that offers other financial products to its customers, including mutual funds, annuities and other products.

CenterState’s revenue is primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities and short-term investments, and commissions on bond sales. The principal sources of funds for its lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. Its principal expenses are interest paid on deposits, and operating and general administrative expenses.

In addition to providing traditional deposit and lending products and services to commercial and retail customers through its 57 locations, CenterState also operates a correspondent banking and bond sales division. The division is integrated with and part of its subsidiary bank, CenterState Bank, located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama and Atlanta, Georgia. The business lines of this division are primarily divided into three inter-related revenue generating activities. The first, and largest, revenue generator is commissions earned on fixed income security sales, hedging products and services and loan sales. The second category includes: (a) correspondent bank deposits (i.e., federal funds purchased) and (b) correspondent bank checking accounts and clearing services. The third, and smallest revenue generating category, includes fees from safe-keeping activities, bond accounting services for correspondents, and asset/liability consulting related activities. The customer base includes small to medium size financial institutions primarily located in southeastern United States.

As is the case with banking institutions generally, CenterState’s operations are materially and significantly influenced by the real estate market, general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CenterState faces strong competition in the attraction of deposits (our primary source of lendable funds) and in the origination of loans.

At September 30, 2015, CenterState’s primary asset is its ownership of 100% of the stock of its subsidiary bank. At September 30, 2015, CenterState had total consolidated assets of $3.9 billion, total consolidated loans of $2.6 billion, total consolidated deposits of $3.2 billion, and total consolidated shareholders’ equity of $480 million.

CenterState’s executive offices are located at 42745 U.S. Highway 27, Davenport, Florida 33837. CenterState’s telephone number is 863-419-7750 and its website is www.centerstatebanks.com.

The information on CenterState’s website is not part of this proxy statement/prospectus, and the reference to CenterState’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about CenterState is included in documents incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated By Reference.”

Community

Community was incorporated under the laws of the State of Florida in 1981. Community is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and owns all the outstanding shares of Community Bank of Florida, N.A. (“Community Bank”). Community Bank was formed and commenced operations in 1973. Community was formed and commenced operations by acquiring Community Bank in 1981 and becoming a bank holding company with respect to Community Bank at that time.

Headquartered in Homestead, Florida, Community provides a range of consumer and commercial banking services to individuals, businesses and industries through its 10 bank branch network located within the Florida Counties of Miami-Dade, Monroe and Polk.

The basic services Community offers include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail and by internet. In addition, Community makes residential and commercial real estate loans, secured and unsecured commercial loans and consumer loans. It provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. Community also offers internet banking services to its customers.

Community Bank also has two subsidiaries, Community Leasing, Inc. and Combank Title Insurance, Inc. Community Leasing is involved in commercial lease activity, while Combank Title, owned jointly with a law firm, and realty firm, provides real estate title work and policies in connection with real estate closings.

Community’s revenue is primarily derived from interest on, and fees received in connection with, real estate and other loans, interest and dividends from investment securities and short-term investments, and commissions on bond sales. The principal sources of funds for its lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. Its principal expenses are interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, Community’s operations are materially and significantly influenced by the real estate market, general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Community faces strong competition in the attraction of deposits (our primary source of lendable funds) and in the origination of loans.

On February 2, 2012, Community Bank entered into a Consent Order agreement (the “Order”) with the FDIC and the OFR to enhance certain aspects of Community Bank’s operations. This Order places certain limitations and established required benchmarks which Community Bank needs to attain within predetermined target dates. The Order requires among other things, that Community Bank maintain an 8% Tier 1 Capital and 12% Total Risk Based Capital ratio and submit a written plan to the FDIC and OFR to reduce classified assets.

At September 30, 2015, Community had total consolidated assets of $486 million, total consolidated loans, net of allowance for loan losses, of $329 million and total consolidated deposits of $438 million. Total common shareholders’ equity at September 30, 2015 was $46 million.

Community’s executive offices are located at 28801 Southwest 157th Avenue, Homestead, Florida 33090. Community’s telephone number is 305-245-2211 and its website is www.communitybankfl.com. The information on Community’s website is not part of this proxy statement/prospectus, and the reference to Community’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Security Ownership of Certain Beneficial Owners and Management of Community

The following table sets forth the beneficial ownership of Community common stock as of January 12, 2016 by: (i) each person or entity who is known by Community to beneficially own more than 5% of the outstanding shares of Community common stock; (ii) each director and executive officer of Community and Community Bank; and (iii) all directors and executive officers of Community as a group. Community is not aware of any other person who beneficially owns 5% or more of the aggregate Community common stock.

The percentage of beneficial ownership is calculated in relation to the 4,976,521 shares of Community common stock and 173,000 vested and outstanding stock options. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options or warrants that are exercisable within 60 days of January 12, 2016. There are stock options outstanding for 173,000 common shares of Community at January 12, 2016. Of this amount, 135,000 are owned and exercisable by the directors and executive officers listed below. Unless otherwise indicated, to Community’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Beneficial Owner	Number of shares of Community Common Stock Beneficially Owned	Percent of Outstanding Shares of Community’s Common Stock
Director:
Michael J. Marcus, Chairman (a)	3,500	0.07%
Harold R. Arve, Jr. (b)	190,605	3.83%
James J. Boilini (c)	14,203	0.29%
Jose Cardenal, Jr. (d)	62,000	1.25%
Robert L. Epling (e)	387,843	7.68%
Charles P. Munz	0	0.00%
Rene Taylor	104,000	2.09%

Executive Officers (not listed above):
Amber Yunus, CFO (f)	14,716	0.30%
Daniel P. Lipe, EVP (g)	57,506	1.14%
Bette Brown, EVP	1,120	0.02%

All Directors and Executive Officers as a group (10 individuals)	835,493	16.35%

Other 5% owners not listed above

Vito Strano	275,080	5.53%
George Eicher	530,869	10.67%

(a)	Includes 1,500 shares held jointly with Carletta S. Marcus and 2,000 shares held jointly with Robin R. Marcus.
(b)	Includes 28,830 shares held jointly with Dorothy M. Arve, 51,575 shares held jointly with Linda R. Arve and 100,000 shares held in IRA in Mr. Arve’s name.
(c)	Shares are held jointly with Mary Lynn Boilini.
(d)	Shares are held jointly with Maria E. Cardenal.
(e)	Includes 30,000 shares held by Linda Epling and 69,000 options to acquire shares.
(f)	Includes 12,000 options to acquire shares.
(g)	Includes 285 shares held jointly with Layla Lipe. Includes 54,000 options to acquire shares.

DESCRIPTION OF CENTERSTATE’S CAPITAL STOCK

General

As of January 12, 2016, the authorized capital stock of CenterState consisted of 100,000,000 shares of common stock, 45,500,488 of which were outstanding and held by approximately 1,053 shareholders of record. The articles of incorporation also authorize CenterState to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

The following discussion is a brief summary of certain rights relating to CenterState common stock and preferred stock, as determined by the articles and the bylaws of CenterState. The following discussion is not intended to be a complete description of such capital stock and is qualified in its entirety by reference to governing laws and the Articles and CenterState bylaws.

Common Stock

Holders of common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of CenterState out of funds legally available therefor. Holders of common stock are entitled to one vote per share on all matters on which the holders are entitled to vote and do not have any cumulative votes in the election of Directors. Holders of common stock have no conversion, redemption, preemptive, or sinking fund rights. In the event of a liquidation, dissolution or winding-up of CenterState, holders of common stock are entitled to share equally and ratably in the assets of CenterState, if any, remaining after the payment of all debts and liabilities of CenterState, as well as any prior rights of payment to holders of shares of preferred stock.

Preferred Stock

Under CenterState’s articles of incorporation, it is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding. As to the shares of preferred stock, CenterState’s board of directors has the authority, without approval of CenterState’s shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as CenterState’s board of directors may determine. A series of preferred stock upon issuance will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of CenterState. The relative rights, preferences and limitations that CenterState’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because CenterState’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of preferred stock to be issued in the reclassification transaction. Although CenterState’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for the CenterState common stock is Continental Stock Transfer and Trust Company.

COMPARISON OF SHAREHOLDER RIGHTS

CenterState and Community are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of Community who receive shares of CenterState common stock in the merger will be determined by reference to CenterState’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of Community shareholders and CenterState shareholders.

	COMMUNITY	CENTERSTATE
Capital Stock	Holders of Community capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Community’s articles of incorporation and bylaws.	Holders of CenterState capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and CenterState’s articles of incorporation and bylaws.

Authorized	Community’s authorized capital stock consists of 10,000,000 shares of common stock, par value $.50 per share	CenterState’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, stated value $.01 per share.

Outstanding	As of January 12, 2016, there were 4,976,521 shares of Community common stock outstanding.	As of January 12, 2016, there were 45,500,488 shares of CenterState common stock outstanding and no shares of CenterState preferred stock outstanding.

Voting Rights	Holders of Community common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.	Holders of CenterState common stock generally are entitled to one vote per share in the election of directors and on all other matters submitted to a vote at a meeting of shareholders.

Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.

Stock Transfer Restrictions	None.	None.

	COMMUNITY	CENTERSTATE
Dividends

Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:

•    the corporation would not be able to pay its debts as they come due in the usual course of business; or

•    the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Under the FBCA, a corporation’s redemption of its own common stock is deemed a distribution.

Holders of CenterState common stock are subject to the same provisions of the FBCA.

Number of Directors	Community’s bylaws provide that the number of directors serving on the Community board of directors shall be such number as determined from time to time by the board of directors. There are currently seven directors serving on the Community board of directors. Community directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal. At least 3/5th of the Community directors must have resided in Florida for at least one year preceding their election to the board.	CenterState’s bylaws provide that the number of directors serving on the CenterState board of directors shall be such number as determined from time to time by the board of directors. There are currently eleven directors serving on the CenterState board of directors. CenterState directors are elected annually and each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such director’s death, resignation or removal.

Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Community’s articles of incorporation do not otherwise provide for the vote required to elect directors.	CenterState directors are similarly elected in accordance with the FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors.

	COMMUNITY	CENTERSTATE
Removal of Directors	Community’s bylaws provide that any director may be removed by majority vote of the shareholders, with or without cause.	CenterState’s bylaws have similar provisions.

Vacancies on the Board of Directors

Community’s bylaws provide that in case of any vacancy on the board occurring between annual shareholders’ meetings, the board may appoint a successor to serve.

The bylaws also provide that at any regular board meeting, the board may appoint additional directors to the board, not to exceed two during any one year, who may serve for the remainder of that year until the succeeding annual shareholders’ meeting.

CenterState’s bylaws have similar provisions.

Action by Written Consent	Community’s bylaws do not provide for shareholders to act by written consent	CenterState’s bylaws do not provide for shareholders to act by written consent.

Advance Notice Requirements for Shareholder Nominations and Other Proposals	Community’s bylaws have no provisions relating to advance notice of shareholder nomination or other proposals.

CenterState’s Nomination and Shareholder Communication Policy provides that a shareholder who desires to nominate a person for election to the CenterState board of directors at a meeting of shareholders and who is eligible to make such nomination must give written notice of the proposed nomination to the Secretary of CenterState at the principal executive office of CenterState not less than 120 calendar days in advance of the date which is one year later than the date of CenterState’s proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders.

Shareholder nominations and proposals are not otherwise addressed in CenterState’s articles of incorporation or bylaws.

Notice of Shareholder Meeting	Community’s bylaws provide that the Secretary or other person designated by the President, board or shareholders, shall cause notice of each shareholders’ meeting to be mailed to the shareholders of record	CenterState’s bylaws have similar notice provisions.

	COMMUNITY	CENTERSTATE

not less than 10 and not more than 60 days prior to the meeting date. The notice must clearly set forth the time, place and purpose of such meeting. Any shareholder may waive notice of such meeting either before, after or at such meeting.

Amendments to Charter	Community’s articles of incorporation may be amended in accordance with the FBCA.	CenterState’s articles of incorporation may be amended in accordance with the FBCA.

Amendments to Bylaws	Community’s bylaws may be amended by a vote of a majority of the directors at any regular or special board meeting.	CenterState’s bylaws have similar provisions.

Special Meeting of Shareholders	Community’s bylaws provide that special meetings of the shareholders may be called at any time by the Chairman, the President, a majority of the directors or by holders of a majority of the outstanding shares of Community stock.	CenterState’s bylaws have similar provisions, except that, when requested by shareholders, it must be by the holders of at least one-third of the shares entitled to be voted at such meeting.

Quorum	Community’s bylaws provide that a majority of the outstanding Community stock entitled to vote shall constitute a quorum.	CenterState bylaws have a similar provision.

Proxy	Community’s bylaws provide that at any meeting of shareholders, any shareholder having the right to vote may be represented and may vote by proxy appointed in an instrument in writing.	CenterState bylaws have a similar provision.

Preemptive Rights	Community’s shareholders do not have preemptive rights.	CenterState’s shareholders do not have preemptive rights.

Shareholder Rights Plan/Shareholders’ Agreement	Community does not have a rights plan. Neither Community nor Community shareholders are parties to a shareholders’ agreement with respect to Community’s capital stock.	CenterState does not have a rights plan. Neither CenterState nor CenterState shareholders are parties to a shareholders’ agreement with respect to CenterState’s capital stock.

Indemnification of Directors and Officers	Community’s bylaws provide that Community may indemnify its current and former directors, officers, employees and agents in accordance with that provided un the FBCA.	CenterState’s bylaws provide that CenterState may indemnify its current and former directors, officers, employees and agents in accordance with that provided un the FBCA.

	COMMUNITY	CENTERSTATE
Certain Business Combination Restrictions	Community’s articles of incorporation do not contain any provision regarding business combinations between Community and significant shareholders.	CenterState’s articles of incorporation do not contain any provision regarding business combinations between CenterState and significant shareholders.

Prevention of Greenmail	Community’s articles of incorporation do not contain a provision designed to prevent greenmail.	CenterState’s articles of incorporation do not contain a provision designed to prevent greenmail.

Fundamental Business Transactions	Community’s articles of incorporation do not contain any provision regarding shareholder approval of any similar fundamental business transaction.	CenterState’s articles of incorporation do not contain any provision regarding shareholder approval of any similar fundamental business transaction.

Non-Shareholder Constituency Provision	Community’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers	CenterState’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

Dissenters’ Rights	Community shareholders are entitled to dissenters’ rights as permitted under the FBCA.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of CenterState common stock are not entitled to exercise dissenters’ rights under the FBCA.

LEGAL MATTERS

The validity of the shares of CenterState common stock to be issued in connection with the merger has been passed upon by Smith Mackinnon, PA, Orlando, Florida. A member of the Firm owns 18,364 shares of CenterState common stock.

EXPERTS

The consolidated financial statements of CenterState appearing in its Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of its internal control over financial reporting as of December 31, 2014, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows CenterState to “incorporate by reference” information into this proxy statement/prospectus, which means that CenterState can disclose important information to you by referring you to another document filed separately by it with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus. This document incorporates by reference the following documents that have previously been filed with the SEC by CenterState:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 5, 2015, including the portions of CenterState’s Definitive Proxy Statement on Schedule 14A filed on March 5, 2015, and incorporated into that Form 10-K by reference.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 4, 2015;

•	Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2015, filed on August 4, 2015;

•	Quarterly Report on Form 10-Q for the three month and nine month periods ended September 30, 2015, filed on November 3, 2015;

•	Current Reports on Form 8-K filed on April 10, 2015, April 20, 2015, April 21, 2015, July 20, 2015; July 22, 2015, July 27, 2015, October 5, 2015, October 27, 2015 and October 27, 2015; and

•	The description of the CenterState common stock contained in CenterState’s Registration Statement on Form 8-A filed with the SEC on November 27, 2000, and any amendments or reports filed for the purpose of updating such description.

In addition, CenterState is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Special Meeting of Community’s shareholders, provided, however, that CenterState is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CenterState files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CenterState files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this proxy statement/prospectus.

Appendix A

AGREEMENT AND PLAN OF MERGER

By and between

CENTERSTATE BANKS, INC.

and

COMMUNITY BANK OF SOUTH FLORIDA, INC.

Dated as of October 5, 2015

i

(continued)

(continued)

Exhibit A — Form of Shareholder Voting Agreement

Exhibit B — Form of Bank Plan of Merger and Merger Agreement

Exhibit C — Form of Director Non-Competition and Non-Disclosure Agreement

Exhibit D — Form of Claims Letter

INDEX OF DEFINED TERMS

Definition	Section
Acquisition Proposal	6.7(e)
Action	3.14
Agreement	Preamble
Articles of Merger	1.2
Average Closing Price	8.1(a) (viii)
Average VWAP	8.1(a)(viii)
Bank Merger	1.8
Bank Merger Agreement	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.8(a)
Board Confidential Matters	6.2(d)
Book-Entry Shares	1.4(g)
Business Day	9.1
Cancelled Shares	1.4(d)
Cash Election Share	1.4(c)
Cash Share Limitation	1.4(c)
CBKS	Preamble
CBKS Benefit Plans	6.5(e)
CBKS Board Confidential Matters	6.2(d)
CBKS Board Recommendation	6.3
CBKS Bylaws	3.1(b)
CBKS Charter	3.1(b)
CBKS Common Stock	1.4(b)
CBKS Confidential Information	6.7(a)
CBKS Disclosure Schedule	9.11
CBKS Financial Statements	3.6(a)
CBKS Individuals	6.7(a)
CBKS Insurance Policies	3.24
CBKS Material Contract	3.9(a)
CBKS Regulatory Agreement	3.8(b)
CBKS Representatives	6.7(a)
CBKS Shareholder Approval	3.3(a)
CBKS Shareholder Meeting	6.3
CBKS Shareholder Meeting Notice Date	6.3
CBKS Stock Option	1.5(a)
CBKS Stock Plans	1.5(a)
CBKS Termination Fee	8.4(a)
CBKS Trust I	3.1(d)
CBKS Trust II	3.1(e)
CenterState	Preamble
CenterState Bank of Florida, N.A.	1.8
CenterState Bylaws	4.3(c)
CenterState Charter	4.3(c)
CenterState Common Stock	1.4(a)
CenterState Disclosure Schedule	9.11
CenterState Ratio	8.1(a)(viii)
CenterState Regulatory Agreement	4.8(b)
CenterState SEC Reports	4.5(b)
CenterState Termination Fee	8.4(c)

Definition	Section
Certificate	1.4(g)
Change in Recommendation	6.7(c)
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	2.2(d)
Community Bank	1.8
Confidentiality Agreement	6.2(d)
Covered Employees	6.5(a)
D&O Insurance	6.6(c)
Declarations of Trust	3.3(b)
Derivative Transaction	3.20(b)
Determination Date	8.1(a)(viii)
Determination Period	8.1(a)
Disclosure Schedule	9.11
Dissenting Shares	1.4(e)
DPC Common Shares	1.4(d)
Effective Time	1.2
Election Deadline	1.4(c)
Election Form	1.4(c)
Environmental Law	3.16(b)
Environmental Survey	6.15(a)
EPCRS	3.11(b)
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
FBCA	1.1
FDIC	3.4
FHLB	3.2(c)
Final Index Price	8.1(a)(viii)
FOFR	3.4
FRB	3.4
GAAP	3.1(c)
FBCA	1.1
Governmental Entity	3.4
Hazardous Substance	3.16(c)
Indemnified Parties	6.6(a)
Indentures	3.3(b)
Index Group	8.1(a)(viii)
Index Price	8.1(a)(viii)
Index Ratio	8.1(c)(viii)
Initial Index Price	8.1(a)(viii)
Intellectual Property	3.18(b)
IRS	3.11(a)
Keefe Bruyette	4.13
Letter of Transmittal	2.2(a)
Liens	3.2(c)
Material Defect	6.15(d)

v

Definition	Section
Material Defect Notice	6.15(b)
Material Adverse Effect	3.7(a)
Materially Burdensome Regulatory Condition	6.1(f)
Maximum D&O Tail Premium	6.6(c)
Merger	Recitals
Merger Consideration	1.4(g)
Nasdaq	3.4
Party or Parties	Preamble
PBGC	3.11(e)
Permits	3.8(b)
Per Share Cash Consideration	1.4(c)
Per Share Stock Consideration	1.4(c)
Person	3.2(c)
Potential Cash Payment	1.4(c)
Previously Disclosed	9.11
Property Examination	6.15(a)
Proxy Statement	3.4
Real Property	6.15(a)
Regulatory Approvals	3.4
Requisite Regulatory Approvals	7.1(e)
Rights	3.2(a)
Sarbanes-Oxley Act	4.5(b)
SEC	3.4
Securities Act	3.2(a)
SRO	3.4
Starting Price	8.1(a)
Statutory Trust Act	3.1(d)
Subsidiary	3.1(c)
SunTrust	3.13
Superior Proposal	6.7(e)
Surviving Bank	1.8
Surviving Company	Recitals
Tax Opinion	7.1(f)
Taxes	3.22(j)
Tax Opinion	7.1(f)
Tax Returns	3.22(k)
Total Cash Amount	1.4(c)
Trading Day	8.1(viii)
Trust Account Common Shares	1.4(d)
Voting Agreement	Recitals
Voting Debt	3.2(a)
VWAP	8.1(viii)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of the 5th day of October, 2015, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and Community Bank of South Florida, Inc. a Florida corporation (“CBKS” and, together with CenterState, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which CBKS will, on the terms and subject to the conditions set forth in this Agreement, merge with and into CenterState (the “Merger”), with CenterState as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as a condition to the willingness of CenterState to enter into this Agreement, all of the directors of CBKS have entered into voting agreements (each a “Voting Agreement”), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with CenterState, pursuant to which each such director has agreed, among other things, to vote all of the CBKS Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Florida Business Corporation Act (the “FBCA”), at the Effective Time, CBKS shall merge with and into CenterState. CenterState shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of CBKS shall cease.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing, the Parties shall execute, and CenterState shall cause to be filed with the Department of State of the State of Florida and the Secretary of State of the State of Florida, articles of merger as provided in the FBCA (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger are filed or such other time as may be specified in such Articles of Merger (the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

1.4 Conversion of Stock. By virtue of the Merger and without any action on the part of CBKS, CenterState or the holders of any of the following securities, at the Effective Time:

(a) Each share of common stock, par value $0.01 per share, of CenterState (“CenterState Common Stock”) issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Company.

(b) Subject to Sections 1.4(c), 1.4(d), 1.4(e), 1.4(f), and 8.1(viii) each share of the common stock, par value $0.50 per share, of CBKS (the “CBKS Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares, but excluding any Cancelled Shares and any Dissenting Shares (collectively, the “Exchangeable Shares,” and each an “Exchangeable Share”), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.9148 shares of CenterState Common Stock (the “Per Share Stock Consideration”).

(c) Cash Election Shares.

Holders of CBKS Common Stock shall be provided with an opportunity to elect to receive cash consideration in lieu of receiving CenterState Common Stock in the Merger, in accordance with the election procedures set forth below. Holders who elect to receive cash in lieu of exchanging their shares of CBKS Common Stock for CenterState Common Stock as specified below shall receive $13.31, without interest thereon (the “Per Share Cash Consideration”) for each share of CBKS Common Stock that is so converted (each, a “Cash Election Share”). Notwithstanding the preceding sentence or anything in this Agreement to the contrary, the aggregate number of Cash Election Shares shall be equal to, as nearly as practicable, but in no event shall exceed 2,488,261 (the “Cash Share Limitation”), and the aggregate Per Share Cash Consideration shall be equal to, as nearly as practicable, but in no event shall exceed $33,118,748 (the “Total Cash Amount”). At the Effective Time, each Cash Election Share shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Per Share Cash Consideration.

The Exchange Agent shall mail an election form in such form as CenterState and CBKS shall mutually agree (the “Election Form”) with or following the issuance of the Proxy Statement, to each holder of record of CBKS Common Stock. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of CBKS Common Stock to elect to receive cash with respect to all or a portion of such holder’s CBKS Common Stock, subject to the Cash Share Limitation in Section 1.4(c) above.

Any shares of CBKS Common Stock with respect to which the holder shall not have submitted to the Exchange Agent an effective, properly completed Election Form before such date and time prior to the Effective Time as CenterState and CBKS may mutually agree (the “Election Deadline”), and any shares of CBKS Common Stock with respect to which the holder shall have submitted an Election Form prior to the Election Deadline but with respect to which such holder shall have elected not to receive cash, shall, subject to the proration procedure in subsection (v) below, be converted into CenterState Common Stock at the Effective Time as set forth in, and subject to, Section 1.4(b) of this Agreement (all such shares described in this subsection (iii) being referred to as “Stock Election Shares”).

Any Election Form may be revoked or amended by the Person submitting such Election Form at or prior to the Election Deadline. In the event that an Election Form is revoked and a replacement Election Form therefor is not submitted prior to the Election Deadline, the shares of CBKS Common Stock represented by such Election Form shall become Stock Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CenterState nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Within five (5) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the allocation among the holders of CBKS Common Stock in accordance with the Election Forms shall be effected by the Exchange Agent as follows:

(A) Cash Elections More Than the Total Cash Amount. If the aggregate amount of cash that would be paid upon conversion in the Merger of the Cash Election Shares (the “Potential Cash Payment”) is greater than the Total Cash Amount, then:

(1) the number of Cash Election Shares designated by each holder of CBKS Common Stock who properly submitted an Election Form shall be automatically reduced to that number of shares equal to the product of (i) the number of such holder’s Cash Election Shares designated in the Election Form and (ii) a fraction, the numerator of which is the Cash Share Limitation, and the denominator of which is the aggregate number of Cash Election Shares designated in all Election Forms;

(2) each Cash Election Share remaining after adjustment pursuant to subsection (A)(1) above shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.4(c);

(3) each share of CBKS Common Stock that would have been a Cash Election Share but for the adjustment pursuant to subsection (A)(1) above shall automatically be deemed to be a Stock Election Share; and

(4) each Stock Election Share, including those so designated pursuant to subsection (A)(3) above, shall be converted into the right to receive CenterState Common Stock pursuant to Section 1.4(b).

(B) Cash Elections Less Than the Total Cash Amount. If the Potential Cash Payment is less than the Total Cash Amount, then:

(1) the Exchange Agent shall select first from among the Stock Election Shares that obtained such status because the holders thereof did not submit an effective, properly completed Election Form by the Election Deadline, by a pro rata selection process, and then (if necessary) from among the remaining Stock Election Shares, by a pro rata selection process, a sufficient number of Stock Election Shares to instead receive the Per Share Cash Consideration such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable but does not exceed the Total Cash Amount, and each share of CBKS Common Stock that would have been a Stock Election Share but for the adjustment pursuant to this subsection (1) shall automatically be deemed to be a Cash Election Share. The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes as shall be mutually determined by CenterState and CBKS before the Effective Time;

(2) each Cash Election Share, including those so designated pursuant to subsection (B)(1) above, shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.4(c); and

(3) each Stock Election Share remaining after the adjustment process pursuant to subsection (B)(1) above shall be converted into the right to receive CenterState Common Stock pursuant to Section 1.4(b).

(C) Cash Elections Equal to the Total Cash Amount. If the Potential Cash Payment is equal or nearly equal (as determined by the Exchange Agent) to (but in no event in excess of) the Total Cash Amount, then subsections (A) and (B) above shall not apply and:

(1) each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration pursuant to Section 1.4(c); and

(2) each Stock Election Share shall be converted into the right to receive CenterState Common Stock pursuant to Section 1.4(b).

(d) All shares of CBKS Common Stock that are owned by CBKS or CenterState (other than (i) shares of CBKS Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and (ii) shares of CBKS Common Stock held, directly or indirectly, by CBKS or CenterState in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist (any such shares, the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(e) Notwithstanding anything in this Agreement to the contrary, shares of CBKS Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Sections 607.1301 to 607.1333 of the FBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 607.1301 to 607.1333 of the FBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist), unless and until such holder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of CBKS Common Stock under such provisions of the FBCA. If any shareholder dissenting pursuant to Sections 607.1301 to 607.1333 of the FBCA and this Section 1.4(d) shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of CBKS Common Stock shall thereupon be treated as if they had been converted into and become Exchangeable Shares as of the Effective Time, eligible to receive the Merger Consideration in accordance with Section 1.4(b), without any interest thereon. CBKS shall give CenterState (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of CBKS Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the FBCA and received by CBKS relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the FBCA. CBKS shall not, except with the prior written consent of CenterState, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Article II to pay for shares of CBKS Common Stock for which dissenters’ rights have been perfected shall be returned to CenterState upon demand.

(f) If the number of shares of CenterState Common Stock or CBKS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock combination, stock dividend or similar recapitalization with respect to such stock, and the record date therefor shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted as necessary to preserve the relative economic benefit to the Parties.

(g) “Merger Consideration” shall mean the Per Share Stock Consideration and the Per Share Cash Consideration. All of the Exchangeable Shares of CBKS Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of CBKS Common Stock (each, a “Certificate”) and non-certificated share of CBKS Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of CBKS Common Stock represented by such Certificate or Book-Entry Shares have been converted pursuant to this Section 1.4.

1.5 Stock Options. CBKS shall cause each valid option to purchase shares of CBKS Common Stock (each, a “CBKS Stock Option”), outstanding and unexercised immediately prior to the Effective Time to be terminated and to have the holders of such CBKS Stock Options deliver an agreement of such holders to such cancellation and termination of the CBKS Stock Options prior to the Effective Time.

1.6 Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of CenterState in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of CenterState in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.7 Directors and Officers. The directors of the Surviving Company immediately following the Effective Time shall consist of the directors of CenterState immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Company immediately following the Effective Time shall consist of the officers of the CenterState immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 The Bank Merger. Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, Community Bank of Florida, Inc. (“Community Bank”), a Florida state-chartered bank and wholly owned first-tier subsidiary of CBKS, shall be merged (the “Bank Merger”) with and into CenterState Bank of Florida, N.A., a national banking association and wholly owned first-tier subsidiary of CenterState (“CenterState Bank, N.A.”), in accordance with the provisions of applicable federal and state banking laws and regulations, and CenterState Bank, N.A. shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the Boards of Directors of the Parties shall cause the Boards of Directors of Community Bank and CenterState Bank, N.A., respectively, to approve a separate merger agreement (the “Bank Merger Agreement”) in substantially the form attached hereto as Exhibit B, and cause the Bank Merger Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. Each of CenterState and CBKS also shall approve the Bank Merger Agreement in their capacities as sole shareholders of CenterState Bank, N.A. and Community Bank, respectively. The directors of the Surviving Bank immediately following the Effective Time shall consist of the directors of CenterState Bank, N.A. immediately prior to the Effective Time, and such directors shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Surviving Bank immediately following the Effective Time shall consist of the officers of CenterState Bank, N.A. immediately prior to the Effective Time, and such officers shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of CenterState Bank, N.A. at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Community Bank shall continue to operate under that name (together with any appendix required of national banking associations if its charter should be converted to that of a national bank).

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, CenterState shall appoint its transfer agent, Continental Stock Transfer and Trust Company, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration.

(a) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of CBKS Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or affidavits of loss in lieu of such Certificate)) to the Exchange Agent and which shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering a Certificate in exchange for the Merger Consideration to be issued or paid in consideration therefor.

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of CBKS Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, including any dividends that are payable to CenterState shareholders of record as of any date on or after the Closing Date and cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in respect of the shares of CBKS Common Stock represented by its Certificate or Certificates. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, including any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 1.4(b), in accordance with the provisions of this Article II. Any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each holder of one of more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Exchange Agent shall as soon as practicable following the Effective Time pay to the holder, the Merger Consideration for each Book-Entry Share and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Notwithstanding the provisions of Section 1.4(b), no dividends or other distributions with respect to CenterState Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CenterState Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate or payment of the Merger Consideration in respect of Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CenterState Common Stock represented by such Certificate or Book-Entry Shares and not paid or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CenterState Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CenterState Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d) In the event of a transfer of ownership of a Certificate representing CBKS Common Stock that is not registered in the stock transfer records of CBKS, the shares of CenterState Common Stock and cash in lieu of fractional shares of CenterState Common Stock comprising the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such CBKS Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of CenterState that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, CenterState) shall be entitled to deduct and withhold from any cash consideration or cash in lieu of fractional shares of CenterState Common Stock otherwise payable pursuant to this Agreement to any holder of CBKS Common Stock such amounts as the Exchange Agent or CenterState, as the case may be, is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or CenterState, as the case may be, and timely paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of CBKS Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or CenterState, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of CBKS of the shares of CBKS Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of CBKS Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of CenterState Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CenterState Common Stock shall be issued to the holder of Book-Entry Shares or upon the surrender of Certificates for exchange, no dividend or distribution with respect to CenterState Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CenterState. In lieu of the issuance of any such fractional share, CenterState shall pay to each former shareholder of CBKS who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest whole cent) determined by multiplying (i) the Average Closing Stock Price by (ii) the fraction of a share (after taking into account all shares of CBKS Common Stock held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) of CenterState Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(a) In the event any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if reasonably required by CenterState or the Exchange Agent, the posting by such Person of a bond in such amount as CenterState may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mutilated or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CBKS

Except as Previously Disclosed, CBKS hereby represents and warrants to CenterState as follows:

3.1 Organization, Standing and Power.

(a) Each of CBKS and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or formation, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CBKS.

(b) CBKS has previously made available to CenterState true and complete copies of CBKS’s articles of incorporation (the “CBKS Charter”) and bylaws (the “CBKS Bylaws”) and the articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. Neither CBKS nor any of its Subsidiaries is in violation of any provision of the CBKS Charter or CBKS Bylaws or such articles or certificate of incorporation or formation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable.

(c) As used in this Agreement, the term “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

3.2 Capitalization.

(a) The authorized capital stock of CBKS consists of 10,000,000 shares of CBKS Common Stock, of which 4,976,521 shares are issued and outstanding as of the date hereof (which includes no restricted shares issued and outstanding under the CBKS Restricted Stock Plan). As of the date hereof, CBKS held no shares of CBKS Common Stock in its treasury. As of the date hereof, there are 500,000 shares of CBKS Common Stock reserved for issuance for the 173,000 outstanding CBKS Stock Options, which are the only CBKS Stock Options that are outstanding. As of the date hereof, there are no restricted shares of CBKS Common Stock outstanding, including any pursuant to CBKS’s Restricted Stock Plan. All of the issued and outstanding shares of CBKS Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of CBKS may vote (“Voting Debt”) are issued or outstanding. As of the date hereof, except as set forth in Section 3.2(b), CBKS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, restricted shares, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of CBKS Common Stock, Voting Debt or any other equity securities of CBKS or any securities representing the right to purchase or otherwise receive any shares of CBKS Common Stock, Voting Debt or other equity securities of CBKS. There are no contractual obligations of CBKS or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of CBKS or any equity security of CBKS or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of CBKS or its Subsidiaries or (ii) pursuant to which CBKS or any of its Subsidiaries is or could be required to register shares of CBKS capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than 173,000 CBKS Stock Options, in each case that are outstanding as of the date hereof, no other equity-based awards are outstanding as of the date hereof. The name of each holder of a CBKS Stock Option, together with the date of each grant or award, the number of shares subject to each such stock option or warrant, the exercise price (or payment obligation of the holder) with respect to each share subject to such stock option or warrant, the vesting date(s) of unvested stock options and warrants, and the expiration dates thereof, as of the date hereof, is set forth on Section 3.2(b) of the CBKS Disclosure Schedule.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CBKS (and which, for purposes of this Agreement, shall include Community Bank), are owned by CBKS, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of CBKS has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Significant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Except as Previously Disclosed and for the ownership of CBKS Subsidiaries, readily marketable securities, securities held-to-maturity in Community Bank’s investment portfolio and stock in the Federal Home Loan Bank of Atlanta (“FHLB”), neither CBKS nor any of its Subsidiaries owns any equity or profit-and-loss interest in any individual, bank, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization (“Person”).

(d) CBKS does not have a dividend reinvestment plan or any shareholder rights plan.

3.3 Authority; No Violation.

(a) CBKS has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the CBKS Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CBKS. As of the date of this Agreement, the Board of Directors of CBKS has determined that this Agreement is advisable and in the best interests of CBKS and its shareholders and has directed that this Agreement be submitted to CBKS’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for receipt of the affirmative vote to approve this Agreement by the holders of a majority of the outstanding shares of CBKS Common Stock at a meeting called therefor (the “CBKS Shareholder Approval”), this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by CBKS and (assuming due authorization, execution and delivery by CenterState) constitutes the valid and binding obligation of CBKS, enforceable against CBKS in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by CBKS or the Bank Merger Agreement by Community Bank nor the consummation by CBKS of the transactions contemplated in this Agreement or by Community Bank of the transactions contemplated in the Bank Merger Agreement, nor compliance by CBKS or Community Bank with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) assuming that the CBKS Shareholder Approval is duly obtained or given, violate any provision of the CBKS Charter or CBKS Bylaws or the organizational documents of Community Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CBKS, any of its Subsidiaries or any of their respective properties or assets in a manner that could reasonably be expected to have a Material Adverse Effect on CBKS or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBKS or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which CBKS or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from, the Securities and Exchange Commission (the “SEC”), the Nasdaq Global Select Market (the “Nasdaq”), states securities authorities, the Financial Industry Regulatory Authority, applicable securities, commodities and future exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”), the Office of the Comptroller of the Currency (“OCC”), the Florida Office of Financial Regulation (“FOFR”) and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a registration statement on Form S-4 (the “Form S-4”) with respect to the shares of CenterState Common Stock to be issued in the Merger pursuant to Section 1.4, in which a proxy statement relating to the meeting of shareholders of CBKS to held in connection with this Agreement (the “Proxy Statement”) will be included, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the OCC, applicable Governmental Agencies, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, and (v) such filings and approvals as are required to be made or obtained under the Securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CBKS or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CBKS of this Agreement.

3.5 Reports.

(a) CBKS and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which CBKS has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) Neither CBKS nor any of its Subsidiaries has filed or furnished to the SEC any registration statement, prospectus, report, schedule and definitive proxy statement pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the date of this Agreement other than filings made pursuant to Regulation D. No information provided by CBKS to its shareholders, in connection with annual or special meetings of shareholders or otherwise, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.6 Financial Statements.

(a) The audited consolidated balance sheets (including related notes and schedules, if any) of CBKS and its Subsidiaries as of December 31, 2014, 2013 and 2012 and the consolidated statements of operations, shareholders’ equity, and cash flows (including related notes and schedules, if any) of CBKS and its Subsidiaries for each of the three (3) years ended December 31, 2014, 2013 and 2012, and the unaudited interim consolidated financial statements of CBKS and its Subsidiaries as of June 30, 2015 and for the period then ended (collectively, the “CBKS Financial Statements”) have been previously made available to CenterState or its representatives. The CBKS Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject, in the case of the unaudited interim statements, to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of CBKS and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto and other than the allowance for loan losses for which, to CBKS’s Knowledge, was adequate, as of the dates thereof, under GAAP. As of the date of this Agreement, the financial and accounting books and records of CBKS and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The call reports of Community Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date have been prepared in all material respects in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices, through periods covered by such reports.

(c) There is no transaction, arrangement or other relationship between CBKS or any of its Subsidiaries and any unconsolidated or other affiliated entity that is not reflected in the CBKS Financial Statements.

(d) The records, systems, controls, data and information of CBKS and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CBKS or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CBKS’s (or any CBKS Subsidiary’s) system of internal accounting controls.

(e) Since December 31, 2011, (i) neither CBKS nor, to the Knowledge of CBKS, any director, officer, employee, auditor, accountant or representative of CBKS or Community Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CBKS or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CBKS or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CBKS or any of its Subsidiaries, or other Person, whether or not employed by CBKS or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CBKS or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CBKS or any of its Subsidiaries or any committee thereof or to any director or officer of CBKS or any of its Subsidiaries. For purposes of this Agreement, Knowledge of the CBKS shall mean the actual knowledge of the individuals listed in Section 3.6 of the CBKS Disclosure Schedule, after reasonable inquiry.

3.7 Absence of Changes.

(a) Since June 30, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBKS. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CenterState or CBKS, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, financial condition or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include any event, circumstance, development, change or effect resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Entities of general applicability to companies in the industry in which such Party and its Subsidiaries operate, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the industry in which such Party and its Subsidiaries operate, (D) the public disclosure of this Agreement or the transactions contemplated hereby, or (E) any action taken by such Party with the other Party’s written consent or any action taken by such Party that is required by this Agreement, except, with respect to clauses (A), (B) and (C), to the extent that the effects of such change are disproportionately adverse to the business, operations, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate (in which case only the incrementally disproportionate effect may be taken into account in determining whether there has been or may be a Material Adverse Effect); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such Party to timely consummate the transactions contemplated by this Agreement or to perform its agreements or covenants hereunder.

(b) Since June 30, 2015, (i) CBKS and its Subsidiaries have conducted their respective businesses in the ordinary course of business and (ii) neither CBKS nor any of its Subsidiaries has (A) granted any rights or issued any securities (other than the issuance of securities upon the exercise of CBKS Stock Options), or (B) declared or paid any distribution on, or repurchased, any of its capital stock. Since December 31, 2014, neither CBKS nor any of its subsidiaries has incurred any material liabilities or obligations for borrowed funds.

3.8 Compliance with Applicable Law. Except as set forth on Disclosure Schedule 3.8:

(a) CBKS and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties or assets, including Sections 23A and 23B of the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices. CBKS is not aware of any facts or circumstances that would cause it to believe that any nonpublic customer information possessed by it or any of its Subsidiaries has been disclosed to, or accessed by, an unauthorized third party in a manner that would require or cause it or any of its Subsidiaries to undertake any material remedial action. CBKS and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2011 held, all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and to the Knowledge of CBKS, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. CBKS is duly registered with the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The deposit accounts of Community Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CBKS, threatened.

(b) Except as otherwise disclosed in this paragraph, since December 31, 2011, neither CBKS nor any of its Subsidiaries has received any written notification or communication from any Governmental Entity (i) requiring CBKS or any of its Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, a “CBKS Regulatory Agreement”), or (ii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC insurance coverage, and neither CBKS nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission. Neither CBKS nor any of its Subsidiaries is party to or subject to any CBKS Regulatory Agreement.

(c) Neither CBKS nor any of its Subsidiaries (nor, to the Knowledge of CBKS, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

3.9 Material Contracts; Defaults.

(a) Except with respect to certain CBKS Benefit Plans described in Section 3.11, neither CBKS nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each a “CBKS Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that (A) limits or would limit in any respect the manner in which, or the localities in which, CBKS or any of its Subsidiaries may conduct its business, (B) obligates CBKS or any of its Subsidiaries to conduct business with any Person to the exclusion of others, or (C) other than provisions of standard vendor, service or supply contracts entered into the ordinary course of business, limits or would limit in any way the ability of CBKS or any of its Subsidiaries to solicit prospective employees or customers or would so limit or purport to limit the ability of CenterState or any of its affiliates to do so following consummation of the transactions contemplated by this Agreement; or (iii) for the purchase of services, materials, supplies, goods, equipment or for the purchase, lease or license of other assets or property that provides for, or that creates future payment obligations in excess of, either (x) annual payments of $15,000 or more or (y) aggregate payments of $50,000 or more, other than contracts that can be terminated by CBKS or a CBKS Subsidiary on thirty (30) days or less written notice at any time without penalty or premium.

(b) Neither CBKS nor any of its Subsidiaries, nor, to the Knowledge of CBKS, any counterparty or counterparties, is in breach of any CBKS Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach.

3.10 State Takeover Laws. The Board of Directors of CBKS has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions the restrictions on “business combinations” set forth in any applicable “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law.

3.11 CBKS Benefit Plans.

(a) With respect to each CBKS Benefit Plan, CBKS has provided to CenterState a current, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the CBKS Benefit Plan, the related trust agreement or other funding instrument (if any), and any other related documents (including all amendments to such CBKS Benefit Plan and related documents); (ii) the most recent determination or opinion letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any oral communications), other than individual pension benefit statements provided in accordance with Section 105 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by CBKS and its Subsidiaries to any current or former employee or director of CBKS or any of its Subsidiaries or other beneficiaries concerning the extent of the benefits provided under a CBKS Benefit Plan; (iv) all communications to or from the Internal Revenue Service (“IRS”) or any other Governmental Entity relating to each CBKS Benefit Plan; and (v) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(b) (i) Each CBKS Benefit Plan has been established, operated and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other laws; (ii) each CBKS Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter or uses a prototype document that is subject to a favorable opinion letter relating to the most recently completed IRS remedial amendment period cycle, and, to the Knowledge of CBKS, nothing has occurred (whether by action or failure to act) that could reasonably be expected to adversely affect the qualified status of any CBKS Benefit Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status, and no CBKS Benefit Plan is the subject of any pending correction or application under EPCRS; (iii) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in liability has occurred with respect to any CBKS Benefit Plan subject to that section, no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has been engaged in by CBKS or any of its Subsidiaries with respect to any CBKS Benefit Plan that has resulted, or is expected to result, in any material liability, and no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) (whether or not waived) has occurred with respect to any CBKS Benefit Plan; (iv) no liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by CBKS or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate; (v) there does not now exist, nor do any circumstances exist with respect to any CBKS

Benefit Plan that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of CBKS or any of its Subsidiaries; (vi) except as expressly contemplated by this Agreement, there is no present intention by CBKS that any CBKS Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) in a manner that results in an increased cost to CBKS or any of its Subsidiaries (other than an immaterial increase in administrative costs or changes required by law) under any CBKS Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (vii) CBKS and its Subsidiaries have not incurred any current or projected liability under any CBKS Benefit Plan (or any other plan or arrangement to which CBKS or a Subsidiary thereof is a party) in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of CBKS or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other laws; (viii) each of the CBKS Benefit Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements; (ix) no CBKS Benefit Plan is funded through a “welfare benefit fund,” as defined in Section 419 of the Code; and (x) all contributions required to have been made under the terms of any CBKS Benefit Plan or pursuant to ERISA and the Code have been timely made, except as reflected in the annual reports filed with respect to CBKS Benefit Plan and, to the extent required, all obligations in respect of each CBKS Benefit Plan have been properly accrued and reflect in the CBKS Financial Statements. As used in this Agreement, the term “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) Section 302 or 4068(a) of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c) With respect to each of the CBKS Benefit Plans, if any, that is not a multiemployer plan within the meaning of Section 4001(a)(iii) of ERISA but is subject to Title IV of ERISA, as of the Effective Time, the assets of each such CBKS Benefit Plan will be at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such CBKS Benefit Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports.

(d) Neither CBKS nor any of its Subsidiaries (nor any ERISA Affiliate) maintains or contributes to, or within the last ten (10) years has maintained or contributed to, a “multiemployer plan” within the meaning of Section 4001(a)(iii) of ERISA or a “multiple employer welfare arrangement” (as defined in Section 3(40) or ERISA). As used in this Agreement, the term “ERISA Affiliate” means any entity that is considered one employer with CBKS under Section 4001 of ERISA or Section 414 of the Code.

(e) With respect to any CBKS Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of CBKS, threatened, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (“PBGC”) in respect of any CBKS Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein, (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the Knowledge of CBKS, threatened (including any routine requests for information from the PBGC), and (v) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or in favor of any CBKS Benefit Plan or any other person with respect to such person’s service as a fiduciary thereof (other than rules of general applicability). With respect to each CBKS Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (x) no CBKS Benefit Plan has failed to satisfy minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; and (y) there has been no determination that any CBKS Benefit Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). None of the assets of CBKS, any of its Subsidiaries, or any ERISA Affiliate are subject to any Lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such Lien arising.

(f) Except as described in Section 3.11(f) of the CBKS Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, could result in or is a precondition to (i) any payment (including severance, unemployment compensation or “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of CBKS or any of its Subsidiaries from CBKS or any of its Subsidiaries under any CBKS Benefit Plan or otherwise, (ii) any increase in compensation or benefits otherwise payable under any CBKS Benefit Plan, (iii) any acceleration of the time of payment or vesting of any such benefits, (iv) the requirement to fund or increase the funding of any such benefits (through a grantor trust or otherwise), (v) except as otherwise provided in this Agreement, any limitation on the right of CBKS or any of its Subsidiaries to (A) amend, merge or terminate any CBKS Benefit Plan or related trust or (B) receive a reversion of assets from any CBKS Benefit Plan or related trust, (vi) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee of CBKS or any of its Subsidiaries, or (vii) any payments under any of the CBKS Benefit Plans or otherwise which would not be deductible under Section 162(m) or 280G of the Code. Except as otherwise provided in this Agreement, neither CBKS nor any of its Subsidiaries has taken, or permitted to be taken, any action that required, and no circumstances exist that will require, the funding, or the increase in the funding, of any benefits under any CBKS Benefit Plan or resulted, or will result, in any limitation on the right of CBKS or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CBKS Benefit Plan or related trust.

(g) Except as described in Section 3.11(g) of the CBKS Disclosure Schedule, each CBKS Benefit Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code materially complies and, at all times after December 31, 2011, has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder.

3.12 Approvals. As of the date of this Agreement, CBKS knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 CBKS Information. None of the information supplied or to be supplied by CBKS for inclusion or incorporation by reference in the Proxy Statement or in the Form S-4, as applicable, or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement or in any amendment or supplement thereto, will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to CBKS’s shareholders or at the time CBKS’s shareholders vote on the matters constituting the CBKS Shareholder Approval or at the time the Form S-4 or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by CBKS in this Section 3.13 with respect to statements made or incorporated by reference therein based on information supplied by CenterState or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by CBKS or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CBKS shall promptly so inform CenterState.

3.14 Litigation. There is no action, suit, charge, claim, arbitration, investigation, inquiry, grievance, demand or other proceeding, whether judicial, arbitral, administrative or other (each, an “Action”), pending or, to the Knowledge of CBKS, threatened against or affecting CBKS or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CBKS, former) officer, director or employee of CBKS or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine

Action incidental to the business of CBKS and its Subsidiaries. Neither CBKS nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity.

3.15 Labor Matters.

(a) There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of CBKS or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of CBKS, threat thereof, by or with respect to any employees of CBKS or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage, lockout or other work related disruption since December 31, 2011. To the Knowledge of CBKS, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of CBKS or any of its Subsidiaries. CBKS and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, disability, non-discrimination in employment and workers’ compensation. No Action asserting that CBKS or any of its Subsidiaries has committed an unlawful employment practice or an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel CBKS or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of CBKS, threatened with respect to CBKS or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Entity.

(b) Neither CBKS nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of CBKS, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to CBKS or any of its Subsidiaries and, to the Knowledge of CBKS, no such investigation is in progress.

3.16 Environmental Matters.

(a) (i) Neither CBKS’s conduct nor its operation or the conduct or operation of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including in a fiduciary or agency capacity), violates or has violated Environmental Laws; (ii) there has been no release of any Hazardous Substance by CBKS or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since December 31, 2011, neither CBKS nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any third party asserting that CBKS or any of its Subsidiaries or the operation or condition of any property ever owned, leased, operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath or originating from any such property; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by CBKS or any of its Subsidiaries or as a result of any operations or activities of CBKS or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to CBKS or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to CBKS or any of its Subsidiaries under any Environmental Law; and (v) neither CBKS or its Subsidiaries nor any of their respective properties or facilities are subject to, or are, to the Knowledge of CBKS, threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used in this Agreement, the term “Environmental Law” means any law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act and the Occupational Safety and Health Act; regulations promulgated thereunder, and state counterparts to the foregoing.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

3.17 Loan Matters. Except as set forth on Disclosure Schedule 3.17:

(a) There are no outstanding loans to any directors, executive officers and principal shareholders (as such terms are defined in the FRB’s Regulation O (12 C.F.R. Part 215)) of CBKS or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the loan was originated.

(b) Each outstanding loan held by CBKS or any of its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being reasonably maintained, in accordance with the relevant notes or other credit or security documents, CBKS’s or its applicable Subsidiary’s written underwriting standards (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable laws in all material respects.

(c) None of the agreements pursuant to which CBKS or any of its Subsidiaries has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(d) Each outstanding loan held by CBKS or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), each to the Knowledge of CBKS.

(e) With respect to the loans held by CBKS or any of its Subsidiaries, CBKS has provided or made available to CenterState a list as of June 30, 2015 of the following: (i) all loans (including loan participants) that have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit which have been terminated during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) all loans, lines of credit and loan commitments as to which it has given written notice of its intent to terminate during the past twelve (12) months; (iv) with respect to any commercial loans (including any commercial real estate loan) with an outstanding balance in excess of $500,000, all notification letters and other written communications from it to any of its borrowers, customers or other parties during the past twelve (12) months wherein it has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (v) each borrower, customer or other party which has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of CBKS, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claim; (vi) all loans, (A) that are contractually past due ninety (90) days or more in the payment of principal or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where a reasonable doubt exists as to the timely future collectibility of principal or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where, during the past year, the interest rate terms have been reduced or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, or (G) a borrower, customer or other party has notified it during the past twelve (12) months of, or has asserted against it, in each case in writing, any “lender liability” or similar claim and, to the knowledge of CBKS, each borrower, customer or other party which has given any oral notification of, or orally asserted to or against it, any such claims; and (vii) all assets classified by it as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.18 Intellectual Property.

(a) CBKS and each of its Subsidiaries either owns or licenses all Intellectual Property used by it and necessary for the conduct of its businesses as currently conducted. Neither CBKS nor any of its Subsidiaries is the licensor of Intellectual Property to any third party. None of the Intellectual Property used by CBKS or any of its Subsidiaries violates or infringes upon the Intellectual Property rights of any other Person. As of the date hereof, there is no Action pending or, to the Knowledge of CBKS, threatened, which challenges the rights of CBKS or any of its Subsidiaries with respect to Intellectual Property used in its business or which asserts any violation or infringement of the Intellectual Property rights of any other Person.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

3.19 Transactions with Affiliates. Except as set forth on Disclosure Schedule 3.19, there are no agreements, contracts, plans, arrangements or other transactions between CBKS or any of its Subsidiaries, on the one hand, and any (i) officer or director of CBKS or any of its Subsidiaries, (ii) record or beneficial owner of five percent (5%) or more of the voting securities of CBKS, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of CBKS, on the other hand, except those of a type available to non-affiliates of CBKS generally and compensation or benefit arrangements with officers and directors.

3.20 Derivative Instruments and Transactions.

(a) All Derivative Transactions, whether entered into for CBKS’s own account or for the account of one or more of its Subsidiaries or their customers, if any, were entered into (i) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable laws and (ii) with counterparties believed to be financially responsible at the time. Each Derivative Transaction constitutes the valid and legally binding obligation of CBKS or one of its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and is, as of the date hereof, in full force and effect. Neither CBKS nor its Subsidiaries, nor, to the Knowledge of CBKS, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(b) As used in this Agreement, the term “Derivative Transaction” means any instrument currently considered to be a “swap” in the banking industry, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events or weather-related events, credit-related events or conditions or any indexes (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.21 Trust Business. Neither CBKS nor any of its Subsidiaries is authorized to act in any capacity as a corporate fiduciary.

3.22 Taxes.

(a) All Tax Returns required to have been filed by or with respect to CBKS or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by CBKS or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the CBKS Financial Statements or will be established in financial statements of CBKS to be provided to CenterState after the date hereof pursuant to this Agreement. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against CBKS or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of CBKS or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which CBKS or any of its Subsidiaries may be subject. All Taxes not yet due and payable by CBKS or its Subsidiaries have been properly accrued on the financial books and records of CBKS and its Subsidiaries in accordance with GAAP. None of CBKS or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among CBKS and its Subsidiaries).

(b) CBKS and its Subsidiaries have complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws. CBKS and each of its Subsidiaries have complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of CBKS, threatened against or with respect to CBKS or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Neither CBKS nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to CBKS or any of its Subsidiaries.

(f) Neither CBKS nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(g) Except as may result from the transactions contemplated by this Agreement, none of the net operating loss carryforwards, net unrealized built-in losses, tax credits, or capital loss carryforwards for federal income tax purposes of CBKS or any CBKS Subsidiary is, as applicable, currently subject to limitation under Section 382 or 383 of the Code.

(h) Neither CBKS nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is CBKS or a CBKS Subsidiary) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than CBKS and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(i) Neither CBKS nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j) As used in this Agreement, the term “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, imposed by any Governmental Entity.

(k) As used in this Agreement, the term “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms, claims for refund and information returns relating to Taxes and including any attachment thereto or amendment thereof.

3.23 Community Reinvestment Act Compliance. Community Bank is in material compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed exam, and CBKS has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in any such Subsidiary having its current rating lowered.

3.24 Insurance. CBKS and each of its Subsidiaries are presently insured, with what CBKS believes to be financially sound and reputable insurance companies, against such risks and for such amounts as Previously Disclosed (which coverage is in accordance with all contractual and legal requirements applicable to CBKS and its Subsidiaries). All of the policies, bonds and other arrangements providing for the foregoing (the “CBKS Insurance Policies”) are in full force and effect, the premiums due and payable thereon have been or will be timely paid through the Effective Time, and there is no breach or default (and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default) by CBKS or any of its Subsidiaries under any of the CBKS Insurance Policies or, to the Knowledge of CBKS, by any other party to the CBKS Insurance Policies. Neither CBKS nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any CBKS Insurance Policy nor, to the Knowledge of CBKS, is the termination of any such policies threatened by the insurer, and there is no claim for coverage by CBKS or any of its Subsidiaries pending under any of such CBKS Insurance Policies as to which coverage has been denied or disputed by the underwriters of such CBKS Insurance Policies or in respect of which such underwriters have reserved their rights.

3.25 Title. CBKS and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and valid title to all personal property owned by them, in each case free and clear of all

Liens, except for Liens reflected in the CBKS Financial Statements, statutory Liens for amounts not yet due and payable and such other Liens as are not material. Any real property and facilities held under lease by CBKS or its Subsidiaries are valid, subsisting and enforceable leases.

3.26 Investment Portfolio. Except for pledges to secure public and trust deposits or otherwise made in the ordinary course of business, Liens securing repurchase obligations incurred in the ordinary course of business consistent with past practices, and for FHLB stock, none of the investment securities reflected in the CBKS Financial Statements and none of the investment securities since acquired by CBKS or any of its Subsidiaries is subject to any restriction, whether contractual or statutory, which impairs the ability of CBKS or any of its Subsidiaries to freely dispose of such investment at any time, other than those restrictions imposed on securities held to maturity under GAAP.

3.27 Books and Records. The corporate record books of CBKS and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the boards of directors and shareholders of CBKS and its Subsidiaries.

3.28 Indemnification. To the Knowledge of CBKS, no action or failure to take action by any present or former director, officer, employee or agent of CBKS or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from CBKS or any of its Subsidiaries.

3.29 Broker’s Fees. Neither CBKS nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to SunTrust pursuant to a letter agreement between SunTrust and CBKS, the terms of which have been previously delivered to CenterState and a letter agreement between the Bank Advisory Group, L.L.C. and CBKS, the terms of which have been previously delivered to CenterState.

3.30 No Other Representations. CBKS acknowledges that CenterState makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV, including with respect to any information furnished, disclosed or made available to CBKS or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article IV are made solely by CenterState, and no representative of CenterState shall have any responsibility or liability related thereto. CBKS acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf CenterState or any of its Subsidiaries, other than the representations and warranties expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

3.31 Representations Not Misleading. No representation or warranty by CBKS in this Agreement contains any untrue statement of a material fact.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CENTERSTATE

Except as (i) Previously Disclosed, or (ii) disclosed in any CenterState SEC Reports or other publicly available document file with or furnished by CenterState to the SEC in each case after December 31, 2014 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” and any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, non-specific or predictive or forward-looking in nature), CenterState hereby represents and warrants to CBKS as follows:

4.1 Organization, Standing and Power. Each of CenterState and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on CenterState.

4.2 Capitalization.

(a) The authorized capital stock of CenterState consists of 100,000,000 shares of CenterState Common Stock of which, as of the date hereof, 45,468,894 shares were issued and outstanding, and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the issued and outstanding shares of CenterState Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of CenterState is issued and outstanding. As of the date hereof, CenterState held no shares of CenterState Common Stock in its treasury. As of the date of this Agreement, except for 771,748 outstanding CenterState Rights, CenterState does not have and is not bound by any Rights calling for the purchase or issuance of any shares of CenterState Common Stock, Voting Debt of CenterState or any other equity securities of CenterState or any securities representing the right to purchase or otherwise receive any shares of CenterState Common Stock, Voting Debt of CenterState or other equity securities of CenterState. The shares of CenterState Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of CenterState are owned by CenterState, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. No Significant Subsidiary of CenterState has or is bound by any Rights calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) CenterState does not have a dividend reinvestment plan or any shareholder rights plan.

4.3 Authority; No Violation.

(a) CenterState has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. As of the date of this Agreement, the Board of Directors of CenterState has determined that this Agreement is advisable and in the best interests of CenterState and its shareholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CenterState, and no other corporate action is necessary on the part of CenterState. This Agreement has been duly and validly executed and delivered by CenterState and (assuming due authorization, execution and delivery by CBKS) constitutes the valid and binding obligation of CenterState, enforceable against CenterState in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by CenterState or the Bank Merger Agreement by CenterState Bank of Florida, N.A., nor the consummation by CenterState of the transactions contemplated in this Agreement or by CenterState Bank of Florida, N.A. of the transactions in the Bank Merger Agreement, nor compliance by CenterState or CenterState Bank of Florida, N.A. with any of the terms or provisions of this Agreement or the Bank Merger Agreement, will (i) violate any provision of CenterState’s articles of incorporation (the “CenterState Charter”) or the CenterState bylaws (the “CenterState Bylaws”) or the organizational documents of CenterState Bank of Florida, N.A., or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained or made, (A) violate any law, judgment, order, injunction or decree applicable to CenterState, any of its Subsidiaries or any of their respective properties or assets in a manner that could be reasonably expected to have a Material Adverse Effect on CenterState, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CenterState or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CenterState or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.2 and the filing of documents with the FDIC, the OCC, applicable state banking agencies, the Department of State of the State of Florida and the Secretary of State of the State of Florida to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CenterState Common Stock pursuant to this Agreement and approval of listing of such CenterState Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CenterState or any of its Subsidiaries of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CenterState of this Agreement.

4.5 Reports.

(a) CenterState and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 and prior to the date hereof with Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which CenterState has been given notice by any Governmental Entity with respect to any such report, registration, statement or certification.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CenterState pursuant to the Securities Act or the Exchange Act since December 31, 2011 and prior to the date of this Agreement (the “CenterState SEC Reports”) is publicly available. No such CenterState SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CenterState SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of CenterState has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

4.6 Financial Statements.

(a) The financial statements of CenterState and its Subsidiaries included (or incorporated by reference) in the CenterState SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CenterState and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of CenterState and its Subsidiaries for the respective fiscal periods or as of respective the dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of CenterState and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The records, systems, controls, data and information of CenterState and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CenterState or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on CenterState’s (or any CenterState Subsidiary’s) system of internal accounting controls.

(c) Since December 31, 2011, (i) neither CenterState nor, to the Knowledge of CenterState, any director, officer, employee, auditor, accountant or representative of CenterState or CenterState Bank of Florida, N.A. has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CenterState or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that CenterState or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CenterState or any of its Subsidiaries, or other Person, whether or not employed by CenterState or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by CenterState or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of CenterState or any of its Subsidiaries or any committee thereof or to any director or officer of CenterState or any of its Subsidiaries. For purposes of this Agreement, Knowledge of CenterState shall mean the actual knowledge of the individuals listed in Section 4.6(c) of the CenterState Disclosure Schedule, after reasonable inquiry.

4.7 Absence of Changes.

(a) Since June 30, 2015, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CenterState.

(b) Since June 30, 2015, CenterState and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than in connection with the negotiation of this Agreement and the transactions contemplated hereby).

4.8 Compliance with Applicable Law.

(a) CenterState and each of its Subsidiaries are, and at all times since December 31, 2011, have been, in compliance in all material respects with all laws applicable to their businesses, operations, properties, assets, and employees. CenterState and each of its Subsidiaries have in effect, and at all relevant times since December 31, 2011, held all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted and, to CenterState’s Knowledge, no suspension or cancellation of any such Permits is threatened and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit. The deposit accounts of CenterState Bank of Florida, N.A. are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No Action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of CenterState, threatened.

(b) Neither CenterState nor any of its Subsidiaries is subject to any cease and desist order, formal or written agreement, directive, commitment, memorandum of understanding, board resolution, extraordinary supervisory letter or other formal or informal enforcement action of any kind that imposes any material restrictions on its conduct of business or that relates to its capital adequacy, its credit or risk management policies, its dividend policy, its management, its business or its operations (any of the foregoing, an “CenterState Regulatory Agreement”), and, to the Knowledge of CenterState, neither CenterState nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such judgment, order, injunction, rule, agreement, memorandum of understanding, commitment letter, supervisory letter, decree or similar submission.

(c) Neither CenterState nor any of its Subsidiaries (nor, to the Knowledge of CenterState, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.9 Approvals. As of the date of this Agreement, CenterState knows of no reason why all Regulatory Approvals required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.10 CenterState Information. None of the information supplied or to be supplied by CenterState for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or in any other application, notification or other document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, or any amendment or supplement thereto will, at the time the Proxy Statement or any such amendment or supplement thereto is first mailed to CBKS’s shareholders or at the time CBKS’s shareholders vote on the matters constituting the CBKS Shareholder Approval, or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by CenterState in this Section 4.10 with respect to statements made or incorporated by reference therein based on information supplied by CBKS or any of its representatives in writing expressly for inclusion or incorporation by reference in the Proxy Statement, the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by CenterState or any of its Subsidiaries which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, CenterState shall promptly so inform CBKS.

4.11 Litigation. Except as set forth in the CenterState SEC Reports, there is no Action pending or, to the Knowledge of CenterState, threatened against or affecting CenterState or any of its Subsidiaries, any of their respective properties or assets, or any present (or, to the Knowledge of CenterState, former) officer, director or employee of CenterState or any of its Subsidiaries in such individual’s capacity as such, other than any immaterial, ordinary routine Action incidental to the business of CenterState and its Subsidiaries. Neither CenterState nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity (other than those of general application that apply to similarly situated banks and bank holding companies or their Subsidiaries).

4.12 Taxes.

(a) All Tax Returns required to have been filed by or with respect to CenterState or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns are accurate and complete in all material respects. All Taxes shown to be payable on such Tax Returns have been paid or will be timely paid and all other Taxes required to be paid by CenterState or its Subsidiaries have been paid or will be timely paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of CenterState as of June 30, 2015 provided to state and federal bank regulatory authorities. No material deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against CenterState or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. There are no Liens for Taxes on the assets of CenterState or any of its Subsidiaries (except for statutory Liens for Taxes not yet delinquent). There are no outstanding waivers or agreements extending the period for assessment of Taxes for any period with respect to any Tax to which CenterState or any of its Subsidiaries may be subject. All material Taxes not yet due and payable by CenterState or its Subsidiaries have been properly accrued on the financial books and records of CenterState and its Subsidiaries in accordance with GAAP. None of CenterState or its Subsidiaries is a party to or bound by or has any obligation under any Tax allocation sharing or similar agreement or arrangement (other than an agreement or arrangement solely among CenterState and its Subsidiaries).

(b) CenterState and its Subsidiaries have materially complied with all applicable laws relating to withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax laws) and have, within the time and the manner prescribed by law, paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over under applicable laws. CenterState and each of its Subsidiaries have materially complied with all information reporting requirements imposed by the Code (and similar provisions under any other domestic or foreign Tax laws).

(c) As of the date of this Agreement, there are no audits, claims or controversies now pending or, to the Knowledge of CenterState, threatened against or with respect to CenterState or any of its Subsidiaries with respect to any Tax or failure to file any Tax Return.

(d) Neither CenterState nor any of its Subsidiaries has been a party to any distribution occurring in the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to CenterState or any of its Subsidiaries.

(f) Neither CenterState nor any of its Subsidiaries has engaged in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and the Treasury Regulations thereunder, as a principal, as a material advisor or otherwise.

(g) Neither CenterState nor any of its Subsidiaries (i) is or has, since December 31, 2008, been a member of an affiliated group (other than a group the common parent of which is CenterState or a subsidiary of CenterState) filing a consolidated, joint, combined or unitary Tax Return or (ii) has any liability for Taxes of any Person (other than CenterState and any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(h) Neither CenterState nor any of its Subsidiaries has taken or agreed to take any action or has any knowledge or any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13 Broker’s Fees. Neither CenterState nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”).

4.14 No Financing. CenterState has, and at the Closing will have, access to sufficient funds available to make all payments required to consummate the transactions contemplated by this Agreement.

4.15 No Other Representations. CenterState acknowledges that CBKS makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III, including with respect to any information furnished, disclosed or made available to CenterState or its representatives in the course of their due diligence investigation and the negotiation of this Agreement. The representations and warranties set forth in Article III are made solely by CBKS, and no representative of CBKS shall have any responsibility or liability related thereto. CenterState acknowledges and agrees that it has not relied on any representation, warranty or other statement by any person on behalf CBKS or any of its Subsidiaries, other than the representations and warranties expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

4.16 Representations Not Misleading. No representation or warranty by CenterState in this Agreement contains any untrue statement of a material fact.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of CBKS Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CBKS shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CBKS or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.2 CBKS Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed or as required by applicable law or a Governmental Entity, CBKS shall not, and shall not permit any of its Subsidiaries, without the prior written consent of CenterState (which shall not be unreasonably withheld, conditioned or delayed), to:

(a) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any Rights, except pursuant to CBKS Stock Options outstanding on the date hereof.

(b) Other Securities. Issue or repurchase any other capital securities, including trust preferred or other similar securities, Voting Debt, or other securities, debentures or subordinated notes.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to CBKS or to another wholly owned Subsidiary of CBKS); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests or Rights.

(d) Compensation; Employment, Etc. (i) Except with respect to transactions Previously Disclosed to CenterState, enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director or officer of CBKS or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) payment of normal individual increases in salary (not to exceed 5% per annum) and payment of accumulated but unused sick leave during a longer term illness period or pending commencement of disability benefits to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) payment of bonuses consistent with past practice as set forth in Section 5.2(d) of the CBKS Disclosure Schedule, (D) payment of prorated bonuses for the year in which the Effective Time occurs as set forth in Section 5.2(d) of the CBKS Disclosure Schedule, (E) prorated contributions to CBKS’s 401(k) plan and (F) severance in accordance with past practice; or (ii) hire any new officers; or (iii) promote any employee to a rank of vice president or a more senior position.

(e) Benefit Plans. Except with respect to transactions Previously Disclosed to CenterState, and with respect to the acceleration of vesting under other CBKS Benefit Plans, including its stock option plans and restricted stock plan, pursuant to the provisions of such plans, enter into, establish, adopt, modify, amend, renew, or terminate any CBKS Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage or encumber any of its material assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(g) Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material Intellectual Property.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business or properties of any Person.

(i) Loans, Loan Participations and Servicing Rights. Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving CenterState or CenterState Bank of Florida, N.A. a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights.

(j) Governing Documents. Amend its organizational documents (or similar governing documents).

(k) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(l) Contracts. Except with respect to transactions Previously Disclosed to CenterState, and except to the extent permitted by Section 5.2(g), enter into or terminate any CBKS Material Contract or amend or modify in any material respect or renew any existing CBKS Material Contract.

(m) Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $100,000 (exclusive of any amounts paid directly or reimbursed to CBKS or any of its

Subsidiaries under any insurance policy maintained by CBKS or any of its Subsidiaries), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it creates an adverse precedent for other similar claims, which in the aggregate, could reasonably be expected to be material to CBKS and its Subsidiaries, taken as a whole.

(n) Deposit Taking and Other Bank Activities. In the case of Community Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) materially increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.

(o) Investments. (i) Purchase any equity securities or purchase any debt securities, other than securities (A) rated “AA” or higher by either Standard and Poor’s Ratings Services or Moody’s Investor Service, (B) with a weighted average life of not more than five (5) years and (C) otherwise in the ordinary course of business consistent with its current investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing, contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(p) Capital Expenditures. Purchase any fixed assets (by installment purchase, capital lease, synthetic lease or otherwise) where the amount paid or committed thereof is in excess of $50,000 individually or $100,000 in the aggregate, except for emergency repairs or replacements.

(q) Lending. (i) Make any material changes in its policies concerning loan underwriting or which classes of Persons may approve loans or fail to comply with such policies as Previously Disclosed; or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice, provided any individual unsecured loan or extension of credit in excess of $125,000 or any individual secured loan or extension of credit in excess of $500,000 shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of CenterState Bank of Florida, N.A., which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual. Notwithstanding the foregoing, CBKS may, without the need to seek the prior written approval of CenterState Bank of Florida, N.A., (i) originate any individual loan or extension of credit up to $1,500,000 (provided such loan or extension of credit is secured by real estate and has no loan policy exceptions), (ii) effect any modification to a loan or extension of credit that is not rated “Substandard” or lower, (iii) extend the loan maturity greater than five (5) years, grant payment deferrals beyond six (6) months and renew loans rated “Watch” or better where no additional credit is extended, and (iv) renew any unsecured loan of less than $200,000 in amount where no additional credit is extended.

(r) Risk Management. Except as required by applicable law or regulation or guidance at the direction of a Governmental Entity in any material respect, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(s) Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one (1) year, or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(q).

(t) New Lines of Business. Develop, market or implement any new line of business.

(u) Tax Matters. Make, change or revoke any material tax election (other than in a manner consistent with prior elections), file any materially amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any material liability with respect to disputed Taxes.

(v) Performance of Obligations. Take any action that is likely to materially impair CBKS’s ability to perform any of its obligations under this Agreement or Community Bank’s ability to perform any of its obligations under the Bank Merger Agreement.

(w) Organization. Take any action or knowingly failed to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(x) Commitments. Agree or commit to do any of the foregoing.

5.3 Conduct of CenterState Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of CBKS, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, CenterState shall, and shall cause each of its Subsidiaries to (a) use commercially reasonable best efforts to maintain and preserve intact its business organization, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of CBKS or CenterState or any of their respective Subsidiaries to obtain any necessary Regulatory Approvals or to consummate the transactions contemplated hereby.

5.4 CenterState Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of CBKS during the period from the date of this Agreement to the Effective Time, CenterState shall not, and shall not permit any of its Subsidiaries to:

(a) Governing Documents. Amend the CenterState Certificate or CenterState Bylaws in a manner that would adversely affect CBKS.

(b) Performance of Obligations. Take any action that is likely to materially impair the ability of CenterState to perform any of its obligations under this Agreement or the satisfaction of the conditions set forth in Article VII or of CenterState Bank of Florida, N.A. to perform any of its obligations under the Bank Merger Agreement or enter into any agreement with another depository institution or depository institution holding company with respect to any merger, acquisition of a controlling interest in, purchase of substantially all of the assets of or any other business combination with such depository institution or holding company that might materially delay the issuance of or materially adversely affect the conditions of any Requisite Regulatory Approvals applicable to the transactions contemplated by this Agreement or materially hinder the ability of CenterState to consummate such transactions, including the Merger and the Bank Merger.

(c) Reorganization. Take any action or knowingly take fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” with the mean of Section 368(a) of the Code, or enter into any agreement to, or announce plans to, engage in any acquisition or other transaction that would materially delay or reduce the prospects of receiving regulatory approval to consummate the transactions contemplated by this Agreement.

(d) Commitments. Agree or commit to do the foregoing.

(e) Dispositions. Sell, transfer, mortgage or encumber any of its material assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value, or sell or transfer any portion of its deposit liabilities.

(f) Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.

(g) Risk Management. Except as required by applicable law or regulation or guidance at the direction of a Governmental Entity in any material respect, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(h) Performance of Obligations. Take any action that is likely to materially impair CenterState’s ability to perform any of its obligations under this Agreement or CenterState Bank of Florida, N.A.’s ability to perform any of its obligations under the Bank Merger Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) As promptly as practicable (but in no event later than seventy-five (75) days) following the date of this Agreement), CenterState, with the assistance and cooperation of CBKS, shall promptly prepare and file with the SEC the Form S-4 together with the Proxy Statement which will be included in Form S-4, which shall provide for the registration of the shares to the CenterState Common Stock to be issued as a result of the Merger. Each of CenterState and CBKS shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of CBKS and CenterState shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, CBKS shall thereafter mail or deliver the Proxy Statement to its shareholders. CenterState shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CBKS shall furnish all information concerning CBKS and the holders of CBKS Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to CBKS or CenterState, or any of their respective affiliates, directors or officers, should be discovered by CBKS or CenterState that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to CBKS’s shareholders.

(b) In addition to their obligations pursuant to Section 6.1(a), CBKS and CenterState shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign or state securities or “Blue Sky” laws and regulations promulgated thereunder and provide each other with copies of any such filings. CenterState and CBKS shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of CenterState Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of CBKS and CenterState, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to the terms and conditions set forth in this Agreement, CenterState and CBKS shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of CBKS (in the case of CenterState) or CenterState (in the case of CBKS) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. In furtherance (but not in limitation) of the foregoing, CenterState shall, and shall cause CenterState Bank of Florida, N.A. to file any required applications, notices or other filings with the FRB, the OCC, the FDIC and applicable state banking agencies no later than November 15, 2015. CBKS and CenterState shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to CBKS or CenterState, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The Parties shall promptly deliver to each other copies of all filings, orders and material correspondence to and from all Governmental Entities in connection with the transactions contemplated by this Agreement.

(d) Each of CenterState and CBKS shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CenterState, CBKS or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

(e) Each of CenterState and CBKS shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information; Current Information.

(a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, CBKS shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of CenterState, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, CBKS shall, and shall cause its Subsidiaries to, make available to CenterState all other information concerning its business, properties and personnel as the CenterState may reasonably request. Neither CBKS nor any of its Subsidiaries shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of CBKS or its Subsidiaries or contravene any binding agreement entered into prior to the date of this Agreement or any law, rule, regulation, order, judgment, decree or fiduciary duty or (ii) relating to CBKS’s or its directors’, officers’, employees’, accountants’, counsel’s, advisors’ (including investment bankers), agents’ or other representatives’ consideration of, or deliberations regarding, the transactions contemplated by this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the immediately preceding sentence apply.

(b) CBKS shall permit, and shall cause its Subsidiaries to permit, CenterState or an environmental consulting firm selected by CenterState, and at the sole expense of CenterState, to conduct such phase I or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by CBKS or any of its Subsidiaries. CenterState shall indemnify CBKS and its Subsidiaries for all costs and expenses associated with returning the property of CBKS to its previous condition.

(c) Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, CBKS shall, upon the request of CenterState, cause one or more of its designated officers to confer not less frequently than monthly with officers of CenterState regarding the financial condition, operations and business of CBKS and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as reasonably available, but in no event more than five (5) Business Days after filing, CBKS will deliver to CenterState all non-confidential reports filed by it or any of its Subsidiaries with any Governmental Entity subsequent to the date hereof, including all financial and call reports filed with the FRB and the FDIC. CBKS will also deliver to CenterState as soon as practicable all quarterly and annual financial statements of CBKS and its Subsidiaries prepared with respect to periods ending subsequent to December 31, 2014. As soon as practicable after the end of each month, CBKS will deliver to CenterState in electronic form (i) the monthly deposit and loan trial balances of its bank subsidiary, (ii) the monthly analysis of such bank’s investment portfolio, (iii) the monthly balance sheet and income statement of CBKS and its Subsidiaries, (iv) an update of all of the information set forth in Section 3.18(e)(vi) and (vii), (v) a list of all loans originated, renewed, modified or where payment has been deferred, and (vi) a list of loans maturing within the ensuing six (6) month period.

(d) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of August 21, 2015 (the “Confidentiality Agreement”).

(e) No investigation by CenterState or its representatives shall affect the representations and warranties of CBKS set forth in this Agreement. Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time.

6.3 Shareholder Meeting. CBKS shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the FBCA and the CBKS Charter and the CBKS Bylaws necessary to (A) call and give notice of a special meeting of CBKS’s shareholders (the “CBKS Shareholder Meeting”) for the purpose of seeking the CBKS Shareholder Approval within five (5) Business Days following the date the Form S-4 is declared effective under the Securities Act (the “CBKS Shareholder Meeting Notice Date”) and (B) schedule the CBKS Shareholder Meeting to take place on a date that is within thirty (30) days after the CBKS Shareholder Meeting Notice Date; (ii) use its commercially reasonable best efforts to (x) cause the CBKS Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the CBKS Shareholder Approval; and (iii) subject to Section 6.7, include in the Proxy Statement the recommendation that the shareholders of CBKS approve this Agreement (the “CBKS Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, CBKS shall not be required to hold the CBKS Shareholder Meeting if this Agreement is terminated pursuant to Section 6.7 or Section 8.1 prior to the scheduled time of the CBKS Shareholder Meeting.

6.4 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.5 Employee Matters.

(a) Following the Effective Time, CenterState shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of CBKS and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available (on a uniform and non-discriminatory basis, if required by law) to similarly situated employees of CenterState or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of CenterState or its Subsidiaries. CenterState shall give the Covered Employees full credit for their prior service with CBKS and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by CenterState and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by CenterState.

(b) With respect to any employee benefit plan of CenterState that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, CenterState or its applicable Subsidiary shall use its commercially reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such CenterState or Subsidiary plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the CBKS Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductibles, copayments, and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, CBKS shall take, and shall cause its Subsidiaries to take, all actions requested by CenterState that may be necessary or appropriate to (i) cause one or more CBKS Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any CBKS Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any CBKS Benefit Plan for such period as may be requested by CenterState, (iv) facilitate the merger of any CBKS Benefit Plan into any employee benefit plan maintained by CenterState or an CenterState Subsidiary, or (v) work with CenterState to transfer any qualified beneficiaries receiving COBRA coverage to a group health plan of CenterState. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to CenterState’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed. If CenterState requires CBKS to terminate a medical plan having a flexible spending arrangement (“FSA”) under Code Section 125, then CBKS may continue its FSA through the Effective Date. If at the Effective Date CenterState maintains a flexible spending arrangement for its employees, CenterState shall use its commercially reasonable best efforts to preserve the right of Covered Employees to utilize their unspent FSA contributions subsequent to the Effective Date to the same extent that the FSA permitted such elections to continue prior to the Effective Date.

(d) Nothing in this Section 6.5 shall be construed to limit the right of CenterState or any of its Subsidiaries (including, following the Closing Date, CBKS and its Subsidiaries) to amend or terminate any CBKS Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require CenterState or any of its Subsidiaries (including, following the Closing Date, CBKS and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and, except as otherwise provided pursuant to Section 7.4(d), the continued retention (or termination) by CenterState or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to CenterState’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(e) For purposes of this Agreement, “CBKS Benefit Plans” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other benefit plans, arrangements or agreements, including any other employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, whether or not subject to ERISA, or whether formal or informal, for the benefit of any employee, former employee, director or former director of CBKS or any of its Subsidiaries entered into, maintained or contributed to by CBKS or any of its Subsidiaries or to which CBKS or any of its Subsidiaries is obligated to contribute, or with respect to which CBKS or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of CBKS or any of its Subsidiaries or to any beneficiary or dependent thereof.

(f) If, within six (6) months after the Effective Time, any Covered Employee is terminated by CenterState or its Subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then CenterState shall pay severance to such Covered Employee in an amount equal to two (2) weeks of base salary for each twelve (12) months of such Covered Employee’s prior employment with CBKS or Community Bank; provided, however, that in no event will the total amount of severance for any single Covered Employee be less than four (4) weeks of such base salary nor greater than twenty-six (26) weeks of such base salary. Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies of CenterState and its Subsidiaries as then in effect.

(g) Prior to the Effective Time, all accrued and unused sick time for all employees of CBKS and its Subsidiaries shall terminate (without any payment therefor by CBKS and its Subsidiaries) and not carried over to or assumed by, CenterState or its Subsidiaries, in exchange for the payment by CBKS to such CBKS employees of amounts set forth on Section 6.5(g) of the CBKS Disclosure Schedule.

(h) At the Effective Time, CenterState shall set aside an amount of funds no less than $1,173,000 to be paid to the individuals set forth on CenterState Disclosure Schedule 6.5(h), which would be paid in accordance with and subject to the terms set forth on such CBKS Disclosure Schedule 6.5(h).

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, CenterState shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable law, all past and present directors, officers and employees of CBKS and its Subsidiaries and all such directors, officer and employees of CBKS and its Subsidiaries serving as fiduciaries under any of the respective benefit plans of CBKS or its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Indemnified Person”) against any costs, expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was a director, officer, employee or fiduciary of

CBKS and its subsidiaries or any such benefit plan or is or was serving at the request of CBKS and its Subsidiaries as a director, officer, manager, employee, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including any employee benefit plan), whether asserted or claimed prior to, at or after the Effective Time (including with respect to the consummation of the transactions contemplated by this Agreement), and provide advancement of expenses to the Indemnified Parties (provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnified Party is not entitled to be indemnified pursuant to this Section 6.6). CenterState shall not take any action to limit or terminate the D&O Insurance described in Section 6.6(d).

(b) In addition to the obligations set forth in Section 6.6(a), from and after the Closing, CenterState shall, and shall cause CenterState Bank, N.A. to, honor, assume and maintain in effect, to the fullest extent permitted by applicable law, all rights to indemnification, advancement of expenses and exculpation of each Indemnified Person as provided in the respective articles of incorporation, bylaws or comparable governing documents of CBKS and its Subsidiaries, as applicable, as in effect on the date of this Agreement.

(c) Any Indemnified Party wishing to claim indemnification under this Section 6.6 shall promptly notify CenterState upon learning of any Claim, provided that failure to so notify shall not affect the obligation of CenterState under this Section 6.6 unless, and only to the extent that, CenterState is actually and materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether arising before or after the Effective Time), (i) CenterState shall have the right to assume the defense thereof and CenterState shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof; provided, that CenterState shall not settle or compromise or consent to the entry of any judgment in any such Claim unless such settlement, compromise or consent includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) CenterState shall not be liable for any settlement effected without its prior written consent (not to be unreasonably withheld) and (iv) CenterState shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(d) For a period of six (6) years from and after the Effective Time, CenterState will provide director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors of CBKS or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as the coverage currently provided by CBKS or its Subsidiaries; provided, however, that (i) if CenterState is unable to maintain or obtain the insurance called for by this Section 6.6(d), then CenterState will provide as much comparable insurance as is reasonably available, (ii) officers and directors of CBKS or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance, and (iii) in satisfaction of its obligations under this Section 6.6(c), CenterState may require CBKS to purchase, prior to but effective as of the Effective Time, tail insurance providing such coverage prior to Closing. Whether or not CenterState or CBKS shall procure such coverage, in no event shall CBKS expend, or CenterState be required to expend, for such tail insurance a premium amount in excess of an amount equal to 150% of the annual premiums paid by CBKS for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, then CBKS or CenterState, as applicable, shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(e) If CenterState or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of CenterState and its Subsidiaries shall assume the obligations set forth in this Section 6.6.

6.7 No Solicitation.

(a) CBKS agrees that, except as expressly permitted by Section 6.7(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, and employees (the “CBKS Individuals”) not to, and will use its commercially reasonable best efforts to cause CBKS and its Subsidiaries’ agents, advisors, accountants, legal counsel, and financial advisors (the “CBKS Representatives”) not to initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and its Subsidiaries’ business, properties or assets (“CBKS Confidential Information”) to, or have any discussions with, any Person relating to, any Acquisition Proposal. CBKS will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CenterState with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal; provided, however, that this Section 6.7 shall not prohibit CBKS or any of its respective representatives from informing any Person of the restrictions contained in this Section (including by providing a copy hereof to such Person) or from contacting any Person who has made an Acquisition Proposal for the purpose of requesting clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal. It is understood that any breach of the provisions of this Section 6.7 by any CBKS Representative shall constitute a breach by CBKS.

(b) Notwithstanding anything to the contrary in Section 6.7(a), at any time from the date of this Agreement and prior to obtaining the CBKS Shareholder Approval, in the event CBKS receives an unsolicited Acquisition Proposal and the Board of Directors of CBKS determines in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, CBKS may, and may permit its Subsidiaries and the CBKS Individuals and the CBKS Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to CBKS than the Confidentiality Agreement, (ii) furnish or cause to be furnished CBKS Confidential Information to the Person or Persons making such Acquisition Proposal pursuant to such confidentiality agreement, and (iii) negotiate and participate in such negotiations or discussions with the Person or Persons making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of CBKS determines in good faith (following consultation with counsel) that failure to take such actions would or would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

(c) The Board of Directors of CBKS shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to CenterState, the CBKS Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to CenterState the CBKS Board Recommendation (any such action, a “Change in Recommendation”). Notwithstanding the foregoing, if the CBKS Board concludes in good faith (after consultation with its outside legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal and (after consultation with its legal advisors) that failure to do so could be inconsistent with its fiduciary obligations to the stockholders of CBKS under applicable Laws, the CBKS Board may at any time prior to the CBKS Shareholder Approval (i) effect a Change of Recommendation or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of CBKS may not make a Change in Recommendation, or terminate this Agreement, with respect to an Acquisition Proposal unless (i) CBKS shall not have breached this Section 6.7 in any respect and (ii) (A) the Board of Directors of CBKS determines in good faith (after consultation with counsel) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by CenterState under this Section 6.7(c); (B) CBKS has given CenterState at least five (5) Business Days’ prior written notice (the “Notice Period”) of its intention to take such action set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Change in Recommendation, CBKS has negotiated, and has caused its representatives to negotiate, in good faith with CenterState during the Notice Period to the extent CenterState wishes to negotiate, to enable CenterState to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of such Superior Proposal, CBKS shall, in each case, be required to deliver to CenterState a new written notice, the Notice Period shall extend for two (2) Business Days subsequent to the time CBKS provides the new written notice, and CBKS shall be required to comply with its obligations under this Section 6.7 with respect to such new written notice. After the close of business on the last day of the Notice Period, the CBKS Board may determine in good faith, after consulting with its legal advisors, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments proposed in writing by CenterState during the Notice Period to the terms and conditions of this Agreement.

(d) CBKS will advise CenterState in writing within twenty-four (24) hours following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep CenterState reasonably informed of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.

(e) Notwithstanding anything in this Agreement to the contrary, nothing contained in this Section or elsewhere in this Agreement shall prohibit CBKS, its board of directors or any committee thereof from complying with its respective disclosure obligations under applicable Law.

(f) As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving CBKS or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner in a single transaction or series of transactions more than fifty percent (50%) of the voting power in, or more than twenty percent (20%) of the fair market value of the business, assets or deposits of, CBKS or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a written Acquisition Proposal that the Board of Directors of CBKS concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CenterState acknowledging that SunTrust is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

6.8 Correction of Information. Each of CBKS and CenterState shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification contained in Article VII, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any Party receiving such notice.

6.9 System Integration. From and after the date hereof, CBKS shall cause Community Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Community Bank’s data processing consultants and software providers to, cooperate and assist Community Bank and CenterState Bank of Florida, N.A. in connection with an electronic and systematic conversion of all applicable data of Community Bank to the CenterState system following the Effective Time, including the training of Community Bank employees without undue disruption to Community Bank’s business, during normal business hours and at the expense of CenterState (not to include Community Bank’s standard employee payroll). For the avoidance of doubt, nothing set forth in this Section 6.9 shall require Community Bank to prioritize system integration over their duties and responsibilities for CenterState.

6.10 Coordination; Integration. Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, CBKS shall cause the Chief Executive Officer of Community Bank to assist and confer with the officers of CenterState Bank of Florida, N.A., on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of CenterState Bank of Florida, N.A., as the resulting institution in the Bank Merger.

6.11 Non-Competition and Non-Disclosure Agreement. Concurrently with the execution and delivery of this Agreement and effective upon Closing, CBKS has caused each non-employee director of CBKS and Community Bank to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C (collectively, the “Director Restrictive Covenant Agreements”).

6.12 Claims Letters. Concurrently with the execution and delivery of this Agreement and effective upon the Closing, CBKS has caused each director of CBKS and Community Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit D.

6.13 Failure to Fulfill Conditions. In the event that either Party determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other Party.

6.14 Nasdaq Listing. CenterState shall use its commercially reasonable best efforts to cause the shares of CenterState Common Stock to be issued to the holders of CBKS Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.15 Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of the Parties shall promptly inform the other in writing upon receiving notice of any Action by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.16 Exemption from Liability Under Section 16(b). CBKS and CenterState agree that, in order to most effectively compensate and retain CBKS Insiders (defined below), both prior to and after the Effective Time, it is desirable that CBKS Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of CBKS Common Stock into shares of CenterState Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.16. Assuming CBKS delivers to CenterState in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of CBKS subject to the reporting requirements of Section 16(a) of the Exchange Act (the “CBKS Insiders”), the Board of Directors of CenterState and of CBKS, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause any dispositions of CBKS Common Stock by the CBKS Insiders, and any acquisitions of CenterState Common Stock, or the stock issued pursuant to

Section 1.4, by any CBKS Insiders who, immediately following the Merger, will be officers or directors of the Surviving Company subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.17 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable best efforts to cause the Merger, and to use its reasonable best efforts to take no action which would cause the Merger not, to qualify as a “Reorganization” within the meaning of Section 368(a) of the Code for federal income tax purposes.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of CBKS and CenterState, at or prior to the Closing Date, of the following conditions:

(a) Shareholder Approval. The CBKS Shareholder Approval shall have been obtained.

(b) Nasdaq Listing. The shares of CenterState Common Stock to be issued in exchange for CBKS Common Stock in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4, shall have become effective under the Securities Act and no stop order suspending the effectiveness of such registration pursuant to Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger, the Bank Merger, or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement in the manner provided herein, including the Merger and the Bank Merger, provided that (i) such Regulatory Approvals do not contain commitments, conditions, restrictions or understandings, whether contained in an approval letter or otherwise, which, individually or in the aggregate, would reasonably be expected to constitute a Material Adverse Effect on CenterState and CenterState Bank, N.A., taken as a whole, after giving effect to the transactions contemplated by this Agreement, (ii) such Regulatory Approvals do not require CenterState or CenterState Bank, N.A. to agree to any of the restrictions set forth in Confidential Exhibit 7.1(e) to this Agreement, and (iii) CenterState and CenterState Bank, N.A. shall not be required to agree to originate any loans or make any payments to any one or more third parties other than pursuant to contracts or commitments in effect as of the date hereof or as required or contemplated by this Agreement in order to procure such Regulatory Approvals (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(f) Tax Matters. Hacker, Johnson & Smith, PA shall have issued its written opinion, in form reasonably satisfactory to the Parties and addressed to the Parties (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Merger of CBKS Common Stock for CenterState Common Stock will not give rise to gain or loss to the shareholders of CBKS with respect to such exchange (except to the extent of any cash received), (iii) the holding period for the shares of CenterState Common Stock received in the Merger will include the holding period for the shares of CBKS Common Stock exchanged therefor, (iv) the basis in the shares of CenterState Common Stock received in the Merger will consist of the basis for the shares of CBKS Common Stock in exchange therefor (reduced by an amount of any cash received), and (v) neither CBKS nor CenterState will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code). Officers of each Party shall execute and deliver to Hacker, Johnson & Smith, PA certificates containing appropriate representations reasonably satisfactory in form and substance to such firm at such time or times as may be reasonably requested by such firm in connection with its delivery of such Tax Opinion. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of CBKS and CenterState.

7.2 Conditions to Obligations of CenterState. The obligation of CenterState to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by CenterState, at or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of CBKS set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 3.2(a) (Capitalization) regarding the number of outstanding shares of CBKS Common Stock, 3.2(b) (Capitalization) regarding the equity based awards outstanding, 3.7 (Absence of Changes), 3.13 (CBKS Information), and 3.31 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 3.7 (Absence of Changes), 3.13 (CBKS Information), and 3.31 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” or similar terms or phrases) in any such representation or warranty shall be disregarded. CenterState shall have received a certificate signed on behalf of CBKS by the Chief Executive Officer or the Chief Financial Officer of CBKS to the foregoing effect.

(b) Performance of Obligations of CBKS. CBKS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CenterState shall have received a certificate signed on behalf of CBKS by the Chief Executive Officer or the Chief Financial Officer of CBKS to such effect.

(c) Dissenting Shares. Dissenting Shares shall be less than five percent (5%) of the issued and outstanding CBKS Common Stock.

(d) No CBKS Material Adverse Effect. Since the date of this Agreement (i) no event shall have occurred which has resulted in a Material Adverse Effect on CBKS, and (ii) no condition, event, fact, circumstance or other occurrence shall have occurred that is reasonably expected to have or result in a Material Adverse Effect on CBKS.

(e) Matters Relating to 280G Taxes. CenterState shall be satisfied in its reasonable discretion, either through mutually agreeable pre-closing amendments or otherwise, that CBKS shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Code) under any change in control agreements, salary continuation agreements, employment agreements, benefit plans, or similar arrangements between CBKS and/or Community Bank and any officers, directors, or employees thereof.

(f) Matters Relating to Compensation Matters. All change in control agreements, salary continuation agreements, severance agreements, employment agreements, and similar compensation agreement between CBKS and/or Community Bank and any officer, director or employee shall be terminated as of the Effective Time.

(g) CBKS 401(k) Plan. CenterState shall have received such evidence and documentation as it shall have reasonably requested to establish that CBKS and/or Community Bank has effectuated the termination of their 401(k) Plan on or before the Effective Time, or has authorized the merger of such 401(k) Plan with a 401(k) plan of CenterState or a Subsidiary, as CenterState shall determine and effective as of the Effective Time.

(h) Consents and Approvals. Each Party shall have obtained any and all consents, approvals, authorizations, clearances, exemptions, waivers or similar affirmation required for consummation of the Merger or for the preventing of any default under any contract, agreement or permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CenterState after giving effect to the transactions contemplated by this Agreement.

7.3 Conditions to Obligations of CBKS. The obligation of CBKS to effect the Merger is also subject to the satisfaction or waiver by CBKS at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of CenterState set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement and (ii) true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that the representations and warranties in Sections 4.6 (Absence of Changes), 4.9 (CenterState Information), and 4.15 (Representations Not Misleading) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and provided further, that for purposes of the foregoing proviso, except with regard to the representations and warranties in Sections 4.6 (Absence of Changes), 4.9 (CenterState Information), and 4.15 (Representations Not Misleading), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects” or similar terms or phrases) in any such representation or warranty shall be disregarded. CBKS shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to the foregoing effect.

(b) Performance of Obligations of CenterState. CenterState shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CBKS shall have received a certificate signed on behalf of CenterState by the Chief Executive Officer or the Chief Financial Officer of CenterState to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the CBKS Shareholder Approval:

(i) by mutual consent of CBKS and CenterState in a written instrument authorized by the Boards of Directors of CBKS and CenterState;

(ii) by either CBKS or CenterState, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(a)(ii) if such denial is attributable to the failure of such Party to perform any covenant in this Agreement required to be performed prior to the Effective Time;

(iii) by either CBKS or CenterState, if the Merger shall not have been consummated on or before two hundred seventy (270) days following the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(iv) by either CBKS or CenterState (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of CBKS, in the case of a termination by CenterState, or CenterState, in the case of a termination by CBKS, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 (in the case of a termination by CenterState) or 7.3 (in the case of a termination by CBKS), and which is not cured within thirty (30) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(v) by CenterState if (i) the Board of Directors of CBKS (or any committee thereof) shall have failed to make the CBKS Board Recommendation or shall have made a Change in Recommendation, or (ii) CBKS shall have materially breached any of the provisions set forth in Section 6.7;

(vi) by CBKS prior to obtaining the CBKS Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.7; provided, however, that CBKS has (i) not materially breached the provisions of Section 6.7, and (ii) complied with its payment obligation under Section 8.4(a); and

(vii) by either CBKS or CenterState, if the provisions of Section 8.1(a)(v) are not applicable and the shareholders of CBKS fail to provide the CBKS Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.

(viii) By CBKS, if both of the following conditions are satisfied:

(a) The number obtained by dividing the Average Closing Price by $14.55 (the “CenterState Ratio”) is less than 0.80, and

(b) the difference between: (i) the number obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) less (ii) the CenterState Ratio is greater than 0.15.

subject, however, to the following three sentences. CBKS must elect to terminate this Agreement under this Section 8.1(a)(viii) within two days after the Determination Date. If CBKS elects to exercise its termination right pursuant to this Section 8.1(a)(viii), it shall give written notice to CenterState (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period). During the two-day period commencing with its receipt of such notice, CenterState shall have the option to increase the Per Share Stock Consideration by adjusting the Per Share Stock Consideration (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of $14.55, 0.80 and the Per Share Stock Consideration by (B) the Average Closing Price or (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Per Share Stock Consideration by (B) the CenterState Ratio. If CenterState so elects within such two-day period, it shall give prompt written notice to CBKS of such election and the amount of the increase in the Per Share Stock Consideration computed with reference to the Average Closing Price, whereupon no termination shall have occurred pursuant to this Section 8.1(a)(viii) and this Agreement shall remain in effect in accordance with its terms (except as the payment of such shares of CenterState Common Stock to holders of CBKS Common Stock).

For purposes of this Section 8.1(a)(viii), the following terms shall have the meanings indicated:

“Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

“Average Closing Price” shall mean the Average VWAP of the CenterState Common Stock over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

“CenterState Ratio” shall mean the number obtained by dividing the Average Closing Price by $14.55.

“Determination Date” shall mean the fifth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on any applicable date.

“Index Ratio” means the number obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” shall mean the closing price of the Index Group on the last trading day immediately preceding the date of this Agreement.

“Trading Day” means any day on which the NASDAQ Stock Market is open for trading; provided that, a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

“VWAP” means, on any Trading Day, the volume weighted average price per share of CenterState Common Stock.

If CenterState declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CenterState Common Stock shall be appropriately adjusted for the purposes of applying Section 1.4 and this Section 7.1.

8.2 Effect of Termination. In the event of termination of this Agreement by either CBKS or CenterState as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of CBKS, CenterState, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement; provided, however, that (i) this Section 8.2 and Sections 6.2(e), 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

8.3 Fees and Expenses. Except as provided in Section 8.4, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, provided that nothing contained herein shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful and material breach of any provision of this Agreement. Notwithstanding the foregoing, if any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by a Party against the other Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the other Party, in addition to any other relief to which such prevailing Party may be entitled.

8.4 Termination Fees.

(a) In recognition of the efforts, expenses and other opportunities foregone by CenterState while structuring and pursuing the Merger, if this Agreement is terminated pursuant to Section 8.1(a)(v) or Section 8.1(a)(vi), then (i) in the case of termination under Section 8.1(a)(v), CBKS shall, within three (3) Business Days after such termination, pay CenterState an amount equal to $2,500,000, and (ii) in the case of a termination under Section 8.1(a)(vi), CBKS shall, simultaneously with such termination and as a condition thereof, pay CenterState an amount equal to $2,500,000, in each case by wire transfer of same-day funds (the applicable amount to be paid pursuant to the immediately preceding clauses (i) and (ii) being the “CBKS Termination Fee”).

(b) If this Agreement is terminated by either Party under Section 8.1(a)(vii), and prior thereto there has been publicly announced (and not withdrawn) an Acquisition Proposal, then if within six (6) months of such termination CBKS or any of its Significant Subsidiaries either (i) enters into a definitive agreement with respect to such Acquisition Proposal or (ii) consummates such Acquisition Proposal, CBKS shall, within three (3) Business Days after the first to occur of the foregoing, pay CenterState the CBKS Termination Fee set forth in Section 8.4(a)(i) by wire transfer of same-day funds. For purposes of the immediately preceding clauses (i) and (ii), the references to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed to be references to fifty percent (50%).

(c) Notwithstanding anything to the contrary in this Agreement, other than in the case of a willful and material breach of this Agreement the payment of the CBKS Termination Fee pursuant to this Section 8.4 shall fully discharge CBKS from, and be the sole and exclusive remedy of the other Party with respect to, any and all losses that may be suffered by such other Party based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement. In no event shall CBKS be required to pay the CBKS Termination Fee on more than one occasion.

(d) The Parties agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of CBKS; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of CBKS, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement on the part of the other Party or (c) waive compliance with any of the agreements or conditions contained in this Agreement on the part of the Party. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Davenport, Florida time, at the offices of CenterState, on the first day of the calendar month after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date is determined by mutual agreement of the Parties (the “Closing Date”). For purposes of this Agreement, a “Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday, excluding federal holidays, on which CenterState Bank of Florida, N.A. is open for carrying on substantially all of its business functions.

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement other than this Section 9.2 shall survive the Effective Time, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including, without limitation, the agreements contained in Sections 6.3, 6.4, 6.5, and 6.6.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to CenterState, to:

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attn: Mr. John C. Corbett

Fax: (863) 419-7798

with a copy (which shall not constitute notice to CenterState) to:

Smith Mackinnon, PA

255 South Orange Avenue, Suite 1200

Orlando, Florida 32801

Attn: John P. Greeley, Esq.

Fax: (407) 843-2448

(b) if to CBKS, to:

Community Bank of South Florida, Inc.

28801 Southwest 157th Avenue

Homestead, Florida 33090

Attn: Robert L. Epling

Fax: (305) 245-2211

with a copy (which shall not constitute notice to CBKS) to:

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attn: Peter G. Weinstock, Esq.

Fax: (214) 880-0011

9.4 Interpretation.

(a) For the purposes of this Agreement, use of the phrase “to the knowledge” of CBKS or CenterState, as applicable, or reference to the knowledge or awareness of CBKS or CenterState, as applicable, means the actual knowledge of an executive officer of such Party or any of its Significant Subsidiaries after reasonable inquiry of subordinate officers who would reasonably be expected to have knowledge of such facts, events or circumstances.

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The word “or” as used in this Agreement shall not be exclusive.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re-enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h) If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed and delivered in two or more counterparts (including delivery by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.

9.8 Publicity. Neither CBKS nor CenterState shall, and neither CBKS nor CenterState shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of CenterState, in the case of a proposed announcement or statement by CBKS, or CBKS, in the case of a proposed announcement or statement by CenterState, but the parties may make any public disclosure or governmental filing as their legal advisors may deem necessary or appropriate to comply with legal obligations, including obtaining regulatory approval required to consummate the transactions contemplated by this Agreement, after consultation with the other party and its legal advisors; provided, however, that the parties shall agree to a press release to be issued within three (3) days of signing this Agreement that shall provide the names of the parties and the form and amount of the Purchase Price.

9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties hereto any rights or remedies under this Agreement.

9.10 Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11 Disclosure Schedule. Before entry into this Agreement, each Party delivered to the other a schedule (each a “CBKS Disclosure Schedule” or “CenterState Disclosure Schedule”, as the case may be) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing Party contained in Article III or Article IV, as applicable; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, “Previously Disclosed” or “previously disclosed” means information set forth by a Party in the applicable paragraph of its Disclosure Schedule or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, CenterState and CBKS have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CENTERSTATE BANKS, INC.

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

COMMUNITY BANK OF SOUTH FLORIDA, INC.

By:	/s/ Robert L. Epling
Robert L. Epling
President and Chief Executive Officer

Exhibit A

SHAREHOLDER VOTING AGREEMENT

This Shareholder Voting Agreement (this “Agreement”) is entered into as of the 5th day of October, 2015, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and the undersigned holder (“Shareholder”) of Common Stock (as defined herein).

RECITALS

WHEREAS, as of the date hereof, Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, $0.01 par value per share (the “Common Stock”), of Community Bank of South Florida, Inc. (“CBKS”), indicated on the signature page of this Agreement under the heading “Total Number of Shares of Common Stock Subject to this Agreement” (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the “Shares”);

WHEREAS, CenterState and CBKS propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, CBKS will merge with and into CenterState (the “Merger”); and

WHEREAS, as a condition to the willingness of CenterState to enter into the Merger Agreement, Shareholder is executing this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, CenterState entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by CenterState in connection therewith, Shareholder and CenterState, intending to be legally bound, hereby agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of CBKS, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by CenterState, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CBKS contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

Exhibit A-1

Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of CBKS, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

2. No Transfers. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as CenterState may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CenterState as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CenterState, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of CBKS other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock, other than any CBKS Stock Options. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement or the FBCA.

4. No Solicitation. From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of CBKS, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than CenterState) any information or data with respect to CBKS or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies

Exhibit A-2

with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders’ vote or action by consent of CBKS’s shareholders with respect to an Acquisition Proposal. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of CBKS or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person’s capacity as a member of the Board of Directors or as an officer of CBKS (or as an officer or director of any of its Subsidiaries) consistent with his or her fiduciary duties in such capacity under applicable law.

5. Irrevocable Proxy. Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint CenterState with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of CBKS, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of CBKS taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

6. Specific Performance; Remedies; Attorneys’ Fees. Shareholder acknowledges that it is a condition to the willingness of CenterState to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to CenterState if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CenterState will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CenterState has an adequate remedy at law. In addition, CenterState shall have the right to inform any third party that CenterState reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of CenterState hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder’s agreement with CenterState set forth in this Agreement may give rise to claims by CenterState against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Exhibit A-3

9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

10. Capacity as Shareholder. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of CBKS, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of CBKS or in any other capacity.

11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Waiver of Appraisal Rights; Further Assurances. To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CenterState, CBKS or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at CenterState’s request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

14. Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered by facsimile or other electronic transmission.

[Signature page follows.]

Exhibit A-4

IN WITNESS WHEREOF, CenterState has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock Subject to this Agreement:

Exhibit A-5

Exhibit B

PLAN OF MERGER AND MERGER AGREEMENT

COMMUNITY BANK OF FLORIDA, INC.

with and into

CENTERSTATE BANK OF FLORIDA, N.A.

under the charter of

CENTERSTATE BANK OF FLORIDA, N.A.

under the title of

“CENTERSTATE BANK OF FLORIDA, N.A.”

(“Resulting Bank”)

THIS AGREEMENT is made this 5th day of October, 2015, between CenterState Bank of Florida, N.A. (hereinafter referred to as “CenterState Bank of Florida, N.A.” and the “Resulting Bank”), a national banking association, with its main office located at 1101 First Street South, Winter Haven, Florida 33880; and Community Bank of Florida, Inc. (hereinafter referred to as “Community Bank” and, together with CenterState Bank of Florida, N.A., the “Banks”), a Florida banking corporation, with its main office located at 28801 Southwest 157th Avenue, Homestead, Florida 33090.

WHEREAS, at least a majority of the entire Board of Directors of CenterState Bank of Florida, N.A. has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of The National Bank Act (the “Act”);

WHEREAS, at least a majority of the entire Board of Directors of Community Bank has approved this Agreement and authorized its execution in accordance with Florida Statutes §658.42 and the Act; and

WHEREAS, CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A., and Community Bank of South Florida, Inc. which owns all of the outstanding shares of Community Bank, have entered into an Agreement and Plan of Merger (the “Plan of Merger, Inc.”) which, among other things, contemplates the merger of Community Bank of South Florida, Inc. with and into CenterState Banks, Inc., all subject to the terms and conditions of such Plan of Merger (the “BHC Merger”); and

WHEREAS, each of the Banks is entering this Agreement to provide for the merger of Community Bank with and into CenterState Bank of Florida, N.A., with CenterState Bank of Florida, N.A. being the surviving corporation of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, Community Bank shall be merged with and into CenterState Bank of Florida, N.A. (the “Merger”). Upon consummation of the Merger, CenterState Bank of Florida, N.A. shall continue its existence as the surviving company and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of Community Bank shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

Exhibit B-1

SECTION 2

The name of the Resulting Bank shall be “CenterState Bank of Florida, National Association,” or such other name as such bank may adopt prior to the Effective Time. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 1101 First Street South, Winter Haven, Florida 33880, as well as all of the banking offices of CenterState Bank, N.A. and the banking offices of Community Bank that are acquired in the Merger (which such banking offices are set forth on Exhibit A to this Agreement and shall continue to conduct operations after the closing of the Merger as branch offices of CenterState Bank of Florida, N.A.). The savings accounts of the Resulting Bank will be issued by the Resulting Bank in accordance with the Act.

SECTION 4

Immediately upon the Merger becoming effective, the amount of issued and outstanding capital stock of the Resulting Bank shall be the amount of capital stock of CenterState Bank of Florida, N.A. issued and outstanding immediately prior to the Merger becoming effective. Preferred stock shall not be issued by the Resulting Bank.

SECTION 5

All assets of Community Bank and the Resulting Bank, as they exist at the effective time of the Merger shall pass to and vest in the Resulting Bank without any conveyance or other transfer; and the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and the Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of Community Bank and the Resulting Bank existing as of the effective time of the Merger, all in accordance with the provisions of the Act.

SECTION 6

CenterState Bank of Florida, N.A. and Community Bank shall contribute to the Resulting Bank acceptable assets having a book value, over and above liability to its creditors, in such amounts as set forth on the books of CenterState Bank of Florida, N.A. and Community Bank at the time the Merger becomes effective.

SECTION 7

At the effective time of the Merger, each outstanding share of common stock of Community Bank shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of Community Bank shall, at the effective time of the Merger, be cancelled.

SECTION 8

Upon the Effective Time, the then outstanding shares of the CenterState Bank of Florida, N.A.’s Common Stock shall continue to remain outstanding shares of CenterState Bank of Florida, N.A.’s Common Stock, all of which shall continue to be owned by CenterState Banks, Inc.

Exhibit B-2

SECTION 9

The directors of the Resulting Bank following the Effective Time shall consist of those directors of CenterState Bank of Florida, N.A. as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of CenterState Bank of Florida, N.A. as of the Effective Time who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 10

This Agreement has been approved by CenterState Banks, Inc., which owns all of the outstanding shares of CenterState Bank of Florida, N.A. and by Community Bank of South Florida, Inc. which owns all of the outstanding shares of Community Bank.

SECTION 11

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

SECTION 12

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 13

Effective as of the time this Merger shall become effective, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of the Resulting Bank as in effect immediately prior to the time this Merger shall become effective.

SECTION 14

This Agreement shall terminate if and at the time of any termination of the Plan of Merger.

SECTION 15

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

Exhibit B-3

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have signed this Plan of Merger and Merger Agreement effective as of the date and year first set forth above.

CENTERSTATE BANK OF FLORIDA, N.A.

By:
John C. Corbett

As its: President and Chief Executive Officer

COMMNUNITY BANK OF FLORIDA, INC.

By:
Robert L. Epling

As its: President and Chief Executive Officer

Exhibit B-4

EXHIBIT A TO PLAN OF MERGER AND MERGER AGREEMENT

BANKING OFFICES OF THE RESULTING BANK

Main Office:

1101 First Street South

Winter Haven, FL 33880

Branch Offices:

3670 Havendale Boulevard

Auburndale, Florida 33823

1375 North Broadway

Bartow, Florida 33831

10990 U.S. Highway 441 Southeast

Belleview, Florida 34420

1515 North Federal Highway, Suite 100

Boca Raton, Florida 33432

7301 West Palmetto Park Road

Boca Raton, Florida 33433

102 West Robertson Street

Brandon, Florida 33511

12435 Cortez Boulevard

Brooksville, Florida 34613

114 Belt Drive

Bushnell, Florida 33513

205 South W.C. Owen Avenue

Clewiston, Florida 33440

3301 North University Drive, Suite 110

Coral Springs, Florida 33065

500 North Summit Street

Crescent City, Florida 32112

14045 Seventh Street

Dade City, Florida 33525

100 East Polo Park

Davenport, Florida 33837

42725 Highway 27

Davenport, Florida 33837

909 SE 5th Avenue

Delray Beach, Florida 33483

1 Eastgate Square

East Palatka, Florida 32131

15830 U.S. Hwy 441

Eustis, Florida 32726

Exhibit B-5

302 W. Palm Drive

Florida City, Florida 33034

2419 East Commercial Blvd., Suite 102

Ft. Lauderdale, Florida 33408

901 East Las Olas Blvd., Suite 103

Ft. Lauderdale, Florida 33301

5001 Okeechobee Road

Ft. Pierce, Florida 34947

1105 W. Broad Street

Groveland, Florida 34736

36205 Highway 27

Haines City, Florida 33844

36099 U.S. Highway 27

Haines City, Florida 33844

28801 SW 157th Avenue

Homestead, Florida 33033

15600 SW 288 Street

Homestead, Florida 33033

809 N. Flagler Avenue

Homestead, Florida 33030

2804 NE 8th Street

Homestead, Florida 33030

1120 S.R. 20

Interlachen, Florida 32148

1234 King Street

Jacksonville, Florida 32204

2922 Corinthian Avenue

Jacksonville, Florida 32210

7077 Bonneval Road

Jacksonville, Florida 32216

100150 Overseas Highway

Key Largo, Florida 33037

349 W. Oak Street

Kissimmee, Florida 34741

45 Bridge Street

Labelle, Florida 33935

500 South Florida Avenue

Lakeland, Florida 33801

4719 South Florida Avenue

Lakeland, Florida 33803

3221 S. Florida Avenue

Lakeland, Florida 33803

155 Lake Shore Way

Lake Alfred, Florida 33850

Exhibit B-6

300 West Central Avenue

Lake Wales, Florida 33853

4144 Ashton Club Drive

Lake Wales, Florida 33859

903 West North Boulevard

Leesburg, Florida 34748

19990 SW 177th Avenue

Miami, Florida 33187

18765 S. Dixie Highway

Miami, Florida 33157

763 East 3rd Avenue

New Smyrna Beach, Florida 32169

406 East Silver Springs Boulevard

Ocala, Florida 34470

7755 S.W. 65th Avenue

Ocala, Florida 34476

811 N.E. 36th Avenue

Ocala, Florida 34470

4905 N.W. Blichton Road

Ocala, Florida 34482

2100 S. Parrott Avenue

Okeechobee, Florida 34974

945 South Orange Avenue

Orlando, Florida 32806

12285 S. Orange Blossom Trail

Orlando, Florida 32837

10891 N. Military Trail

Palm Beach Gardens, Florida 33410

305 South Wheeler Street

Plant City, Florida 33563

850 Cypress Parkway

Poinciana, Florida 34759

9815 S. U.S. Hwy 1

Port St. Lucie, Florida 34952

24701 S. Dixie Highway

Princeton, Florida 33032

2801 Thirteenth Street

St. Cloud, Florida 34769

10101 Bloomingdale Avenue

Riverview, Florida 33578

420 West First Street

Sanford, Florida 32771

4898 East Irlo Bronson Memorial Highway

St. Cloud, Florida 34771

Exhibit B-7

2400 S.E. Monterey Road, Suite 100

Stuart, Florida 34996

91390 Overseas Highway

Tavernier, Florida 33070

1815 State Road 60 East

Valrico, Florida 33594

855 21st Street

Vero Beach, Florida 32960

7722 State Road 544 East

Winter Haven, Florida 33881

1500 Lee Road

Winter Park, Florida 32789

6930 Gall Boulevard

Zephyrhills, Florida 33542

Exhibit B-8

Exhibit C

NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

This Non-Competition and Non-Disclosure Agreement (the “Agreement”), is entered into as of the 5th day of October, 2015, by and between CenterState Banks, Inc., a Florida corporation (“CenterState”), and                     , an individual resident of the State of Florida (“Director”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of October 5, 2015 (the “Merger Agreement”) by and between CenterState and Community Bank of South Florida, Inc., a Florida corporation (“CBKS”), CBKS will merge with and into CenterState (the “Merger”), as a result of which Community Bank, a Florida state-chartered bank and wholly owned subsidiary of CBKS (“Community Bank”), will merge with and into CenterState Bank, N.A., a national banking association and wholly owned subsidiary of CenterState (“CenterState Bank, N.A.”);

WHEREAS, Director is a shareholder of CBKS and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director is expected to receive significant consideration in exchange for the shares of CBKS Common Stock (as defined in the Merger Agreement) held by Director;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of CBKS, and, therefore, Director has knowledge of the Confidential Information and Trade Secrets (each as hereinafter defined); and

WHEREAS, as a result of the Merger, CenterState will succeed to all of the Confidential Information and Trade Secrets, for which CenterState, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration and desires reasonable protection; and

WHEREAS, it is a material prerequisite to the consummation of the Merger that certain directors of CBKS, including Director, enter into this Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, CenterState and Director, each intending to be legally bound, covenant and agree as follows:

1. Restrictive Covenants.

(a) Director acknowledges that (i) CenterState has separately bargained for the restrictive covenants in this Agreement; and (ii) the types and periods of restrictions imposed by the covenants in this Agreement are fair and reasonable to Director and such restrictions will not prevent Director from earning a livelihood.

(b) Having acknowledged the foregoing, solely in the event that the Merger is consummated, Director covenants and agrees with CenterState as follows:

(i) From and after the Effective Time, Director will not disclose or use any Confidential Information or Trade Secret for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose, except for any disclosure that is required by applicable law or court order. In the event that Director is required by law or court order to disclose any Confidential Information, Director will: (i) if and to the extent permitted by such law or court order provide CenterState with prompt notice of such requirement prior to the disclosure so that CenterState may waive the requirements of this Agreement or seek an appropriate protective order at CenterState’s sole expense; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential

Exhibit C-1

Information disclosed will be accorded confidential treatment. If, in the absence of a waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is required to be disclosed.

(ii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), on Director’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of CenterState, CenterState Bank, N.A., CBKS or Community Bank (each a “Protected Party”), including actively sought prospective customers of CBKS Bank as of the Effective Date, for the purpose of providing products or services that are Competitive (as hereinafter defined) with those offered or provided by any Protected Party.

(iii) Except as expressly provided on Schedule I to this Agreement, for a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not (except on behalf of or with the prior written consent of CenterState), either directly or indirectly, on Director’s own behalf or in the service or on behalf of others, act as a director, manager, officer or employee of any business which is the same as or essentially the same as the business conducted by any Protected Party and which has an office located within the Restricted Territory.

(iv) For a period beginning at the Effective Time and ending two (2) years after the Effective Time, Director will not on Director’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of any Protected Party, whether or not such employee is a full-time employee or a temporary employee of such Protected Party, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for such Protected Party; provided, that the foregoing will not prevent the placement of any general solicitation of employment not specifically directed towards employees of any Protected Party or hiring any such person as a result thereof.

(c) For purposes of this Section 1, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of any Protected Party.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of CBKS and its subsidiaries, including Community Bank, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Director or of which Director became aware as a consequence of Director’s relationship with CBKS;

(C) having value to CBKS and, as a result of the consummation of the transactions contemplated by the Merger Agreement, CenterState; and

(D) not generally known to competitors of CBKS or CenterState.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that the terms “Confidential Information” and “Trade Secrets” shall not mean data or information that (x) has been disclosed to the public, except where such public disclosure has been made by Director without authorization from CBKS or CenterState, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

Exhibit C-2

(iii) “Restricted Territory” shall mean Miami-Dade, Monroe and each contiguous county.

(iv) “Trade Secret” shall mean information, without regard to form, including technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(d) Director acknowledges that irreparable loss and injury would result to CenterState upon the breach of any of the covenants contained in this Section 1 and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, CenterState may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Director of any covenant contained in this Section 1, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 1 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

2. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 3) or (z) in the case of CenterState only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 2), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 2.

If to CenterState:	CenterState Banks, Inc.
42745 U.S. Highway 27
Davenport, Florida 33837
Attn: Chief Executive Officer
Fax: (863) 419-7788

If to Director:	The address of Director’s principal residence as it appears in CBKS’s records as of the date hereof.

3. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof.

4. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and CenterState. No waiver by

Exhibit C-3

either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

5. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

6. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

8. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions. For the avoidance of doubt, nothing contained herein shall restrict Director from enforcing Director’s rights that are not Released Claims under the Claims Letter between CenterState and Director dated as of the date hereof, including but not limited to Director’s rights under Section 6.6 of the Merger Agreement.

[Signature page follows.]

Exhibit C-4

IN WITNESS WHEREOF, Director has executed and delivered this Agreement, and CenterState has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

CENTERSTATE BANKS, INC.

By:
John C. Corbett
President and Chief Executive Officer

Director:

Exhibit C-5

Schedule I

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in Sections 3(b)(ii) and (iii) shall not apply to any of the following activities of Director:

1.	The provision of legal services by Director to any person.

2.	The offer and sale of insurance products by Director to any person.

3.	The provision of investment advisory and brokerage services by Director to any person.

4.	The provision of private equity/venture capital financing by Director to any person.

5.	The provision of accounting services by Director to any person.

Exhibit C-6

Exhibit D

CLAIMS LETTER

October 5, 2015

CenterState Banks, Inc.

42745 U.S. Highway 27

Davenport, Florida 33837

Attention: John C. Corbett

Gentlemen:

This letter is delivered pursuant the Agreement and Plan of Merger, dated as of October 5, 2015 (the “Merger Agreement”), by and among Community Bank of South Florida, Inc. (“CBKS”), and CenterState Banks, Inc. (“CenterState”).

Concerning claims which the undersigned may have against CBKS or any of its subsidiaries in my capacity as an officer, director or employee, of CBKS or any of its subsidiaries, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

1. Definitions. Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

2. Release of Certain Claims.

(a) The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, each CBKS Entity, and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Released Parties”) of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, “Claims”), which the undersigned, solely in his capacity as an officer, director or employee of any CBKS Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a “Released Claim,” and collectively, the “Released Claims”), except for (i) compensation for services that have accrued but not yet been paid in the ordinary course of business consistent with past practice or other contract rights relating to severance, employment, stock options and restricted stock grants which have been disclosed in writing to CenterState on or prior to the date of the Merger Agreement, and (ii) the items listed in Section 2(b) below.

(b) For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

(i) any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any CBKS Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and an CBKS Entity, (B) Claims as a depositor under any deposit account with any CBKS Entity, (C) Claims as the holder of any Certificate of Deposit issued by any CBKS Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any CBKS Entity; (E) Claims in his or her capacity of a shareholder of CBKS; and (F) Claims as a holder of any check issued by any other depositor of any CBKS Entity;

Exhibit D-1

(ii) the Claims excluded in (i) and (ii) of Section 2(a) above; and

(iii) any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.6 of the Merger Agreement.

3. Forbearance. The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

4. Miscellaneous.

a. This letter shall be governed and construed in accordance with the laws of the State of Florida (other than the choice of law provisions thereof).

b. This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

c. This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

d. This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

e. The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned’s rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

f. This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of CenterState to pay the Merger Consideration under the Merger Agreement or to comply with its obligations set forth in Section 6.6 of the Merger Agreement, either of which shall cause this Release to terminate and be void ab initio).

g. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

h. IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER,

Exhibit D-2

ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

i. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Polk County, Florida. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Florida in Polk County or the United States District Court, Middle District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,

Signature of Officer or Director

Name of Officer or Director

Exhibit D-3

On behalf of CenterState Banks, Inc., I hereby acknowledge receipt of this letter as of this 5th day of October, 2015.

CENTERSTATE BANKS, INC.

By:

Name:	John C. Corbett
Title:	President and Chief Executive Officer

Exhibit D-4

Appendix B

The Bank Advisory Group, L.L.C.

Bank M&A Specialists • Bank Stock Appraisers

October 1, 2015

Board of Directors

Community Bank of South Florida, Inc.

Homestead, Florida

Gentlemen:

You have requested that The Bank Advisory Group, L.L.C. (“The Bank Advisory Group”) act as an independent financial analyst and advisor on behalf of Community Bank of South Florida, Inc., Homestead, Florida (“CBKS”). Specifically, we have been asked to render advice and analysis in connection with the proposed acquisition of CBKS (the “Merger”) by CenterState Banks, Inc., Davenport, Florida (“CenterState”). In our role as an independent financial analyst, you have requested our opinion with regard to the financial fairness — from the perspective of the common shareholders of CBKS — of the financial terms of the Merger pursuant to the provisions of the Agreement and Plan of Merger by and between CenterState and CBKS and dated October 5, 2015 (the “Agreement”).

In conjunction with our review of the Agreement, our understanding is that CenterState proposes to consummate the Merger pursuant to the following financial terms:

•	Each share of CBKS common stock, par value $0.50 per share (the “CBKS Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall cease to be outstanding and converted into and represent the right to receive merger consideration equal to $13.31 per share (the “Per Share Merger Consideration”), resulting in aggregate merger consideration totaling $66,237,495 (the “Merger Consideration”) for all of the CBKS Common Stock issued and outstanding.

•	50% of the Merger Consideration will consist of cash, resulting in cash merger consideration totaling $33,118,747.50 (the “Cash Merger Consideration”). And, the other 50% of the Merger Consideration will consist of CenterState common stock, par value $0.01 per share, (the “CenterState Common Stock”) valued at $14.55 per share, resulting in a fixed exchange ratio of 0.9148 shares of CenterState Common Stock for each share of CBKS Common Stock (the “Stock Merger Consideration”).

•	Thus, at the election of the holder, each share of CBKS Common Stock is entitled to either: (i) 13.31 in cash; or (ii) 0.9148 shares of CenterState Common Stock. However, in no instance will the Cash Merger Consideration exceed $33,118,747.50 in aggregate, nor will the Stock Merger Consideration exceed $33,118,747.50 in aggregate. Accordingly, to the extent shareholders of CBKS Common Stock oversubscribe for Cash Merger Consideration / undersubscribe for Stock Merger Consideration, or undersubscribe for Cash Merger Consideration / oversubscribe for Stock Merger Consideration, both Cash Merger Consideration and Stock Merger Consideration will be allocated proportionately among shareholders of CBKS Common Stock to achieve the desired 50% / 50% split for Cash Merger Consideration and Stock Merger Consideration.

15100 Gebron Drive • Austin, Texas 78734 — 6304 • Telephone (512) 263-8800 • Facsimile (512) 669-7700

www.bankadvisory.com

Board of Directors

Community Bank of South Florida, Inc.

October 1, 2015

•	Dissenting Shares will not be converted into the right to receive Merger Consideration, as noted above, but rather will have the right to receive consideration determined by relevant provisions of Sections 607.1301 to 607.1333 of the Florida Business Corporation Act.

The Bank Advisory Group is a specialized consulting firm focusing on providing stock valuations together with traditional merger & acquisition advisory services exclusively to financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based financial institutions. As part of its line of professional services, The Bank Advisory Group specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide.

Prior to its retention for this assignment, The Bank Advisory Group provided stock valuation and consultation services to CBKS for professional fees totaling $31,050 over the prior six years, an amount immaterial to the total revenues of The Bank Advisory Group over that period of time. Additionally, prior to its retention for this assignment, The Bank Advisory Group has not provided any services to nor has it received any professional fees from CenterState.

In connection with this opinion and with respect to both CBKS and its subsidiary bank, Community Bank of Florida, Inc., we have reviewed, among other things:

1.	Comparative audited financial statements for CBKS, at and for the fiscal years ended December 31, 2013 and 2014;

2.	Consolidated financial statements for CBKS presented on form F.R. Y-9C for the years ended December 31, 2011 — 2014, as filed with the Federal Reserve System;

3.	Parent Company Only financial statements for CBKS, as filed with the Federal Reserve System, for the years ended December 31, 2011 — 2014, as presented on form F.R. Y-9LP, and at and for the six-month period ended June 30, 2015, as presented on form F.R. Y-9SP;

4.	Internal financial statements for Community Bank of Florida, Inc. at and for the eight-month period ended August 31, 2015;

5.	Reports of Condition and Income for Community Bank of Florida, Inc. at and for the years ended December 31, 2011 — 2014, and at and for the six-month period ended June 30, 2015;

6.	Certain internal financial analyses and forecasts for CBKS and Community Bank of Florida, Inc. prepared by its management, including projections of future performance;

7.	For CBKS and/or Community Bank of Florida, Inc., certain other summary materials and analyses with respect to its loan portfolio, securities portfolio, wholesale funding, fixed assets, and operations including, but not limited to: (i) a budgeted balance sheet and income statement for fiscal years 2015 — 2017; (ii) schedules of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economy, (iii) analyses concerning the adequacy of the allowance for loan losses, (iv) schedules of “other real estate owned,” including current carrying values and recent appraisal values, and (v) schedules of securities, detailing book values, market values, and lengths to maturity; and,

8.	Such other information regarding CBKS and Community Bank of Florida, Inc. that we deemed relevant to this assignment.

Board of Directors

Community Bank of South Florida, Inc.

October 1, 2015

In connection with this opinion and with respect to CenterState, we have reviewed, among other things:

1.	Quarterly financial statements, included in the CenterState quarterly report on Form 10-Q, as filed with the U.S. Securities and Exchange Commission, for the quarterly period ended June 30, 2015;

2.	Comparative audited consolidated financial statements, included in the CenterState annual reports on Form 10-K, as filed with the U.S. Securities and Exchange Commission, at and for the fiscal years ended December 31, 2013 and 2014;

3.	The proxy statement for CenterState’s annual shareholders meeting held on April 30, 2015, included in CenterState’s Schedule 14A, as filed with the U.S. Securities and Exchange Commission;

4.	Consolidated financial statements presented on form F.R. Y-9C, and parent company only financial statements presented on form F.R. Y-9LP, for the years ended December 31, 2011 — 2014, and at and for the six-month period ended June 30, 2015, as filed with the Federal Reserve System;

5.	Equity research reports regarding CenterState prepared by various analysts who cover the financial institutions sector;

6.	CenterState’s Investor Presentation dated September 9, 2015, presented at the Raymond James 2015 U.S. Bank Conference;

7.	A listing of institutional ownership positions in CenterState Common Stock and recent Insider Transactions of CenterState Common Stock; and,

8.	Such other information regarding CenterState that we deemed relevant to this assignment.

In connection with this opinion and with respect to the Merger, we have reviewed, among other things:

1.	The Agreement that sets forth, among other items, the terms, conditions to closing, pending litigation against both CBKS and CenterState, and representations and warranties of CBKS and CenterState;

2.	The financial terms and price levels for selected commercial banking organizations with assets between $350 million and $700 million, and a return on average assets (“ROA”) between 0.25% and 1.00%, recently acquired in the United States — and more specifically in the Southeastern US states of Florida, Alabama, Georgia, North Carolina, and South Carolina — together with the financial performance and condition of such banking organizations;

3.	Market price levels, as of September 23, 2015, and related fundamental financial characteristics, as publicly-available, of selected banking organizations based in Florida and Georgia with exchange-traded common stocks and market capitalization between $250 million and $1.5 billion, utilizing financial information as of June 30, 2015;

4.	The three-year growth/decline in the market price levels of the following commercial banking indices: SNL U.S. Banks, SNL Small Cap U.S. Banks, and SNL Mid Cap U.S. Banks; and,

5.	Such other information — including financial studies, analyses, investigations, and economic and market criteria — that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion — not a certification of value. Furthermore, our opinion is focused exclusively upon the value impact of the Merger on shareholders of CBKS and thus is not intended, nor should it be construed, to provide specific legal, regulatory, tax, or accounting advice in connection with the subject transaction.

Board of Directors

Community Bank of South Florida, Inc.

October 1, 2015

We have relied upon the information provided by the managements of CBKS and CenterState, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of CBKS or CenterState. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of CBKS or CenterState since the date of the last financial statements made available to us. We have met with the management of CBKS and have had discussions with the Management of CenterState regarding the relevant information that has been provided to us, and nothing has come to our attention that would lead us to conclude that the foregoing reliances and assumptions are unfounded or without merit.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, it is our opinion that the terms of the Merger, including, without limitation, the Merger Consideration, are fair, from a financial point of view, to the holders of CBKS Common Stock.

This opinion is available for disclosure to the shareholders of Community Bank of South Florida, Inc. Accordingly, we hereby consent to the reference to this opinion and to our Firm in any disclosure materials provided to the shareholders of CBKS in conjunction with the Form S-4 Registration Statement.

Respectfully submitted,

The Bank Advisory Group, L.L.C.

By

Appendix C

FLORIDA DISSENTERS’ RIGHTS LAW

607.1301    Appraisal rights; definitions.

— The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History. — s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302    Right of shareholders to appraisal. —

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(g) An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(h) An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(i) A merger, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(j) A merger, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History. — s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267; s. 5, ch. 2014-209.

607.1303    Assertion of rights by nominees and beneficial owners. —

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History. — s. 23, ch. 2003-283.

607.1320    Notice of appraisal rights. —

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History. — s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321    Notice of intent to demand payment. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History. — s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322    Appraisal notice and form. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.	The shareholder’s name and address.

2.	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.	That the shareholder did not vote for the transaction.

4.	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1.	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.	A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.	The corporation’s estimate of the fair value of the shares.

4.	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.	That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.	The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1.	Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.	A copy of ss. 607.1301-607.1333.

History. — s. 26, ch. 2003-283

607.1323    Perfection of rights; right to withdraw. —

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History. — s. 27, ch. 2003-283.

607.1324    Shareholder’s acceptance of corporation’s offer. —

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History. — s. 28, ch. 2003-283.

607.1326    Procedure if shareholder is dissatisfied with offer. —

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History. — s. 29, ch. 2003-283.

607.1330    Court action. —

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History. — s. 2, ch. 2004-378.

607.1331    Court costs and counsel fees. —

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History. — s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332    Disposition of acquired shares. —

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History. — s. 31, ch. 2003-283.

607.1333    Limitation on corporate payment. —

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (1)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History. — s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder. Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Article VI of the Bylaws of the Company provides for indemnification of the Company’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the Bylaws is set forth in Exhibit 3.2 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Company and each person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Company’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Company of any other indemnification rights and remedies. The Company also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Company would have the power to indemnify such person under the Bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

2.1	-	Agreement and Plan of Merger dated October 5, 2015 between Community Bank of South Florida, Inc. and CenterState Banks, Inc. (attached as Appendix A to the proxy statement/prospectus) Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. CenterState Banks, Inc. hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

3.1	-	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, File No. 333-95087, dated January 20, 2000 (the “Initial Registration Statement”))

3.2	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K dated April 25, 2006)

3.3	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2009)

3.4	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K dated March 4, 2010)

3.5	-	Bylaws (incorporated by reference to Exhibit 3.2 to the Initial Registration Statement)

3.6	-	Amendment to Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Form 10-K dated March 7, 2008)

3.7	-	Articles of Amendment to the Articles of Incorporation authorizing the Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated November 24, 2008.)

3.8	-	Articles of Amendment to the Articles of Incorporation increasing the number of authorized common shares from 40,000,000 to 1000,000,000 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2015.)

3.9	-	Specimen Stock Certificate of CenterState Banks, Inc. (Incorporated by reference to Exhibit 4.2 to the Registration Statement.)

5.1	-	Legal Opinion of Smith Mackinnon, PA as to the validity of the Common Stock being offered hereby*

8.1	-	Tax Opinion and consent of Hacker, Johnson & Smith, P.A.*

10.1	-	Form of Shareholder Voting Agreement dated as of October 5, 2015 between CenterState Banks, Inc. and each of the directors of Community Bank of South Florida, Inc. (attached as Exhibit A to the Agreement and Plan of Merger which is attached as Exhibit 2.1 to this registration statement)

10.2	-	Form of Non-Competition and Non-Disclosure Agreement, by and between CenterState Banks, Inc. and each of the non-employee directors of Community Bank of South Florida, Inc. (attached as Exhibit C to the Agreement and Plan of Merger which is Exhibit 2.1 to this registration statement)

10.3	-	Employment Agreement between CenterState Bank of Florida, N.A. and Robert L. Epling dated as of October 5, 2015*

21.1	-	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K dated March 4, 2013)

23.1	-	Consent of Crowe Horwath LLP*

23.2	-	Consent of Hacker, Johnson & Smith, P.A. (included in Exhibit 8.1)*

23.3	-	Consent of Smith Mackinnon, P.A. (included in Exhibit 5.1)*

23.4	-	Consent of Bank Advisory Group, LLC*

24	-	Power of Attorney (included with signature pages to this Registration Statement)

99.1	-	Form of Proxy to be used at Community Bank of South Florida, Inc. Special Shareholders Meeting

99.3	-	Form of Election Form to be mailed to shareholders of Community Bank of South Florida, Inc.

*	Previously filed

(b)	Financial Statement Schedules

Not applicable.

Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

(c)	Reports, Opinions or Appraisals

(1)	Opinion of Bank Advisory Group, LLC (included as Appendix B to the proxy statement/prospectus contained in this Registration Statement)

Item 22. Undertakings

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Davenport, Florida, on January 15, 2016.

CenterState Banks, Inc.

/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

/s/ James J. Antal
James J. Antal
Senior Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ernest S. Pinner and James J. Antal, for himself and not for one another, and each and either of them and his substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities on January 15, 2016.

Signature	Title

*	Executive Chairman, and Director
Ernest S. Pinner

/s/ James J. Antal James J. Antal	Senior Vice President and Chief Financial Officer (Principal financial officer and principal accounting Officer)

*	Director
James H. Bingham

*	Director
G. Robert Blanchard, Jr.

*	Director
C. Dennis Carlton

*	Director
Michael F. CiFerri

Signature	Title

/s/ John C. Corbett	Director and President and Chief Executive Officer
John C. Corbett

*	Director
Griffin A. Greene

*	Director
Charles W. McPherson

*	Director
George Tierso Nunez, II

*	Director
Thomas E. Oakley

*	Director
William Knox Pou, Jr.

*	Director
Daniel R. Richey

*	Director
Joshua A. Snively

* By:	/s/ James J. Antal
as Attorney-in-Fact

INDEX TO EXHIBITS

2.1	-	Agreement and Plan of Merger dated October 5, 2015 between Community Bank of South Florida, Inc. and CenterState Banks, Inc. (attached as Appendix A to the proxy statement/prospectus) Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. CenterState Banks, Inc. hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

3.1	-	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4, File No. 333-95087, dated January 20, 2000 (the “Initial Registration Statement”))

3.2	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K dated April 25, 2006)

3.3	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2009)

3.4	-	Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.6 to the Company’s Form 10-K dated March 4, 2010)

3.5	-	Bylaws (incorporated by reference to Exhibit 3.2 to the Initial Registration Statement)

3.6	-	Amendment to Bylaws (incorporated by reference to Exhibit 3.4 to the Company’s Form 10-K dated March 7, 2008)

3.7	-	Articles of Amendment to the Articles of Incorporation authorizing the Preferred Shares (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated November 24, 2008.)

3.8	-	Articles of Amendment to the Articles of Incorporation increasing the number of authorized common shares from 40,000,000 to 1000,000,000 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K dated December 16, 2015.)

3.9	-	Specimen Stock Certificate of CenterState Banks, Inc. (Incorporated by reference to Exhibit 4.2 to the Registration Statement.)

5.1	-	Legal Opinion of Smith Mackinnon, PA as to the validity of the Common Stock being offered hereby*

8.1	-	Tax Opinion and consent of Hacker, Johnson & Smith, P.A.*

10.1	-	Form of Shareholder Voting Agreement dated as of October 5, 2015 between CenterState Banks, Inc. and each of the directors of Community Bank of South Florida, Inc. (attached as Exhibit A to the Agreement and Plan of Merger which is attached as Exhibit 2.1 to this registration statement)

10.2	-	Form of Non-Competition and Non-Disclosure Agreement, by and between CenterState Banks, Inc. and each of the non-employee directors of Community Bank of South Florida, Inc. (attached as Exhibit C to the Agreement and Plan of Merger which is Exhibit 2.1 to this registration statement)

10.3	-	Employment Agreement between CenterState Bank of Florida, N.A. and Robert L. Epling dated as of October 5, 2015*

21.1	-	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K dated March 4, 2013)

23.1	-	Consent of Crowe Horwath LLP*

23.2	-	Consent of Hacker, Johnson & Smith, P.A. (included in Exhibit 8.1)*

23.3	-	Consent of Smith Mackinnon, P.A. (included in Exhibit 5.1)*

23.4	-	Consent of Bank Advisory Group, LLC*

24	-	Power of Attorney (included with signature pages to this Registration Statement)

99.1	-	Form of Proxy to be used at Community Bank of South Florida, Inc. Special Shareholders Meeting

99.3	-	Form of Election Form to be mailed to shareholders of Community Bank of South Florida, Inc.

*	Previously filed